Exhibit 10.1

ALPINVEST

BLACKSTONE

CARLYLE

CENTERVIEW

HELLMAN & FRIEDMAN

KKR

THOMAS H. LEE PARTNERS

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À R.L.

NIELSEN HOLDINGS N.V.

VALCON ACQUISITION B.V.

THE NIELSEN COMPANY B.V.

AMENDED AND RESTATED SHAREHOLDERS’

AGREEMENT

REGARDING

NIELSEN HOLDINGS N.V.

January 31, 2011

Clifford Chance LLP

Droogbak 1A

1013 GE Amsterdam

The Netherlands

	9.1	Representations and Warranties of the Investors	24

10.	Additional Covenants and Agreements		25

	10.1	Directors’ Fees and Expenses	25

	10.2	Corporate Opportunities	25

	10.3	Non-Competition	26

	10.4	Non-Solicitation	27

	10.5	Access to Information, Financial Statements, Confidentiality and Public Announcements	28

	10.6	Offering Expenses	29

	10.7	VCOC Management Rights Agreements	29

11.	Miscellaneous		31

	11.1	Waiver; Amendment	31

	11.2	Effectiveness; Termination	31

	11.3	Notices	32

	11.4	Applicable Law	32

	11.5	Nielsen Holdings not Party to Voting Arrangements	32

	11.6	Disputes	32

	11.7	Assignment	33

	11.8	Specific Performance	33

	11.9	Fiduciary Duties; Exculpation Clause	33

	11.10	No Recourse	33

	11.11	Further Assurances	34

	11.12	Several Obligations	34

	11.13	Third Parties	34

	11.14	Entire Agreement	34

	11.15	Titles and Headings	34

	11.16	Binding Effect	34

	11.17	Severability	35

	11.18	Counterparts	35

Schedule 1 Investors			1

Schedule 2 Initial Members of Boards and committees			2

Part A Nielsen Holdings Non-Executive Directors			2

Part B Sponsor Committee			2

Part C TNC Managing Directors			2

Part D TNC Supervisory Directors			2

Part E AUDIT committee			3

Part F compensation committee			3

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is amended and restated as of January 31, 2011 among:

(1)	Each of the AlpInvest Funds (as listed in Schedule 1, together “AlpInvest”);

(2)	Each of the Blackstone Funds (as listed in Schedule 1, together “Blackstone”);

(3)	Each of the Carlyle Funds (as listed in Schedule 1, together “Carlyle”);

(4)	Each of the Centerview Funds (as listed in Schedule 1, together “Centerview”);

(5)	Each of the Hellman & Friedman Funds (as listed in Schedule 1, together “Hellman & Friedman”);

(6)	Each of the KKR Funds (as listed in Schedule 1, together “KKR”);

(7)	Each of the Thomas H. Lee Partners Funds (as listed in Schedule 1, together “Thomas H. Lee Partners”);

(8)	VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À R.L., a private limited company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 59, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg (“Luxco”);

(9)	NIELSEN HOLDINGS N.V., a public company with limited liability (naamloze vennootschap), incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 3424 8449 (“Nielsen Holdings”);

(10)	VALCON ACQUISITION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 34241179 (“Bidco”); and

(11)	THE NIELSEN COMPANY B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 34036267 (“TNC”).

Each of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Centerview Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds, and their respective permitted successors and assigns, are collectively referred to herein as the “Investors” and each of them is referred to as an “Investor”. The Investors, Luxco, Nielsen Holdings, Bidco and TNC are collectively referred to herein as the “Parties”.

WHEREAS:

(A)	Immediately after the Closing Date IPO, Luxco will hold 270,746,445 shares of Common Stock. The Investors hold securities in Luxco.

(B)	This Agreement was originally entered into by certain of the Parties (other than Centerview) on 21 December 2006, has been amended from time to time and was last amended by an Amendment Agreement between certain of the Parties dated 4 September 2009.

(C)	In connection with the IPO, Centerview wishes to adhere to this Agreement as an Investor and the Parties wish to terminate the Centerview Investment Agreement and to further amend and restate the shareholders agreement relating to The Nielsen Company B.V., which was originally entered into on 21 December 2006 and last amended on 4 September 2009 (the “Current Shareholders’ Agreement”) such that it reads as set out below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

“Accession Agreement” shall mean an agreement substantially in the form of Schedule 8;

“ADSs” shall mean American Depositary Shares;

“Affiliate”, “Affiliated Fund” and “Affiliated Investor” shall mean (a) with respect to any Investor, any other Person Controlled directly or indirectly by such Investor, Controlling directly or indirectly such Investor or directly or indirectly under the same Control as such Investor, or, in each case, a successor entity to such Investor, provided, however, that (i) Affiliate or Affiliated Fund shall not include Luxco or any of its direct and indirect subsidiaries or any other portfolio companies of the relevant Investor or its Affiliates and (ii) with respect to each of the AlpInvest Funds, Affiliate or Affiliated Fund shall not include Stichting Pensioenfonds ABP, Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen or any of their respective Affiliates; and provided further, for the avoidance of doubt, that all of the funds mentioned underneath a single heading as a group of funds in Schedule 1 shall in any event be considered Affiliates and Affiliated Funds of each other; and (b) with respect to any Person who is not an Investor, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person;

“Affiliated” shall have a meaning correlative to the foregoing;

“AFM” shall mean the Netherlands Authority for the Financial Markets;

“Agreement” shall mean this Agreement, including all Schedules to it, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“AlpInvest” and “AlpInvest Funds” shall have the meaning specified in the preamble to this Agreement;

“AlpInvest Nielsen Holdings Observer” shall have the meaning specified in Article 3.4.1;

“AlpInvest Observer” shall have the meaning specified in Article 5.4.4;

“AlpInvest TNC Observer” shall have the meaning specified in Article 5.4.4;

“Applicable Regulatory Authority” shall mean in respect of a public offering under (i) the Dutch Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time in The Netherlands, the AFM, (ii) the Securities Act in the United States, the SEC, and (iii) the applicable securities laws in any other jurisdiction, the appropriate governmental agency regulating the listing or public offering of securities, if any, in such jurisdiction;

“Audit Committee” shall have the meaning specified in Article 6.1.1;

“Authorized Recipients” shall have the meaning specified in Article 10.5.1(c);

“Bidco” shall have the meaning specified in the preamble to this Agreement;

“Bidco Board” shall mean the management board of Bidco;

“Blackstone” and “Blackstone Funds” shall have the meaning specified in the preamble to this Agreement;

“Board” shall mean any of the Nielsen Holdings Board, the Bidco Board and the TNC Supervisory Board;

“Business Day” shall mean a day on which banks are open for business in Amsterdam, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities);

“Carlyle” and “Carlyle Funds” shall have the meaning specified in the preamble to this Agreement;

“Centerview” and “Centerview Funds” shall have the meaning specified in the preamble to this Agreement;

“Centerview Investment Agreement” shall mean the Centerview investment agreement by and among AlpInvest, Blackstone, Carlyle, Hellman & Friedman, KKR, Thomas H. Lee, Luxco and Centerview dated 6 November 2006;

“Centerview Vesting Date” shall mean the date that all options to purchase Common Stock issued by Nielsen Holdings to the Centerview Funds have vested;

“Closing Date” shall mean the date of the closing of the sale of shares of Common Stock to the underwriters in the IPO;

“Common Stock” shall mean the ordinary shares of Nielsen Holdings;

“Compensation Committee” shall have the meaning specified in Article 6.1.1;

“Competing Enterprise” shall have the meaning specified in Article 10.2.2;

“Confidential Information” shall have the meaning specified in Article 10.5.1(c);

“Control” shall mean with respect to a Person (other than an individual) (i) direct or indirect ownership of more than 50% of the voting rights of such Person, or (ii) the right to appoint the majority of the members of the board of directors (or similar governing body) or to manage on a discretionary basis the assets of such Person and, for avoidance of doubt, a general partner is deemed to control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be controlled by such Person (and save where used as the term “Controlled Company”, the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing);

“Controlled Company” shall mean a company of which more than 50% of the voting power is held by Luxco, the Investors and their Affiliated Investors;

“Corporate Opportunity” shall have the meaning specified in Article 10.2.1;

“Current Shareholders’ Agreement” shall have the meaning given to it in the recitals to this Agreement;

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute;

“Group” shall mean Nielsen Holdings and its direct and indirect subsidiaries from time to time;

“Hellman & Friedman” and “Hellman & Friedman Funds” shall have the meaning specified in the preamble to this Agreement;

“Incur” shall mean to issue, create, assume, guarantee, incur or otherwise become liable for and the terms “Incurred” and “Incurrence” shall have meanings correlative to the foregoing;

“Indemnitee” shall have the meaning specified in Article 7.1.2;

“Information” shall mean the books and records of any member of the Group and information relating to such member of the Group, its properties, operations, financial condition and affairs;

“Insider Trading Policy” shall mean the insider trading policy in the agreed form, to be adopted by the Nielsen Holdings Board on behalf of the Group;

“Intermediate Holdco” shall mean any of Nielsen Holdings, Bidco and TNC;

“Investor” shall have the meaning specified in the preamble to this Agreement;

“Investor Fund” shall mean, individually and collectively, any of the AlpInvest Funds, the Blackstone Funds, the Carlyle Funds, the Centerview Funds, the Hellman & Friedman Funds, the KKR Funds and the Thomas H. Lee Partners Funds;

“Investor Fund Manager” means (i) in respect of any AlpInvest Fund, AlpInvest Partners 2006 B.V. or AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., in its capacity of custodian of AlpInvest Partners Later Stage Co-Investments IIA C.V., (ii) in respect of any Blackstone Fund, Blackstone Management Partners V L.L.C., (iii) in respect of any Carlyle Fund, TC Group, L.L.C., (iv) in respect of any Centerview Fund, Centerview Capital GP LLC, (v) in respect of any Hellman & Friedman Fund, Hellman & Friedman LLC, (vi) in respect of any KKR Fund, Kohlberg Kravis Roberts & Co. L.P. or Kohlberg Kravis Roberts & Co. Ltd. and (vii) in respect of any Thomas H. Lee Partners Fund, THL Managers V, LLC or THL Managers VI, LLC;

“Investors’ Counsel” shall mean for the IPO, one firm of legal counsel to represent all Investors for each Selected Offering Jurisdiction in which shares are being sold in the IPO and, if different and to the extent necessary, one firm of legal counsel in the jurisdiction of incorporation of Nielsen Holdings;

“IPO” shall mean the underwritten registered public offering of Common Stock pursuant to which the Common Stock is being listed on the NYSE concurrently with the date of this Agreement;

“KKR” and “KKR Funds” shall have the meaning specified in the preamble to this Agreement;

“Listed Shares” shall mean the shares of Common Stock which, following the IPO, will be listed from time to time on the NYSE or any other internationally recognized stock exchange;

“Luxco” shall have the meaning specified in the preamble to this Agreement;

“Luxco Held Shares” shall mean any shares of Common Stock held directly by Luxco;

“Management” shall mean such senior members of management of Nielsen Holdings as shall be designated by the Nielsen Holdings Board;

“Minority Shareholders” shall have the meaning specified in Article 10.5.2;

“Named Competitor” shall have the meaning specified in Article 10.3;

“New Securities” shall mean any shares (including without limitation ordinary and preference shares) or options, warrants or other securities or rights convertible or exchangeable into or exercisable for shares of Nielsen Holdings or any other member of the Group; provided, however, that New Securities shall not include (i) securities to be issued by Nielsen Holdings in connection with the IPO or any subsequent public offering of securities; (ii) securities to be issued as consideration for, or in connection with, an acquisition of any business or all or substantially all of such business’s assets by any member of the Group whether by merger or otherwise; and (iii) securities to be issued in connection with any employee equity incentive plan or similar benefit programs or agreements approved by the Nielsen Holdings Board where the principal purpose is not to raise additional equity capital;

“Nielsen Holdings” shall have the meaning specified in the preamble to this Agreement;

“Nielsen Holdings Articles” shall mean the articles of association (statuten) of Nielsen Holdings in the form set out in Schedule 3, as same may be duly amended from time to time in accordance with the terms of this Agreement;

“Nielsen Holdings Board” shall mean the board of management (bestuur) of Nielsen Holdings;

“Nielsen Holdings Board Regulations” shall mean the board rules as set forth in Schedule 4;

“Nielsen Holdings CEO” shall have the meaning specified in Article 3.2.2;

“Nielsen Holdings Chairman” shall have the meaning specified in Article 3.2.3;

“Nielsen Holdings Directors” shall have the meaning specified in Article 3.1.2;

“Nielsen Holdings Executive Directors” shall have the meaning specified in Article 3.1.1(a)(iii);

“Nielsen Holdings Executive Officers” shall have the meaning specified in Article 3.6;

“Nielsen Holdings Independent Non-Executive Directors” shall have the meaning specified in Article 3.1.1(a);

“Nielsen Holdings Non-Executive Directors” shall have the meaning specified in Article 3.1.1(a);

“Nielsen Holdings Sponsor Non-Executive Directors” shall have the meaning specified in Article 3.1.1(a);

“Nielsen Indemnity Agreement” shall have the meaning specified in Article 7.1.1;

“Nomination and Corporate Governance Committee” shall have the meaning specified in Article 6.1.1;

“NYSE” shall mean the New York Stock Exchange;

“Offering Expenses” shall mean any and all expenses incident to performance of or compliance with the provisions of Article 10 of the Current Shareholders Agreement in connection with the IPO or any underwriting agreement entered into in accordance therewith, including, without limitation, (i) all listing, registration, qualification and quotation fees of any Applicable Regulatory Authority or of any securities exchange or securities quotation system, (ii) all fees and expenses of complying with all applicable securities laws, (iii) all road show, printing, messenger and delivery expenses, (iv) all rating agency fees, (v) the fees and disbursements of legal counsel in each relevant jurisdiction for the (proposed) Nielsen Holdings or its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of Investors’ Counsel, (vii) all fees and disbursements of underwriters customarily paid by the issuers or sellers of securities, including liability insurance if the (proposed) Nielsen Holdings so desires or if the underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (viii) all fees and expenses incurred in connection with the creation of ADSs, including the reasonable fees and disbursements of the depositary for such ADSs that the (proposed) Nielsen Holdings, and not the depositary, is required to pay, and (ix) other reasonable out-of-pocket expenses of the Investors in connection therewith;

“Organizational Documents” shall have the organizational and/or constitutional documents of a legal Person, including articles and/or memoranda of association, by-laws, board rules or regulations, policies adopted by the board and the like;

“Percentage Interest” shall mean, in relation to an Investor, the percentage of all Units of Luxco for the time being in issue that are held by that Investor;

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization;

“Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations;

“Policies” shall mean the policies adopted from time to time by the Nielsen Holdings Board including the Insider Trading Policy and the Related Party Transactions Policy each in the form set out in Schedule 6;

“Pre-emptive Right” shall have the meaning specified in Article 8.1.1;

“Proportionate Percentage” shall have the meaning specified in Article 8.1.1;

“Public Offering” shall mean, with respect to any securities of any member of the Group: (i) any sale of such securities to the public in an offering under the laws, rules and regulations of any non-U.S. jurisdiction or (ii) any sale of such securities to the public in an offering pursuant to an effective registration statement under the Securities Act (other than a registration on Form S-4, F-4 or S-8, or any successor or other forms promulgated for similar purposes);

“Related Party” shall mean the parties to a Related Party Transaction;

“Related Party Transaction” shall mean any transaction between, on the one hand, any member of the Group and, on the other hand, any Investor or any Affiliate of any Investor (excluding any member of the Group), provided, however, that the following will not be deemed to be Related Party Transactions: (i) the directors’ fees and expenses contemplated by Article 10.1, (ii) any subscription of New Securities in accordance with a Pre-emptive Right and (iii) any VCOC Management Rights Agreements;

“Sponsor Nominees” shall have the meaning specified in Article 4.1;

“Sponsor Committee” shall have the meaning specified in Article 4.1;

“Reorganization Transaction” shall mean any actions (a) to liquidate, dissolve, wind up or otherwise terminate Luxco or any Intermediate Holdco or liquidate any class of securities issued by Luxco or any Intermediate Holdco or merge Luxco and one or more Intermediate Holdcos or merge Intermediate Holdcos (or do any of the foregoing with or involving TNC) and/or (b) to reorganize the capital or recapitalize Luxco or any Intermediate Holdco or TNC or any other member of the Group;

“Replacement Securities” shall mean the shares or other securities of any class issued by any member of the Group in connection with a Reorganization Transaction so that each Investor is in the same position with respect to its rights to the assets and earnings of Luxco and its direct and indirect subsidiaries by way of a dividend or distribution in kind in exchange for or otherwise in replacement of Units;

“Representatives” shall mean, for any Investor and its Affiliates, the relevant Investor Representative(s) nominated by that Investor, any individual appointed to a Board or committee of any member of the Group pursuant to a direct or indirect recommendation or nomination by that Investor, and such Investor’s and each such Affiliate’s respective directors, managers, officers, partners, members, principals, employees, professional advisers and agents;

“SEC” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act;

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute;

“Selected Offering Jurisdiction” shall mean (i) for a Public Offering in The Netherlands, the NYSE Euronext Amsterdam securities exchange, (ii) for a Public Offering in the United States, the New York Stock Exchange or the Nasdaq automated quotation system or (iii) for a Public Offering in any other jurisdiction, any regulated national securities exchange in such jurisdiction

“shares” and “securities” when used in this Agreement shall be deemed to include ordinary shares, preferred shares and any other class of equity securities, including partnership interests or equity interests in other non-corporate entities, as the context requires;

“Third Party” shall mean any Person (or group of Persons) that is not an Investor or an Affiliate of an Investor;

“Thomas H. Lee Partners” and “Thomas H. Lee Partners Funds” shall have the meaning specified in the preamble to this Agreement;

“TNC Articles” shall mean the articles of association (statuten) of TNC from time to time in effect;

“TNC Chairman” shall have the meaning specified in Article 5.2.2;

“TNC Director” shall mean any member of the TNC Management Board or any TNC Supervisory Director;

“TNC Management Board” shall mean the board of management (bestuur) of TNC;

“TNC Supervisory Board” shall mean the supervisory board (raad van commissarissen) of TNC;

“TNC Supervisory Board Rules” shall have the meaning specified in Article 5.2.5;

“TNC Supervisory Director” shall have the meaning specified in Article 5.2.1;

“Transfer” shall mean a transfer, sale, assignment, pledge, hypothecation or other disposition by a Person of a legal or beneficial interest in another Person, whether directly or indirectly, including pursuant to the creation of a derivative security (other than phantom stock or similar incentive plans for employees), the grant of an option or other right, the imposition of a restriction on disposition or voting or by operation of law;

“Undivided Common Stock Interest” shall have the meaning specified in Article 10.7.2.

“Units” shall mean, individually and collectively, the Shares, the YFCPECs and any New Securities and, following any Reorganization Transaction as a result of which all or any portion of the Shares and the YFCPECs are exchanged for or otherwise replaced by, any Replacement Securities; Units shall also mean such Replacement Securities;

“Unpaid Indemnity Amounts” shall mean the amount that Nielsen Holdings fails to indemnify or advance to an Indemnitee as required or contemplated by this Agreement or under any Nielsen Indemnification Agreement;

“VCOC Investment” shall mean a “venture capital investment” within the meaning of the Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101;

“VCOC Investor” means each Investor that intends its investment to qualify as a VCOC;

“VCOC Management Rights Agreement” shall mean those certain management rights agreements by and among Luxco, Nielsen Holdings, TNC and the Investors (or funds) party thereto granting such Investors (or funds) certain informational and other rights with respect to the Group;

“Voting Interest” shall mean the aggregate from time to time of:

(i)	the number of votes exercisable at a general meeting of shareholders of Nielsen Holdings attached to the shares of Nielsen Holdings (x) held directly or indirectly by an Investor or group of Investors at a particular time or (y) with respect to which an Investor or group of Investors at that time has, directly or indirectly, the authority and power to vote, pursuant to a power of attorney, transfer of voting rights or otherwise, in each case excluding the shares of Nielsen Holdings held by Luxco as referred to in part (ii) of this definition, and expressed as a percentage of the total number of votes exercisable at a general meeting of shareholders of Nielsen Holdings; plus

(ii)	(A) the number of votes exercisable at a general meeting of shareholders of Nielsen Holdings attached to the shares of Nielsen Holdings held by Luxco, and expressed as a percentage of the total number of votes exercisable at a general meeting of shareholders of Nielsen Holdings multiplied by (B) the aggregate number of votes exercisable at a general meeting of shareholders of Luxco attached to the shares in Luxco comprised in the Units (i) held directly or indirectly by an Investor or group of Investors at a particular time or (ii) with respect to which an Investor or group of Investors at that time has directly or indirectly the authority and power to vote, pursuant to a power of attorney, transfer of voting rights or otherwise, and expressed as a percentage of the total number of votes exercisable at a general meeting of shareholders of Luxco;

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any other Person of which 100% of its securities are owned at the time of determination, directly or indirectly, by such first Person (other than any shares required by any applicable law or regulation to be held by any other Person, such as directors’ qualifying shares); and

“YFCPECs” shall mean each class and series of yield free convertible preferred equity certificates of Luxco.

1.2	Interpretation

1.2.1	Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”.

1.2.2	The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

1.2.3	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

1.2.4	Unless the context requires otherwise, the singular includes the plural and vice versa, and each gender includes the other gender.

1.2.5	A reference to any Party or any party to any other agreement or document shall include such Party or party’s successors and permitted assigns.

1.2.6	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

2.	CLOSING; IMPLEMENTATION MATTERS

2.1	Closing

This Agreement shall take effect on the Closing Date.

2.2	Organizational Documents

Each Investor shall, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on each Board and on any committee thereof to, and each other Party shall, take any and all action within its power to procure that the Organizational Documents of each member of the Group (including any rules, regulations or policies of any governing body thereof) shall reflect the terms of this Agreement to the extent recommended by United States and/or Dutch counsel to the Group, so as to effectuate and preserve the intent of the Parties as set out herein. Without limiting the generality of the foregoing, each Investor shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on each Board and on any committee thereof to take, and each other Party shall take, any and all action within its power to adopt any and all amendments to the Nielsen Holdings Articles, the Nielsen Holdings Board Regulations, the TNC Articles, the TNC Supervisory Board Rules, the charters of any committee of any Board, the corporate governance guidelines and any policies adopted by Nielsen Holdings from time to time which are necessary, appropriate or desirable and which are approved in accordance with the terms of this Agreement.

2.3	Conflicts or Inconsistencies

In all events this Agreement will govern and prevail as among the Parties in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Organizational Documents any member of the Group.

2.4	Effectuating the Intent of the Parties

Each Investor and Luxco shall (i) vote its Shares, grant powers of attorney, execute documents and take all other action in its power and authority as a shareholder of Luxco or Nielsen Holdings, as the case may be, and (ii) cause its representative(s), nominee(s) or designee(s), as the case may be, on each Board and on any committee thereof to exercise their voting rights on each such body, in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein, unless doing so would result in a violation of the fiduciary duties of such representative(s), nominee(s) or designee(s), as the case may be, under Dutch law. Wherever this Agreement requires any of the Parties to take all reasonable action necessary to procure anything or to procure or to cause anything that will in any event include compliance with the aforegoing.

2.5	Applicable Law

The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by applicable law. Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision. Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by law or the provisions of this Agreement to be taken by the Parties but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, the Parties agree to act in accordance with such corporate formality or other procedure to the extent recommended by counsel to the Group in the relevant jurisdiction.

3.	NIELSEN HOLDINGS BOARD

3.1	Composition of the Nielsen Holdings Board

3.1.1	The Nielsen Holdings Board shall be composed as follows:

(a)	for so long as Nielsen Holdings is a Controlled Company and so controlled by Luxco and/or the Investors and/or their Affiliates, the Nielsen Holdings Board shall be composed of 15 (fifteen) individuals as follows:

(i)	11 individuals shall be nominated by the Nielsen Holdings Board upon the direction of Luxco (the “Nielsen Holdings Sponsor Non-Executive Directors”), of which two individuals shall be nominated at the direction of each of Blackstone, Carlyle, KKR and Thomas H. Lee Partners and of which one individual shall be nominated at the direction of each of AlpInvest, Centerview and Hellman & Friedman; provided that such nominee from Centerview shall be Mr. James M. Kilts and if Mr. Kilts is unable or unwilling to serve as a director or the Centerview Vesting Date shall have occurred, Centerview shall lose its right to nominate a director and such seat shall be filled by an individual nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee;

(ii)	three individuals each of whom shall be independent within the meaning of “independent director” under the NYSE listing rules and Rule 10A-3 of the Exchange Act, shall be nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee (the “Nielsen Holdings Independent Non-Executive Directors” and, together with the Nielsen Holdings Sponsor Non-Executive Directors, the “Nielsen Holdings Non-Executive Directors”); and

(iii)	one individual shall be an executive director and shall be nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee (the “Nielsen Holdings Executive Director”);

(b)	for so long as (x) Nielsen Holdings is not a Controlled Company and is not so controlled by Luxco and/or the Investors and/or their Affiliates and (y) Luxco and/or the Investors and/or their Affiliates hold in aggregate at least 25% of the Voting Interest of Nielsen Holdings, the Nielsen Holdings Board shall be composed of 15 (fifteen) individuals as follows:

(i)	11 Nielsen Holdings Sponsor Non-Executive Directors, of which one individual (who need not be independent within the meaning of “independent director” under the NYSE listing rules and Rule 10A-3 of the Exchange Act) shall be nominated at the direction of each of Blackstone, Carlyle, Hellman & Friedman, KKR and Thomas H. Lee Partners and of which one individual (who shall be required to be independent within the meaning of “independent director” under the NYSE listing rules) shall be nominated at the direction of each of AlpInvest and Centerview and each of the four Investors or groups of Affiliated Investors with the largest Voting Interest at the time of designation; provided that such nominee from Centerview shall be Mr. Kilts and if Mr. Kilts is unable or unwilling to serve as a director or the Centerview Vesting Date shall have occurred, such seat shall be filled by an individual nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee;

(ii)	three Nielsen Holdings Independent Non-Executive Directors; and

(iii)	one Nielsen Holdings Executive Director; or

(c)

if Luxco and/or the Investors and/or their Affiliates own in aggregate less than 25% of the Voting Interest of Nielsen Holdings, the Nielsen Holdings Board shall be composed of (i) a number of Nielsen Holdings Sponsor Non-Executive Directors to take into account that each group of Affiliated Investors that holds at least 3% of the Voting Interest of Nielsen Holdings, either directly or through Luxco, shall have the right to direct Luxco to nominate one director and (ii) any remaining directors shall be nominated by the Nielsen Holdings Board acting upon the recommendations of the Nomination and Corporate Governance Committee (each of which may be a Nielsen Holdings Non-Executive Director or a Nielsen Holdings Executive Director).

(d)	To the extent all shares of Common Stock held by Luxco are distributed to the Investors or their respective Affiliates, each group of Affiliated Investors with a right to direct Luxco to nominate a director shall have the right to nominate such director directly.

3.1.2	The Nielsen Holdings Executive Director and the Nielsen Holdings Non-Executive Directors are together referred to as the “Nielsen Holdings Directors”. The Nielsen Holdings Directors at present in office are set forth in Part A of Schedule 2 to this Agreement. The right to nominate Nielsen Holdings Non-Executive Directors for appointment to the Nielsen Holdings Board is personal to Luxco (or an Investor or group of Affiliated Investors, as applicable) and may not be assigned by Luxco as part of a Transfer or otherwise without the consent of the Nielsen Holdings Board (except as permitted pursuant to the proviso in the last sentence of Article 11.7).

3.2	Obligation to Recommend Appointments

3.2.1	Each of the Investors, Luxco and Nielsen Holdings shall exercise all rights and powers vested in them to procure, so far as they are able to do so, that a resolution be tabled at each annual general meeting of Nielsen Holdings, recommending the appointment of the relevant individuals nominated in accordance with Article 3.1, and that such resolutions are duly passed.

3.2.2	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Executive Director designated by the Nielsen Holdings Board, acting on the recommendations of the Nomination and Corporate Governance Committee, to serve as chief executive officer of the Nielsen Holdings Board (the “Nielsen Holdings CEO”) shall be so appointed by the Nielsen Holdings Board.

3.2.3	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Non-Executive Director designated by the Nielsen Holdings Board, acting on the recommendations of the Nomination and Corporate Governance Committee, to serve as chairman of the Nielsen Holdings Board (the “Nielsen Holdings Chairman”) shall be so appointed by the Nielsen Holdings Board.

3.2.4	Each Investor agrees to take (to the extent such action is within such Investor’s power or control in its capacity as an investor in Luxco or through its nominees, designees or representatives on the Nielsen Holdings Board), and agrees to cause Nielsen Holdings to take (to the extent it is able to do so) any and all action necessary to approve the designation and appointment of the Nielsen Holdings Non-Executive Directors designated by a group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) in accordance with this Article 3.1.

3.2.5	If Luxco (or an Investor or group of Affiliated Investors, as applicable) is entitled to nominate one or more Nielsen Holdings Non-Executive Directors for appointment, it shall also be entitled by notice in writing to Nielsen Holdings at any time or from time to time to nominate for removal any Nielsen Holdings Non-Executive Director nominated by it and to nominate for appointment in place thereof another individual to serve as its Nielsen Holdings Non-Executive Director in accordance with the provisions of this Article 3 (other than Centerview who shall not have such right of appointment). In such event, (i) Luxco or such Investor or group of Affiliated Investors shall take all reasonable action necessary to procure that such Nielsen Holdings Non-Executive Director resigns from the Nielsen Holdings Board and (ii) if such Nielsen Holdings Non-Executive Director will not resign, Luxco or such Investor or group of Affiliated Investors agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practicable on request. In addition, Luxco or such Investor or group of Affiliated Investors shall, upon the death or resignation of such Nielsen Holdings Non-Executive Director, be entitled to nominate for appointment in place thereof another individual to serve as its Nielsen Holdings Non-Executive Director in accordance with the provisions of this Article 3.2. If such resigning or deceased Nielsen Holdings Non-Executive Director had been required to satisfy the independence standards set forth in Article 3.1.1(b)(i), any such replacement Nielsen Holdings Non-Executive Director shall also be subject to the independence standards set forth in Article 3.1.1(b)(i). Without limiting the preceding provisions, neither Luxco nor any Investor or group of Affiliated Investors shall be entitled to nominate for removal, appointment or re-appointment any Nielsen Holdings Director except for the Nielsen Holdings Non-Executive Director(s) it is entitled to nominate for removal, appointment or re-appointment pursuant to the provisions of this Article 3.

3.2.6	None of the Nielsen Holdings Non-Executive Directors shall be entitled to receive any severance payments upon his removal, resignation or otherwise vacating his position as a Nielsen Holdings Non-Executive Director, provided that this Article 3.2.6 shall be without prejudice to any entitlement versus Nielsen Holdings which any independent director appointed pursuant to Article 3.1.1(a)(ii), Article 3.1.1(b)(ii) or Article 3.1.1(c) may have. Luxco agrees, in respect of any Nielsen Holdings Non-Executive Director designated by it, to indemnify Nielsen Holdings from any claims and liabilities with respect to any severance payment that becomes payable to any such Nielsen Holdings Non-Executive Director.

3.3	Related Party Transactions

3.3.1

A Nielsen Holdings Director who is an Investor’s Representative shall abstain from the vote of the Nielsen Holdings Board on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor’s Nielsen Holdings Director(s) (and the AlpInvest Nielsen Holdings Observer) shall not be entitled to receive board materials relating to a Related Party Transaction or to participate in board deliberations relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by the Nielsen Holdings Board.

3.3.2	If the Nielsen Holdings Board, having consulted U.S. and/or Dutch counsel, reasonably believes that a particular Related Party Transaction would require the approval of the Nielsen Holdings Independent Non-Executive Directors, then on or following the Nielsen Holdings Board’s approval of the Related Party Transaction the Nielsen Holdings Board shall take all reasonable steps to obtain the approval of such Nielsen Holdings Independent Non-Executive Directors of the same.

3.4	Observers

3.4.1	Each group of Affiliated Investors whose Representative is appointed to the Nielsen Holdings Board shall have the right to designate (and remove) one observer to the Nielsen Holdings Board, provided that such observer shall only be entitled to attend any meeting of the Nielsen Holdings Board at which one or more of the Nielsen Holdings Non-Executive Directors who are Representatives of the Affiliated Investors does not attend (except with respect to Centerview, whose appointed observer (to the extent Centerview is entitled to appoint an observer) shall be entitled to attend any meeting of the Nielsen Holdings Board). To the extent the Nielsen Holdings Board is composed of members pursuant to Article 3.1.1(b) and for so long as the AlpInvest Funds hold at least 1.8% of the Voting Interest of Nielsen Holdings, either directly or through Luxco, the AlpInvest Funds shall have the right to designate (and remove) one observer to the Nielsen Holdings Board (the “AlpInvest Nielsen Holdings Observer”). An observer (or the AlpInvest Nielsen Holdings Observer) shall not be entitled to participate in or observe any Nielsen Holdings Board deliberations in which the Nielsen Holdings Non-Executive Directors who are Representatives of the Affiliated Investors are not entitled to participate pursuant to the Related Party Transaction Policy of Nielsen Holdings. If an observer is entitled to attend a Nielsen Holdings Board meeting and sufficient advance notice is provided to the Nielsen Holdings Chairman of such observer’s intention to attend such meeting, such observer shall be entitled to receive the same documentation (including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Nielsen Holdings Non-Executive Directors. An observer shall not have the right to vote on any matter under consideration by the Nielsen Holdings Board. The observer rights granted pursuant to this Article 3.4.1 shall be in addition to, and not in limitation of, any rights granted to Investors (or funds) pursuant to the VCOC Management Rights Agreements.

3.5	Nielsen Holdings Articles and Board Rules

3.5.1

The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Articles be amended so that they read as set forth in Schedule 3 and, so long as Nielsen Holdings is a Controlled Company, as may from time to time be approved by the Nielsen Holdings Board. The

Parties agree that any amendments to the Nielsen Holdings Articles shall remain consistent with the terms of, and not be adverse to the rights of the Investors promulgated under, this Agreement.

3.5.2	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Directors shall adopt, observe and comply with the Nielsen Holdings Board Regulations (which incorporates inter alia the various Committee Charters) and the Policies set out in Schedule 6, each as may from time to time be approved by the Nielsen Holdings Board, for so long as Nielsen Holdings is a Controlled Company. The Parties agree that any amendments to the Nielsen Holdings Board Regulations and the Policies remain consistent with the terms of, and not be adverse to the rights of the Investors promulgated under, this Agreement.

3.6	Executive Officers

The Nielsen Holdings Board may appoint executive officers with full or limited authority to represent Nielsen Holdings, acting either individually or jointly with one or more other Persons, in accordance with Article 18.2 of the Nielsen Holdings Articles (the “Nielsen Holdings Executive Officers”). The Parties shall take all reasonable action necessary to procure that the persons designated by the Nielsen Holdings Board to serve as Nielsen Holdings Executive Officers shall be so appointed by the Nielsen Holdings Board.

3.7	Formalities

The Investors acknowledge that, in accordance with applicable law, members of the Nielsen Holdings Board are elected by the general meeting (or written resolution) of the shareholders of Nielsen Holdings. Accordingly, to enhance the enforceability of the rights and obligations of the Investors under this Article 3, the Investors agree to comply with all such formalities to the extent recommended by Dutch counsel to the Group. For avoidance of doubt, the Parties intend that their respective rights and obligations shall be as set forth under this Article 3 and further intend that such rights and obligations shall not be, nor be deemed to be, adversely affected in any way by the additional requirements (if any) under this Article 3.7.

4.	SPONSOR COMMITTEE

4.1	Composition of the Sponsor Committee

4.1.1	For so long as Luxco (or an Investor, as applicable) is entitled to appoint Nielsen Non-Executive Directors under Article 3.1.1, Luxco or such Investor shall also be entitled to nominate a number of directors of the Nielsen Holdings Board (such number not to exceed the lesser of the number of Nielsen Non-Executive Directors and five) (the “Sponsor Nominees”) who will constitute a “Sponsor Committee”. The Sponsor Committee may, by vote or written consent of a majority of the Sponsor Nominees, adopt rules to govern the conduct and activities of the Sponsor Committee.

4.1.2	The Sponsor Nominees at the Closing Date shall be as set forth in Part B of Schedule 2 to this Agreement.

4.2	Rights of the Sponsor Committee

4.2.1	Subject to compliance with all mandatory applicable laws, rules and regulations, including without limitation Regulation FD and any other applicable rules of the SEC or the NYSE relating to selective disclosure and insider trading, the Insider Trading Policy and the obligation under Dutch law to provide all shareholders and other parties in the financial markets with equal and simultaneous information about material, non-public matters that may influence the price of the Listed Shares and the requirement that Nielsen Holdings must treat all stockholders who are in the same circumstances in an equal manner, unless and to the extent that there is a reasonable and objective justification to treat them differently, Nielsen Holdings shall engage with the members of the Sponsor Committee, in such a manner as to maintain an open and constructive dialogue with Luxco as one of the major shareholders of Nielsen Holdings. These contacts may be initiated by Nielsen Holdings, by Luxco or by the members of the Sponsor Committee and shall be in addition to road shows and presentations to analysts and institutional investors and shall be conducted on a bi-lateral basis (one-on-one) with the members of the Sponsor Committee. Members of the Sponsor Committee shall be entitled to request and receive from Nielsen Holdings whatever information they deem relevant. Luxco shall procure that the members of the Sponsor Committee are bound by duties of confidentiality in form and substance to the reasonable satisfaction of Nielsen Holdings and acknowledges that it and the members of the Sponsor Committee shall be considered as insiders for the purpose of the Insider Trading Policy as well as Regulation FD and any other applicable rules of the SEC and NYSE relating to selective disclosure and insider trading.

4.2.2	The rights conferred by this Article 4.2 are enforceable by Luxco.

5.	TNC MANAGEMENT BOARD AND TNC SUPERVISORY BOARD

5.1	Composition of the TNC Management Board

The Parties shall cause such individuals to be appointed, removed and suspended from time to time as members of the board of management (raad van bestuur) of TNC as the Nielsen Holdings Board may decide. Such individuals shall initially be as set forth in Part C of Schedule 2.

5.2	Composition of the TNC Supervisory Board

5.2.1	The TNC Supervisory Board shall be composed of up to 14 (fourteen) members (each a “TNC Supervisory Director”) and each Party shall take all reasonable action necessary to procure that on the Closing Date the individuals set forth in Part D of Schedule 2 shall be appointed to the TNC Supervisory Board, and thereafter that the Nielsen Holdings Non-Executive Directors nominated in accordance with Article 3.1.1 are and remain appointed to the TNC Supervisory Board.

5.2.2	The Parties shall take all reasonable action necessary to procure that the Nielsen Holdings Non-Executive Director nominated in accordance with Article 3.2.3 shall also be appointed to serve as chairman of the TNC Supervisory Board (the “TNC Chairman”) and shall be so appointed by the TNC Supervisory Board.

5.2.3	If at any time or from time to time a Nielsen Holdings Non-Executive Director who is a Representative of a group of Affiliated Investors resigns or is required to vacate his position as Nielsen Holdings Non-Executive Director, TNC shall be entitled, by notice in writing to Luxco, to request the removal of such individual from the TNC Supervisory Board. Luxco shall take all reasonable action necessary to procure that such TNC Supervisory Director resigns from the TNC Supervisory Board and (ii) if such TNC Supervisory Director will not resign, TNC agrees that it shall take all reasonable action necessary to effect such removal and appointment as promptly as practical upon request. As and when a replacement Nielsen Holdings Non-Executive Director is appointed to the Nielsen Board pursuant to Article 3.1, the Parties shall take all reasonable action necessary to procure that such individual shall also be appointed to the TNC Supervisory Board.

5.2.4	None of the TNC Supervisory Directors shall be entitled to receive any severance payments upon his removal, resignation or otherwise vacating his position as a TNC Supervisory Director, provided that this Article 5.2.4 shall be without prejudice to any entitlement versus TNC which any independent TNC Supervisory Director may have. Each group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) agrees, in respect of any TNC Supervisory Director who is a Representative of Affiliated Investors (or the applicable fund of such group of Affiliated Investors), to indemnify TNC and each other group of Affiliated Investors (or the applicable fund of such group of Affiliated Investors) from any claims and liabilities with respect to any severance payment that becomes payable to any such TNC Supervisory Director.

5.2.5	The Parties shall take all reasonable actions necessary to procure that the TNC Supervisory Directors shall adopt, observe and comply with the board regulations (the “TNC Supervisory Board Rules”) as may from time to time be approved by the Nielsen Holdings Board provided such changes remain consistent with the terms of this Agreement.

5.3	Related Party Transactions

5.3.1	A TNC Director(s) who is an Investor’s Representative shall abstain from the vote of the TNC Supervisory Board on any Related Party Transaction in respect of which such Investor or any Affiliate thereof is a Related Party. Such Investor’s TNC Director(s) (and the AlpInvest TNC Observer) shall not be entitled to receive board materials relating to a Related Party Transaction or to participate in board deliberations relating to such Related Party Transaction if such receipt or participation would create a conflict of interest for the Related Party or any member of the Group, as determined by the Nielsen Holdings Board.

5.3.2

If the TNC Supervisory Board, having consulted U.S. and/or Dutch counsel, reasonably believes that a particular Related Party Transaction would require the approval of the TNC Supervisory Directors who qualify as independent, then on or following the TNC Supervisory Board’s approval of the Related Party Transaction the TNC Supervisory Board shall take all reasonable steps to obtain the approval of such independent directors sitting on the TNC Supervisory Board of the same.

5.4	Meetings of the TNC Supervisory Board; Observers

5.4.1	The TNC Supervisory Board will meet as often as it deems necessary or appropriate or upon the request of the TNC Chairman. Any TNC Director may request that the TNC Chairman call a meeting of the TNC Supervisory Board to discuss any matter requiring action or consideration by the TNC Supervisory Board and, upon receipt of any such request, together with a description of the matter(s) to be discussed at such meeting and any supporting materials necessary or appropriate for the TNC Supervisory Directors to prepare for such meeting, the TNC Chairman, as the case may be, will call such meeting as soon as reasonably practicable, provided, however, that the TNC Chairman will not be required to call any such meeting if a meeting of the TNC Supervisory Board was held within four weeks prior to such request and such matter was raised at such prior meeting or if a meeting is scheduled to be held within four weeks after such request where such matter will be on the agenda. The TNC Supervisory Board may meet in person, by teleconference or by videoconference (or by any combination thereof).

5.4.2	Quorum for any meeting of the TNC Supervisory Board shall require the presence (in person or by telephone or by proxy or power of attorney) of a majority of the TNC Supervisory Directors.

5.4.3	A TNC Supervisory Director may only give a proxy or power of attorney to attend and vote at a meeting of the TNC Supervisory Board to another TNC Supervisory Director.

5.4.4

Each group of Affiliated Investors whose Representative is appointed to the TNC Supervisory Board shall have the right to designate (and remove) one observer to the TNC Supervisory Board, provided that such observer shall only be entitled to attend any meeting of the TNC Supervisory Board at which one or more of the TNC Supervisory Directors who are the Representatives of such group of Affiliated Investors does not attend. An observer shall not be entitled to participate in or observe any TNC Supervisory Board deliberations in which the TNC Supervisory Director(s) who is a Representative of such group of Affiliated Investors that designated such observer are not entitled to participate pursuant to Article 5.3. To the extent the Nielsen Holdings Board is composed of members pursuant to Article 3.1.1(b) and for so long as the AlpInvest Funds hold at least 1.8% of the Voting Interest of Nielsen Holdings, either directly or through Luxco, in addition to its rights pursuant to the first sentence of this Article 5.4.4, the AlpInvest Funds shall have the right to designate (and remove) one observer to the TNC Supervisory Board (the “AlpInvest TNC Observer” and, together with the AlpInvest Nielsen Holdings Observer, the “AlpInvest Observers”). If an observer is entitled to attend a meeting of the TNC Supervisory Board and sufficient advance notice is provided to the TNC Chairman of such observer’s intention to attend such meeting, such observer shall be entitled to receive the same documentation

(including, without limitation, the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the TNC Supervisory Directors. An observer shall not have the right to vote on any matter under consideration by the TNC Supervisory Board. If a group of Affiliated Investors designates as an observer to the TNC Supervisory Board an individual who is not a director, manager, officer or employee of the Investor Fund Manager to such Investor or to an Affiliated Fund of such Investor (as the case may be), or of a subsidiary of that Investor Fund Manager, then such individual shall be subject to the prior approval of a majority of the Nielsen Holdings Non-Executive Directors on the Nielsen Holdings Board (excluding any Nielsen Holdings Non-Executive Directors designated by such Investor or its Affiliates). The observer rights granted pursuant to this Article 5.4.4 shall be in addition to, and not in limitation of, any rights granted to Investors (or funds) pursuant to the VCOC Management Rights Agreements.

5.5	Decisions of the TNC Supervisory Board

5.5.1	Decisions of the TNC Supervisory Board shall be taken by simple majority vote of the TNC Supervisory Directors present at a meeting of the TNC Supervisory Board for which there is a quorum, and each TNC Supervisory Director shall have one vote (provided that, for avoidance of doubt, a TNC Supervisory Director representing one or more absent TNC Supervisory Director by proxy or power of attorney shall also be entitled to cast the vote of each such absent TNC Supervisory Director). Decisions of the TNC Supervisory Board may also be taken or ratified by unanimous written consent.

5.6	Formalities

The Investors agree to comply with any corporate formalities or other procedures necessary or appropriate as recommended by Dutch counsel to the Group to give full effect to the intent of the Parties under this Article 5.

6.	BOARD COMMITTEES

6.1	Nielsen Holdings Board Committees

6.1.1	The Nielsen Holdings Board will have an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a nomination and corporate governance committee (the “Nomination and Corporate Governance Committee”) and any other ad-hoc or standing committees that the Nielsen Holdings Board decides to establish. All of these committees collectively are collectively referred to as the “Nielsen Holdings Board Committees”.

6.1.2

The members of the Nielsen Holdings Board Committees shall be designated by the Nielsen Holdings Board from among the Nielsen Holdings Non-Executive Directors, provided that no Nielsen Holdings Board Committee shall be comprised of more than one Nielsen Holdings Sponsor Non-Executive Director who is the Representative of a particular Investor (or an Investor Affiliated with such Investor). Each Investor who has at least one Representative on the Nielsen Holdings Board and who does not have a

Representative on a particular Nielsen Holdings Board Committee is entitled to designate an observer on such Nielsen Holdings Board Committee (provided that for the purposes of this provision Affiliated Investors are considered collectively as one Investor). The initial members of and observers at the Nielsen Holdings Board Committees are set forth in Part E, Part F and Part G of Schedule 2.

6.1.3	The Nielsen Holdings Board shall appoint a member of each Nielsen Holdings Board Committee as its chairman.

6.1.4	The composition of the Audit Committee shall be in compliance with the rules and regulations of the SEC and the NYSE.

6.1.5	The Compensation Committee shall be comprised of a number of members as determined by the Nielsen Holdings Board from time to time, (i) at least two of whom shall be independent within the meaning of “independent director” under the NYSE listing rules and in compliance with other applicable laws, rules and regulations, (ii) a majority of whom shall be independent within that meaning within ninety (90) days of Nielsen Holdings ceasing to be a Controlled Company, and (iii) each of whom shall be independent within that meaning within one year of Nielsen Holdings ceasing to be a Controlled Company. The members of the Compensation Committee at present in office are set forth in Part E of Schedule 2 to this Agreement.

6.1.6	The Nomination and Corporate Governance Committee shall be comprised of a number of members as determined by the Nielsen Holdings Board from time to time, (i) at least one of whom shall be independent within the meaning of “independent director” under the NYSE listing rules and in compliance with other applicable laws, rules and regulations immediately after Nielsen Holdings ceases to be a Controlled Company, (ii) a majority of whom shall be independent within that meaning within ninety (90) days of Nielsen Holdings ceasing to be a Controlled Company, and (iii) each of whom shall be independent within that meaning within one year of Nielsen Holdings ceasing to be a Controlled Company. The members of the Compensation Committee at present in office are set forth in Part F of Schedule 2 to this Agreement.

6.1.7	The powers and responsibilities of each of the Nielsen Holdings Board Committees shall be as set forth in the Nielsen Holdings Board Regulations.

7.	INDEMNIFICATION

7.1	Indemnification

7.1.1	Nielsen Holdings undertakes to enter into and maintain an indemnity agreement substantially in the form as set forth in Schedule 7 to this Agreement with each Representative, under which it agrees to indemnify, pay, protect and hold harmless each Representative in respect of specified claims (each, a “Nielsen Indemnity Agreement”).

7.1.2	Nielsen Holdings acknowledges and agrees that the obligation of Nielsen Holdings under this Agreement or any Nielsen Indemnity Agreement to indemnify or advance expenses to any Representative that is a party to any such Nielsen Indemnity Agreement (each, an “Indemnitee”) for the matters covered by such Nielsen Indemnity Agreement shall be the primary source of indemnification and advancement of such Indemnitee in connection therewith and any obligation on the part of Luxco or any Investor under any indemnification arrangement between the Investor and any of its Representatives that are Indemnitees to indemnify or advance expenses to such Indemnitee shall be secondary to the indemnification under the Nielsen Indemnity Agreements and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from Nielsen Holdings. In the event that Nielsen Holdings fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement or any Nielsen Indemnity Agreement, and Luxco or any Investor makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any agreement between the Indemnitee and Luxco or an Investor on account of such Unpaid Indemnity Amounts, Luxco or such Investor shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

Nielsen Holdings hereby agrees that, to the fullest extent permitted by applicable law, its obligations to indemnify the Indemnitees under this Agreement and any Nielsen Indemnity Agreements shall include any amounts expended by Luxco or any Investor under any indemnification arrangement between Luxco or such Investor and any Indemnitee in respect of indemnification or advancement of expenses to any Indemnitee in connection with litigation or other proceedings involving his or her services as a Representative of a member of the Group to the extent such amounts expended by Luxco or such Investor are on account of any Unpaid Indemnity Amounts.

8.	ISSUES OF SECURITIES

8.1	Equal Treatment of Investors

8.1.1	In the event that any New Securities (other than the issuance of shares upon the exercise of the outstanding options of Nielsen Holdings held by Centerview) are proposed to be issued, or any contracts, commitments, agreements, understandings or arrangements of any kind are proposed to be entered into relating to the issuance of any New Securities, in each case, to any Investor or any Affiliate of any such Investor (excluding, for the avoidance of doubt, any member of the Group), then all Investors shall have the right (the “Pre-emptive Right”) to subscribe up to a number of New Securities, at the same price and on the same terms as each other Investor (or its respective Affiliates), such that such Investor would, after the issuance of all such New Securities (on an “as converted” basis), hold the same proportionate interest of the issued and then outstanding shares in Nielsen Holdings (including any New Securities on an “as converted” basis) as was held, directly or indirectly, by such Investor immediately prior to the issuance of such New Securities (the “Proportionate Percentage”). The detailed terms of and the process applicable to the exercise by an Investor of its Pre-emptive Right shall be determined by the Nielsen Holdings Board in its decision to authorise the proposed issue of New Securities or the proposed entering into of the contract, commitment, agreement, understanding or arrangement that gives rise to that Pre-emptive Right.

8.1.2	For the avoidance of doubt, the Investors shall have no Pre-emptive Rights with respect to any issue of New Securities to any Person which is not an Investor or an Affiliate of an Investor.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of the Investors

Each Investor, severally and not jointly, represents and warrants to the other Investors, as of the date hereof, as follows:

(a)	Organization. Such Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)	Authority. Such Investor has full power and authority to enter into, execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Investor and no other proceedings by or on behalf of such Investor will be necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligations of such Investor enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)	No Legal Bar. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby will not (i) violate (x) the organizational documents of such Investor or (y) any law, treaty, rule or regulation applicable to or binding upon such Investor or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Investor is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(y) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(d)	Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Investor threatened, against such Investor, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(e)

Information. Such Investor has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the transactions contemplated hereby and (ii) obtain additional information which such Investor and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Agreement. Such

Investor has not relied upon any statement, printed material or other information given or made by or on behalf of Luxco that is contrary to information contained in this Agreement.

(f)	Securities Not Registered. Such Investor has acquired securities of Luxco solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under the Securities Act and the rules and regulations promulgated thereunder. Such Investor is (i) an investor with such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the transactions contemplated hereby, (ii) able to bear the economic risk of an investment in Luxco and its subsidiaries and (iii) able to bear the risk of loss of its entire investment in Luxco and its subsidiaries.

(g)	No Other Representations. Except for the representations and warranties contained in this Article 9, neither such Investor, nor any other Person or entity acting on behalf of such Investor, makes any representation or warranty, express or implied.

10.	ADDITIONAL COVENANTS AND AGREEMENTS

10.1	Directors’ Fees and Expenses

10.1.1	No Nielsen Holdings Non-Executive Director shall receive any director’s or Board fee unless and to the extent the Nielsen Holdings Board determines otherwise, in which case any such fees shall be within the framework of the directors’ compensation policy approved from time to time by the shareholders of Nielsen Holdings.

10.1.2	Each Nielsen Holdings Non-Executive Director shall be entitled to reimbursement of all out-of-pocket travel and related expenses incurred by such representative in the performance of his duties as a director of one or more members of the Group, including without limitation in connection with attendance at board and committee meetings by such representative.

10.2	Corporate Opportunities

10.2.1

Each Investor shall cause each Nielsen Holdings Non-Executive Director, each TNC Supervisory Director and each AlpInvest Observer designated by it or its Affiliated Funds to recuse themselves from all deliberations of the Board, and neither Nielsen Holdings nor any other member of the Group shall have any obligation to provide to any such Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer any information, regarding any acquisition, disposition, investment or similar transaction that the member of the Group elects to pursue at any time after the date of this Agreement (as determined by the Nielsen Holdings Board, a “Corporate Opportunity”) if such Investor or one of its Affiliates is competing with or is otherwise adverse to the Group with respect to such Corporate Opportunity. Each Nielsen Holdings Director or TNC Supervisory Director who is aware that the Investor which has designated him as a Nielsen Holdings Non-Executive Director or a TNC Supervisory Director, or an Affiliated Fund of

that Investor, is or is contemplating pursuing a Corporate Opportunity, shall himself withdraw from the deliberations of the Board in accordance with this Article 10.2.1, without however having to disclose any information regarding that Corporate Opportunity or the plans which the relevant Investor or its Affiliated Fund has with respect to that Corporate Opportunity, if such information is not in the public domain or otherwise known to the Board.

10.2.2	If any Investor or its Affiliates consummates a transaction that at any time after the date of this Agreement constituted a Corporate Opportunity, such Investor shall cause each Nielsen Holdings Non-Executive Director, each TNC Supervisory Director and each AlpInvest Observer designated by it or its Affiliated Funds to recuse themselves from all future deliberations of each Board relating to, and no member of the Group shall have any obligation to provide to any such Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer any information regarding, that portion of the Group’s business as competes or would reasonably be expected to compete with the Corporate Opportunity concerned (a “Competing Enterprise”). The consent of the Nielsen Holdings Non-Executive Director(s) or TNC Supervisory Director(s) who are a Representative of such Investor or any of its Affiliate Funds shall not be required for authorising, effecting or validating any transactions in connection with such Corporate Opportunity or Competing Enterprise. In addition, each Investor shall, and shall cause any Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer who is its Representative or a Representative of its or any of its Affiliated Funds to, keep confidential any information regarding any Corporate Opportunity, including the existence of such potential acquisition, disposition, investment or similar transaction, that such Investor or Nielsen Holdings Non-Executive Director, TNC Supervisory Director or AlpInvest Observer learns about as a result of its participation in any Board or in accordance with Article 10.5.1.

10.3	Non-Competition

For so long as an Investor or its Affiliated Funds has a right to designate a Representative to the Nielsen Holdings Board, the TNC Supervisory Board or as an AlpInvest Observer, such Investor and its respective Affiliates, all Persons Controlled by that Investor or by any of that Investor’s Affiliates and any “group” (as determined under Section 13(d)(3) of the Exchange Act) of which such Investor or any of its Affiliates is a member will be prohibited from owning, managing, operating, controlling or participating in the ownership, management, operation or control of any Person listed in Schedule 10 hereto (as such Schedule may be amended from time to time by the Nielsen Holdings Board, a “Named Competitor”), unless consented to by the Nielsen Holdings Board, provided that:

10.3.1

This Article 10.3 shall not prohibit any Person from acquiring or holding a passive investment in any Named Competitor, which (a) does not represent more than 5% of the aggregate amount of equity invested in that Named Competitor, (b) does not entitle the holder to more than 5% of any pro rata distribution of profits or capital made by that Named Competitor, (c) does not entitle the holder to exercise more than 5% of the votes exercisable at a general meeting of shareholders of that Named Competitor, (d) does not include and is not otherwise combined with any entitlement to appoint any directors, officers, observers or other representatives to any body or committee of that Named Competitor or any Affiliate of that Named Competitor (and no director, employee or other representative of the Investor concerned or any Affiliate of that Investor holds any position on any such body or committee as a matter of fact), and (e) is not in any way subject to any agreement or arrangement made between the Investor concerned or any Affiliate of that Person and any other shareholder of or investor in that Named Competitor;

10.3.2	This Article 10.3 shall not prohibit any Investor which is a fund of funds to make or hold a non-Controlling investment in a fund which in turn has an investment in a Named Competitor or otherwise engages in an activity that would constitute a breach of this Article 10.3 if that fund was an Investor; and

10.3.3	In the event that an Investor or an Affiliate of an Investor acts in breach of this Article 10.3:

(a)	Article 10.2.2 shall apply mutatis mutandis to the Investor concerned and to all other Investors which are Affiliated with that Investor (treating such Named Competitor as a Competing Enterprise thereunder); and

(b)	To the extent that the occurrence of such breach is not reasonably within the control of the Investor concerned, any of its Affiliates or any person Controlled by that Investor or by any of that Investor’s Affiliates, no other remedies shall be available to the other Parties. In all other circumstances, unless such breach is promptly (and in any event within three (3) Business Days following its occurrence) and completely cured by the Investor or Investors concerned, the Investor or Investors concerned shall be considered in material breach of this Agreement and liable for all damages resulting therefrom, and the other Parties may seek specific enforcement or injunctive relief against such Investor or Investors, in accordance with Article 11.8.

10.4	Non-Solicitation

Each Investor shall not (and shall use its reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any member of Management, without the prior written consent of the Nielsen Holdings Board (such consent not to be unreasonably withheld), and shall not make any offers to this effect to such Persons; provided that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such Person (a) resulting from general advertisements for employment conducted by such Investor or (b) six months following cessation of such Person’s employment with the Group without any encouragement by such Investor.

10.5	Access to Information, Financial Statements, Confidentiality and Public Announcements

10.5.1	The following shall apply with respect to confidentiality:

(a)	Each of the Investors acknowledge that Nielsen Holdings is a publicly listed company and as such is bound by various laws as regards the provision of information including the rules and regulations of the SEC and the NYSE as well as applicable Dutch laws. Nielsen Holdings has also adopted the Insider Trading Policy. Each Investor covenants that its Representatives and its Affiliated Funds will at all times comply with such laws, rules and regulations and Nielsen Holdings’ Insider Trading Policy. The Parties agree that any amendments to the Nielsen Holdings’ Insider Trading Policy shall remain consistent with the terms of, and not be adverse to the rights of the Investors promulgated under, this Agreement.

(b)	Subject to the aforegoing, each Investor is entitled to the same Information and Confidential Information (as defined below) as provided to its respective Nielsen Holdings Director or TNC Supervisory Director who is its or its Affiliates’ Representative in the context of this Agreement, subject to the maintenance of adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the entities in the Group in violation of applicable law, unless (and, in such case to the extent) the provision of such Information or Confidential Information has been specifically restricted by the Nielsen Holdings Board.

(c)	Each Investor agrees to hold in strict confidence all Information furnished to it and the terms of this Agreement (collectively, “Confidential Information”). Subject to applicable law and Nielsen Holdings’ Insider Trading Policy, an Investor may disclose any Confidential Information to (x) any of its Representatives and (y) any member of the Group or its directors, management or advisers (collectively, “Authorized Recipients”). Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by an Investor, (ii) is or becomes available to an Investor or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Investor or its Representatives or any Person described in clause (y) above), which source, to the best knowledge of such Investor (after reasonable inquiry), is not bound by a duty of confidentiality to any Investor or its Representatives or any Person described in clause (y) above in respect of such Confidential Information or (iii) is independently developed by an Investor. If an Investor or any of its Authorized Recipients is required by law or regulation or any legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Investor, such Investor shall promptly notify Nielsen Holdings and the other Investors of such requirement so that Nielsen Holdings may at its own expense oppose such requirement or seek a protective order and request confidential treatment thereof. If such Investor or such Authorized Recipient is nonetheless required, or such a request nonetheless remains outstanding, to disclose any such Confidential Information, such Investor or Authorized Recipient may disclose such portion of such Confidential Information without liability hereunder.

10.5.2	The Parties are aware that, as long as Nielsen Holdings shall have shareholders other than Luxco and/or any other entity which is directly or indirectly a Wholly-Owned Subsidiary of Luxco (“Minority Shareholders”), any material non-public information provided by Nielsen Holdings or any of its subsidiaries to Luxco or any Affiliate or direct or indirect shareholder of Luxco may also need to be provided to those Minority Shareholders. The Parties shall seek to minimise such provision of non-public information to persons other than Nielsen Holdings Directors and shall take appropriate measures and agree appropriate arrangements to ensure that the provision of non-public information to Nielsen Holdings Directors and the use of such information by Nielsen Holdings Directors shall not result in any requirement to provide such information also to any other Person, including any Minority Shareholders. The Nielsen Holdings Board Regulations shall allow, to the maximum extent permitted by applicable law, the Nielsen Holdings Directors to share non-public information received by them with other Representatives of the Investor on whose nomination they have been appointed.

10.5.3	No public announcement or press release concerning the business of the Group or this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Nielsen Holdings Board, which may also be given in general terms with respect to categories of announcements. This provision shall not prohibit any public announcement or press release required to be made by any applicable laws or regulations, provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with the other Parties concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

10.6	Offering Expenses.

Nielsen Holdings shall pay all Offering Expenses in connection with the IPO, including any Offering Expenses of the Investors.

10.7	VCOC Management Rights Agreements.

10.7.1	Each of Luxco, TNC, Bidco and each Investor hereby agrees to amend such Investor’s VCOC Management Rights Agreement (if any) in the following manner:

(a)	the term “Interests” as used in such VCOC Management Rights Agreement shall mean equity interests in Luxco and its subsidiaries;

(b)	the term “Shareholders’ Agreement” shall mean this Agreement and the shareholders’ agreement by and among the Investors and Luxco dated as of the date hereof;

(c)	all references to the term “VNU” used in such VCOC Management Rights Agreement shall be deemed to include a reference to Nielsen Holdings; and

(d)	the following new paragraph shall be deemed to be added to the end of such VCOC Management Rights Agreement, prior to the signature pages: “The VCOC Investor may be entitled to certain confidential information relating to the Companies as provided to directors of the Companies who are its or its affiliates’ direct or indirect designees to such boards of directors, subject to the maintenance of adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the entities in the Companies in violation of applicable law, unless (and, in such case to the extent) the provision of such information has been specifically restricted by the board of directors of Nielsen Holdings N.V. The VCOC Investor and the Companies agree to take appropriate measures to ensure that the provision of non-public information to the VCOC Investor and the use of such information by the VCOC Investor shall not result in any requirement to provide such information also to any other person, including any minority shareholders of the Companies.”.

By its execution of this Agreement, Nielsen Holdings agrees to be bound by the terms and obligations applicable to “VNU” in each Investor’s VCOC Management Rights Agreement as if it were a party thereto.

10.7.2	In the event Luxco ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulations) or the investment in Luxco by a VCOC Investor otherwise ceases to qualify as a VCOC Investment, (i) each VCOC Investor may elect to require Luxco, to the extent permissible under applicable law, to distribute an undivided interest in a number of shares of Common Stock equal to (A) the total number of Luxco Held Shares multiplied by (B) the Percentage Interest of such VCOC Investor (or a portion of such Percentage Interest as designated by such VCOC Investor) (each, an “Undivided Common Stock Interest”) to such VCOC Investor (in exchange for a corresponding portion of Luxco shares held by such VCOC Investor) and (ii) each of Luxco, Nielsen Holdings, TNC and each Investor will cooperate in good faith to take all reasonable actions necessary to facilitate any such election by a VCOC Investor. Following the exchange of such shares in Luxco for the Undivided Common Stock Interest, the VCOC Investor shall exchange such Undivided Common Stock Interest for the number of shares of Common Stock represented by such Undivided Common Stock Interest. It is understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

10.7.3	The provision of information under the VCOC Management Rights Agreements shall be subject to the provisions of Article 10.5.

11.	MISCELLANEOUS

11.1	Waiver; Amendment

This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by Nielsen Holdings and each Investor together with its Affiliated Investors holding a direct or indirect interest in at least 1% of the then outstanding Listed Shares provided that (x) the Parties agree to amend, supplement or otherwise modify this Agreement as may be necessary to comply with the laws, regulations and rules of any Selected Offering Jurisdiction and the rules of the relevant Selected Securities Exchange in connection with the IPO, (y) any amendment that disproportionately affects any Investor shall require the consent of such Investor and (z) any amendment to the last sentence of Article 3.5.1, the last sentence of Article 3.5.2 or Article 10.5.1 that affects any Investor shall require the consent of such Investor. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

11.2	Effectiveness; Termination

11.2.1	This Agreement shall become effective on the Closing Date and, subject to Articles 11.2.2 and 11.2.3, shall terminate and be of no further force or effect upon the earlier of:

(a)	the written agreement of all Parties hereto;

(b)	if and when Luxco ceases to hold any Listed Shares.

11.2.2	Subject to Article 11.2.3, at the time an Investor and its Affiliates (aggregated) ceases to directly or indirectly through its ownership in Luxco hold any Listed Shares, such Investor shall cease to be a Party and be bound by this Agreement.

11.2.3	Notwithstanding any termination of this Agreement pursuant to Article 11.2.1 or any termination with respect to an Investor pursuant to Article 11.2.2, (i) the provisions of Articles 10.2, 10.3, 10.4 and 10.5 shall survive and continue to bind each Party for a period of one year after such termination, and (ii) Articles 1 and 11, which shall survive for so long as Luxco or any Investor holds any Listed Shares.

11.2.4	This Agreement supersedes and replaces the Current Shareholders’ Agreement in its entirety. The Parties are released from any and all obligations and liabilities under the Current Shareholders’ Agreement and shall have no obligation or liability thereunder, except to the extent of any rights or obligations accrued thereunder up to the date hereof.

11.3	Notices

Any notices or other communications required or permitted to be given to a Party hereunder shall be sufficiently given if in writing and either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service such as DHL, (iv) sent by facsimile transmission or electronic mail, with verbal or electronic confirmation of receipt, and addressed (x) for the Investors, Luxco and the Intermediate Holdcos, as set forth in Schedule 8 or (z) for any new Investor, as contained in the Accession Agreement or other written instrument pursuant to which such new Investor becomes a Party to this Agreement, or, in each case, to such other address as the relevant Party shall have given notice of pursuant hereto. All such notices and other communications shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery; (ii) if by registered or certified mail, on the seventh day after the mailing thereof, (iii) if by overnight delivery service such as DHL, on the next Business Day; and (iv) if by facsimile transmission or electronic mail, on the day that verbal or electronic confirmation of receipt by the recipient is obtained from the recipient.

11.4	Applicable Law

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, except to the extent that the matter in question is mandatorily required to be governed by Luxembourg law or Dutch law, in which case it will be governed by the applicable provisions of such law.

11.5	Nielsen Holdings not Party to Voting Arrangements

If and to the extent any provisions in this Agreement constitutes a voting arrangement between the shareholders of Nielsen Holdings under Dutch law, Nielsen Holdings shall be considered not to be a Party to this Agreement in respect of those provisions.

11.6	Disputes

All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York (other than with respect to an appeal from such courts to a higher court outside of the State of New York). The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11.7	Assignment

Except as permitted in this Agreement, the rights and obligations under this Agreement may not be Transferred by any Party hereto, in whole or in part, to any Third Party, and any purported Transfer without such consent shall be void and unenforceable. Without the prior approval of Nielsen Holdings and those Investors (or group of Affiliated Investors) each holding a direct or indirect interest in at least 1% of the outstanding Listed Shares, the rights and obligations under this Agreement of any other Party hereto may not be Transferred, and any purported Transfer without such approval shall be void and unenforceable. The rights and obligations hereunder, including without limitation the right to nominate, designate or appoint any member of any of the Boards or any committee thereof, or remove any such nominee, designee or appointee, are personal to each Investor or group of Affiliated Investors entitled to do so hereunder and may not be assigned to any Person except with the prior approval of the Nielsen Holdings Board, provided that each Investor shall be permitted to assign any such right to one or more of its Affiliates.

11.8	Specific Performance

Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of the provisions of this Agreement. In the event of a breach of this Agreement by a Party which breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

11.9	Fiduciary Duties; Exculpation Clause

To the maximum extent permitted by law, no Investor and no Representative shall have a fiduciary or similar duty to the other Investors, to any members of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group, and each Investor (on behalf of itself, its Representatives), Luxco and each Intermediate Holdco hereby waives any claim relating to a breach of fiduciary or similar duty it has or may have in connection with any action or inaction by any Investor or any such Representative. Without limiting the foregoing, to the maximum extent permitted by law, none of the Investors and none of the representatives, nominees, designees or other Representatives of any Investor on any Board or any committee of any member of the Group thereof shall have any liability for breach or alleged breach of fiduciary or similar duty to the Investors, to any member of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group and is and shall be fully exculpated from all such liability. Each of the Parties hereby waives any and all claims it has or may have relating to any such breach or alleged breach of fiduciary or similar duty. The foregoing shall not be deemed to limit the obligations of the Investors under this Agreement.

11.10	No Recourse

Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Representative of any Investor or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Investor or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

11.11	Further Assurances

The Parties will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement, the transactions contemplated by this Agreement and every provision thereof.

11.12	Several Obligations

The obligations of each of the Parties under this Agreement shall be several and not joint.

11.13	Third Parties

This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto save that Article 6 shall inure to the benefit of, and shall be enforceable by, an Investor’s Representatives.

11.14	Entire Agreement

This Agreement and the schedules hereto represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof, including the Centerview Investment Agreement. Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein.

11.15	Titles and Headings

The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

11.16	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

11.17	Severability

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

11.18	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date first above written.

NIELSEN HOLDINGS N.V.

By:	/s/ Harris Black
	Name:	Harris Black
	Title:	Secretary

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

VALCON ACQUISITION B.V

By:	/s/ M.J.B. Rutte
	Name:	M.J.B. Rutte
	Title:	Director A

By:	/s/ Patrick Healy
	Name:	Patrick Healy
	Title:	Director B

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THE NIELSEN COMPANY B.V

By:	/s/ M.J.B. Rutte
	Name:	M.J.B. Rutte
	Title:	Managing Director

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

VALCON ACQUISITION HOLDING (LUXEMBOURG) S.À R.L.

By:	/s/ Wolfgang Zettel
	Name:	Wolfgang Zettel
	Title:	Director A

By:	/s/ Patrick Healy
	Name:	Patrick Healy
	Title:	Director B

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

ALPINVEST PARTNERS CS INVESTMENTS 2006 C.V., represented by AlpInvest Partners B.V., its general partner, in its turn represented by AlpInvest Partners N.V., its managing director

By:	/s/ P.F.F. de van der Schueren
	Name:	P.F.F. de van der Schueren
	Title:	Chief Legal Officer

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

ALPINVEST PARTNERS LATER STAGE CO-INVESTMENTS CUSTODIAN II-A, BV, represented by AlpInvest Partners N.V., its managing director

By:	/s/ P.F.F. de van der Schueren
	Name:	P.F.F. de van der Schueren
	Title:	Chief Legal Officer

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V, L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V, L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V, L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-A, L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-SMD, L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BCP (CAYMAN) V-S, L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

BCP V CO-INVESTORS (CAYMAN), L.P.

By:	/s/ Michael Chae
	Name:	Michael Chae
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

CARLYLE PARTNERS IV CAYMAN, L.P.

By:	TC Group IV Cayman, L.P., its general partner

By:	CP IV GP Ltd., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

CP IV COINVESTMENT CAYMAN, L.P.

By:	TC Group IV Cayman, L.P., its general partner

By:	CP IV GP Ltd., its general partner

By:	/s/ Daniel A. D’Aniello
	Name:	Daniel A. D’Aniello
	Title:	Director

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

CEP II PARTICIPATIONS S.À R.L. SICAR

By:	/s/ Sam Brown III
	Name:	Sam Brown III
	Title:	Director

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

CENTERVIEW CAPITAL, L.P.

By:	Centerview Partners GP, L.P.
Its General Partner

By:	Centerview Capital GP, LLC
Its General Partner

By:	/s/ David Hooper
	Name:	David Hooper
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

CENTERVIEW EMPLOYEES, L.P.

By:	Centerview Capital GP, LLC
Its General Partner

By:	/s/ David Hooper
	Name:	David Hooper
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

CENTERVIEW VNU LLC

By:	Centerview Partners Capital Holdings LLC,
its Managing Member

By:	/s/ James Kilts
	Name:	James Kilts
	Title:	Founding Partner

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

HELLMAN & FRIEDMAN CAPITAL PARTNERS V (CAYMAN), L.P.

By:	Hellman & Friedman Investors V (Cayman), Ltd.

By:	/s/ Georgia Lee
	Name:	Georgia Lee
	Title:	Vice President

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

HELLMAN & FRIEDMAN CAPITAL PARTNERS V (CAYMAN PARALLEL), L.P.

By:	Hellman & Friedman Investors V (Cayman), L.P.

By:	Hellman & Friedman Investors V (Cayman), Ltd.

By:	/s/ Georgia Lee
	Name:	Georgia Lee
	Title:	Vice President

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES V (CAYMAN), L.P.

By:	Hellman & Friedman Investors V (Cayman), L.P.

By:	Hellman & Friedman Investors V (Cayman), Ltd.

By:	/s/ Georgia Lee
	Name:	Georgia Lee
	Title:	Vice President

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

KKR VNU (MILLENIUM) L.P.

By:	KKR VNU (Millennium) Limited

its General Partner

By:	/s/ Simon Brown
	Name:	Simon Brown
	Title:	Member

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

KKR MILLENNIUM FUND (OVERSEAS), LIMITED PARTNERSHIP

By: KKR Associates Millennium (Overseas), Limited Partnership
its General Partner

By:	KKR Millennium Limited
its General Partner

By:	/s/ Bill Janetschek
	Name:	Bill Janetschek
	Title:	Authorized Person

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

KKR VNU EQUITY INVESTORS, L.P.

By:	KKR VNU GP Limited

its General Partner

By:	/s/ Simon Brown
	Name:	Simon Brown
	Title:	Member

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THL FUND VI (ALTERNATIVE) CORP.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THL COINVESTMENT PARTNERS, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THL EQUITY FUND VI INVESTORS (VNU), L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THL EQUITY FUND VI INVESTORS (VNU) II, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THL EQUITY FUND VI INVESTORS (VNU) III, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THL EQUITY FUND VI INVESTORS (VNU) IV, LLC

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

PUTNAM INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND V, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THOMAS H. LEE (ALTERNATIVE) CAYMAN FUND V, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THOMAS H. LEE (ALTERNATIVE) FUND VI, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND VI, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

THOMAS H. LEE (ALTERNATIVE) PARALLEL (DT) FUND VI, L.P.

By:	/s/ Scott Schoen
	Name:	Scott Schoen
	Title:	Co-president

[Signature Page – Nielsen Holdings Shareholders’ Agreement]

SCHEDULE 1

INVESTORS

AlpInvest Funds

AlpInvest Partners CS Investments 2006 C.V.

AlpInvest Partners Later Stage Co-Investments Custodian II-A, BV

Blackstone Funds

Blackstone Capital Partners (Cayman) V, L.P.

Blackstone Family Investment Partnership (Cayman) V, L.P.

Blackstone Participation Partnership (Cayman) V, L.P.

Blackstone Capital Partners (Cayman) V-A, L.P.

Blackstone Family Investment Partnership (Cayman) V-SMD, L.P.

BCP (Cayman) V-S, L.P.

BCP V Co-Investors (Cayman), L.P.

Carlyle Funds

Carlyle Partners IV Cayman, L.P.

CP IV Coinvestment Cayman, L.P.

CEP II Participations S.à r.l. SICAR

Centerview Funds

Centerview Capital, L.P.

Centerview Employees, L.P.

Centerview VNU LLC

Hellman & Friedman Funds

Hellman & Friedman Capital Partners V (Cayman), L.P.

Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.

Hellman & Friedman Capital Associates V (Cayman), L.P.

KKR Funds

KKR VNU (Millennium), L.P.

KKR Millennium Fund (Overseas), L.P.

KKR VNU Equity Investors, L.P.

Thomas H. Lee Funds

THL (Alternative) Fund V, L.P.

THL Coinvestment Partners, L.P.

THL Equity Fund VI Investors (VNU), L.P.

THL Equity Fund VI Investors (VNU) II, L.P.

THL Equity Fund VI Investors (VNU) III, L.P.

THL Equity Fund VI Investors (VNU) IV, LLC

Putnam Investment Holdings, LLC

Putnam Investments Employees’ Securities Company I LLC

Putnam Investments Employees’ Securities Company II LLC

Putnam Investments Employees’ Securities Company III LLC

Thomas H. Lee Investors Limited Partnership

Thomas H. Lee (Alternative) Parallel Fund V, L.P.

Thomas H. Lee (Alternative) Cayman Fund V, L.P.

Thomas H. Lee (Alternative) Fund VI, L.P.

Thomas H. Lee (Alternative) Parallel Fund VI, L.P.

Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.

SCHEDULE 2

INITIAL MEMBERS OF BOARDS AND COMMITTEES

PART A

NIELSEN HOLDINGS NON-EXECUTIVE DIRECTORS

James A. Attwood Jr. (Carlyle)

Richard J. Bressler (Thomas H. Lee Partners)

Simon E. Brown (KKR)

Michael S. Chae (Blackstone)

Patrick J. Healy (Hellman & Friedman)

Karen Hoguet (Independent)

Eliot P.S. Merrill (Carlyle)

Iain Leigh (AlpInvest)

Alexander Navab (KKR)

Robert Reid (Blackstone)

Scott A. Schoen (Thomas H. Lee Partners)

James M. Kilts (Centerview, current Chairman)

Robert Pozen (Independent)

Javier G. Teruel (Independent)

NIELSEN HOLDINGS EXECUTIVE DIRECTOR

David Calhoun

PART B

SPONSOR COMMITTEE

James A. Attwood Jr. (Carlyle)

Michael S. Chae (Blackstone)

Patrick J. Healy (Hellman & Friedman)

Alexander Navab (KKR)

Scott A. Schoen (Thomas H. Lee Partners)

PART C

TNC MANAGING DIRECTORS

David Calhoun

Marcel Rutte

PART D

TNC SUPERVISORY DIRECTORS

James A. Attwood (Carlyle)

Richard J. Bressler (Thomas H. Lee Partners)

Simon E. Brown (KKR)

Michael S. Chae (Blackstone)

Patrick J. Healy (Hellman & Friedman)

Karen Hoguet (Independent)

James M. Kilts (Centerview, current Chairman)

Iain Leigh (AlpInvest)

Eliot P.S. Merrill (Carlyle)

Alexander Navab (KKR)

Robert Reid (Blackstone)

Scott A. Schoen (Thomas H. Lee Partners)

Robert Pozen (Independent)

Javier G. Teruel (Independent)

PART E

AUDIT COMMITTEE

Richard J. Bressler (Thomas H. Lee Partners, current Chairman)

Patrick J. Healy (Hellman & Friedman)

Karen Hoguet (Independent)

Robert Pozen (Independent)

Javier G. Teruel (Independent)

PART F

COMPENSATION COMMITTEE

James Attwood (Carlyle)

Michael S. Chae (Blackstone, current Chairman)

Patrick J. Healy (Hellman & Friedman)

Karen Hoguet (Independent)

Alexander Navab (KKR)

Scott A. Schoen (Thomas H. Lee Partners)

Javier G. Teruel (Independent)

PART G

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

James Attwood (Carlyle, current Chairman)

Michael S. Chae (Blackstone)

Patrick J. Healy (Hellman & Friedman)

Alexander Navab (KKR)

Robert Pozen (Independent)

Scott A. Schoen (Thomas H. Lee Partners)

SCHEDULE 3

NIELSEN HOLDINGS ARTICLES

Informal translation in the English language of the substance of the original notarial deed of amendment to the articles of association of Nielsen Holdings B.V. (new name: Nielsen Holdings N.V.) in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardising the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern.

CONVERSION AND AMENDMENT TO THE ARTICLES OF ASSOCIATION

OF NIELSEN HOLDINGS B.V.

(new name: Nielsen Holdings N.V.)

On the twenty-first day of January two thousand eleven appeared before me, dr. Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands:

Mr Leendert Arie Dirk Kranenburg, in this matter with residence at the offices of Clifford Chance LLP, Droogbak 1a, 1013 GE Amsterdam, The Netherlands, born in Zeist, The Netherlands, on the eleventh day of December nineteen hundred eighty-three.

The person appearing has declared that the general meeting of shareholders of Nielsen Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34248449 (the “Company”), has resolved on the thirtieth day of August two thousand ten under the condition precedent of the adoption of a resolution to the same effect of the board of the Company, to convert the Company into a public company (naamloze vennootschap) and to amend and completely renew the articles of association of the Company as stated hereinafter as well as to authorise the person appearing to execute this deed of amendment to the articles of association of which resolutions appear from a photocopy of the shareholders’ resolution attached to this deed (Schedule I).

The person appearing has also declared that the above mentioned condition precedent has been fulfilled pursuant to a resolution of the board of the Company, of which resolution appears from a photocopy of said resolution attached to this deed (Schedule II).

Finally the person appearing has declared that the articles of association of the Company were last amended by deed on the thirtieth day of August two thousand ten executed before a deputy of me, the aforementioned civil law notary dr. T.P. van Duuren, for which the ministerial declaration of no objections was granted on the the twenty-ninth day of August two thousand ten under number B.V. 1375081.

In order to execute said resolution the person appearing has declared to convert the Company into a public company (naamloze vennootschap) and to amend and completely renew the articles of association as follows:

CHAPTER I DEFINITIONS.

1.	DEFINITIONS.

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other accountant referred to in 2:393 DCC, or an organisation within which such accountants cooperate.

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes as required under 2:361 et seq. DCC prepared in accordance with IFRS (International Financial Reporting Standards);

1.1.3	the “board”: the board of directors of the Company (bestuur);

1.1.4	the “Company”: the company governed by these articles of association;

1.1.5	the “DCC”: the Dutch Civil Code;

1.1.6	the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued and paid up share capital plus the reserves which must be maintained by law and these articles of association;

1.1.7	an “e-mail”: a legible and reproducible message sent by electronic means of communication;

1.1.8	“group” and “group company”: the meaning given to those terms in 2:24b DCC;

1.1.9	“preference shares A”: redeemable cumulative preference shares PA of whatever individual series as referred to in article 4;

1.1.10	“preference shares B”: redeemable cumulative preference shares PB of whatever individual series as referred to in article 4;

1.1.11	“preference shares”: preference shares A and preference shares B together;

1.1.12	“subsidiary”: the meaning given to this term in 2:24a DCC;

1.2	In addition, unless the context requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II NAME. SEAT. OBJECTS.

2.	NAME. SEAT.

2.1	The name of the Company is: Nielsen Holdings N.V.

2.2	The seat (statutaire zetel) of the Company is in Amsterdam, The Netherlands.

3.	OBJECTS.

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses, companies and enterprises of any nature;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

(c)	to grant guarantees and to grant security interests over the assets of the Company for the benefit of companies and enterprises of any nature with which the Company forms a group;

(d)	to acquire, to develop, to trade in, to encumber and to dispose of and to transfer patents, trademarks, licenses, know-how, copyright, databases, industrial and intellectual property-rights or other intangible assets of any kind and any right to or interest therein;

(e)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets, real property and other tangible assets of any kind and any right to or interest therein;

(f)	to advise and to render services to businesses, companies and enterprises of any nature;

(g)	to carry out all sorts of industrial, financial and commercial activities, including developing, manufacturing, the import, export, purchase, sale, distribution and marketing of goods and services,

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

CHAPTER III CAPITAL AND SHARES.

4.	AUTHORISED CAPITAL.

4.1	The authorised capital amounts to ninety-one million euro (EUR 91,000,000.00) consisting of one billion one hundred eighty-five million eight hundred thousand (1,185,800,000) ordinary shares of seven eurocent (EUR 0.07) each, fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PA of seven eurocent (EUR 0.07) each and fifty-seven million one hundred thousand (57,100,000) redeemable cumulative preference shares PB of seven eurocent (EUR 0.07) each. Redeemable cumulative preference shares may be issued in individual series and each series shall constitute a separate class of shares.

4.2	Where in these articles of association reference is made to shares and shareholders this shall include the shares of each class as well as the holders of shares of each class

CHAPTER IV ISSUE OF SHARES AND RIGHTS FOR SHARES. ACQUISITION OF OWN SHARES. CAPITAL REDUCTION.

5.	ISSUE OF SHARES AND RIGHTS FOR SHARES.

5.1	Shares may be issued pursuant to a resolution of the board.

5.2	The irrevocable delegation in article 5.1 to the board of the exclusive power to issue shares shall be valid for a period of five (5) years starting on the date these articles of association enter into force and ending on the fifth anniversary of that date (unless this period is extended in accordance with article 5.3) and shall include the irrevocable and exclusive authority to issue all shares forming part of the authorised capital from time to time and which are not yet issued at the date of the relevant board resolution.

5.3	The irrevocable delegation in article 5.1 of the board as being the body that has the exclusive power to issue shares may, by these articles of association or by a resolution of the general meeting of shareholders, be extended at any time for a period not exceeding five (5) years. If the delegation is extended, the number of shares which may be issued shall be determined at the same time. Unless otherwise specified in the delegation such authority may not be withdrawn.

5.4	If the delegation to the board of the exclusive power to issue shares lapses, the general meeting of shareholders shall be competent to issue shares unless the board is delegated for this purpose by a resolution of the general meeting of shareholders. Any resolution of the general meeting of shareholders to issue shares or to authorise the board for this purpose will only be taken on the proposal of the board.

5.5	Within eight (8) days after each resolution of the general meeting of shareholders to issue shares or to delegate the exclusive power to issue shares to the board, the Company shall deposit the full wording of the resolution at the office of the Dutch commercial register.

5.6	Within eight (8) days of the end of each calendar quarter the Company shall notify the Dutch commercial register of the number and class of shares issued in the previous calendar quarter.

5.7	As long as the board is authorised to issue shares, it shall have the exclusive power to issue shares and the general meeting of shareholders cannot issue shares.

5.8	The provisions in articles 5.1 through 5.7 apply equally to the granting of rights to subscribe for shares but not to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

5.9	The board is competent to enter into the following legal acts, without prior approval of the general meeting of shareholders:

(a)	pertaining to the subscription for shares whereby special obligations are imposed upon the Company;

(b)	pertaining to the acquisition of shares on terms other than that on which a participation in the Company is offered to the public;

(c)	purporting to confer an advantage on an incorporator of the Company or on a third person involved with the incorporation of the Company; and

(d)	pertaining to a non-cash contribution on shares.

5.10	The Company shall not cooperate with the issuance of depositary receipts for shares, unless the board specifically resolves otherwise on a case by case basis.

6.	CONDITIONS OF ISSUE OF SHARES AND RIGHTS FOR SHARES. PRE-EMPTIVE RIGHTS.

6.1	In the resolution to issue shares, the price and further conditions of the issue shall be determined. The issue price per share may not be lower than the nominal value of that share.

6.2	If ordinary shares are to be issued, every holder of ordinary shares holds a pre-emptive right to acquire a proportion of such ordinary shares equal to the aggregate nominal value of its ordinary shares in proportion to the aggregate nominal value of all issued and outstanding ordinary shares immediately prior to such issue. However, a holder of shares will not have a pre-emptive right to:

(a)	shares which are issued against contribution other than in cash; or

(b)	shares which are issued to employees of the Company or to employees of a member of the group to which the Company belongs.

6.3	If preference shares are to be issued, none of the holders of shares will have a pre-emptive right in respect of such preference shares.

6.4	The pre-emptive right described in article 6.2, may be restricted or excluded by a resolution of the board, provided that the board may only exercise this authority if it has, at that time, been delegated the authority to issue shares. The provisions of articles 5.2 through 5.4 apply equally to the delegation to the board of the authority to restrict or exclude such pre-emptive right. If the general meeting of shareholders has not delegated the authority to restrict or exclude such pre-emptive right to the board, such pre-emptive right may be restricted or excluded by a resolution of the general meeting of shareholders upon a proposal by the board. A resolution of the general meeting of shareholders to restrict or exclude the pre-emptive right described in article 6.2 or to delegate the power to do so to the board requires a majority of at least two/thirds (2/3) of the votes cast if less than one half (1/2) of the issued capital is present or represented at that general meeting of shareholders. Within eight (8) days after such resolution, the full wording of the resolution shall be deposited at the office of the Dutch commercial register.

6.5	Articles 6.2 through 6.4 apply equally to the granting of rights to subscribe for shares. Shareholders do not have a pre-emptive right to shares which are issued to a party who exercises an already previously acquired right to subscribe for shares.

7.	PAYMENTS FOR SHARES. SHARE PREMIUM RESERVE. SHARE PROFIT RESERVE.

7.1	Upon subscription for a share, the full nominal value of such share must be paid to the Company and, in addition, if the share is subscribed for at a price higher than the nominal value, an amount equal to the difference between the nominal value and the subscription price.

7.2	The Company shall maintain, in addition to other reserves, a separate share premium reserve and separate share profit reserve for each class of shares for the exclusive benefit of the holders of the relevant shares. If upon the issue of shares more than the nominal value is paid by the relevant shareholder, in cash or in kind, the excess shall be recorded in the share premium reserve for the relevant class of shares.

7.3	Payment for shares must be made in cash unless another form of payment or contribution has been agreed. Payment in currency other than euro may only be made with the board’s permission.

8.	ACQUISITION BY THE COMPANY OF ITS OWN SHARES.

8.1	The acquisition by the Company of shares in its own capital which are not fully paid up will be null and void.

8.2	The Company may only acquire fully paid up shares in its own capital if (i) the acquisition is made for nil consideration or (ii) the Company’s equity less the acquisition price is not less than the sum of the paid and called up part of the Company’s capital and the reserves which the Company must maintain by law and these articles of association. Without prejudice to the provisions in the preceding sentence, if the shares have been admitted to a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state of the European Union, the nominal value of the shares in its capital which the Company acquires, holds or holds as a pledgee or which are held by a subsidiary of the Company, may not exceed one half (1/2) of its issued capital.

8.3	For the purposes of article 8.2 (ii), the Company’s equity shall be that specified in the last adopted balance sheet of the Company, less the acquisition price for shares in the capital of the Company acquired since that date, less the amount of loans granted by the Company or its subsidiaries for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company and less any distributions to others from profits or reserves which have become due by the Company or subsidiaries of the Company after that balance sheet date. If more than six (6) months have elapsed since the end of the financial year of the Company without the annual accounts for that year having been adopted pursuant to article 26.4, then an acquisition of own shares pursuant to article 8.2 is not permitted.

8.4	Any acquisition of shares by the Company for consideration may be made only if and to the extent the board has been authorised to do so by the general meeting of shareholders. Such authorisation shall be valid for no more than five (5) years. Such authorisation will be valid for no more than eighteen (18) months if and when the shares of the Company are admitted to trading on a regulated market or a multilateral trading facility as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) or a system comparable to a regulated market or multilateral trading facility in a state which is not a member state. The general meeting of shareholders shall specify in its authorisation the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

8.5	The authorisation referred to in article 8.4 will not be required for the acquisition of shares in the capital of the Company by the Company in order to transfer such shares to employees of the Company or employees of a member of the group to which the Company belongs by virtue of an existing arrangement applicable to said employees. These shares must be included in the official price list of a stock exchange.

8.6	The term ‘shares’ in articles 8.2 through 8.5 includes depositary receipts issued for shares.

8.7	In the general meeting of shareholders, no votes may be cast in respect of a share in the capital of the Company held by the Company or a subsidiary of the Company; no votes may be cast in respect of a share in the capital of the Company for which the depository receipt is held by the Company or a subsidiary of the Company. Usufructuaries or pledgees of a share in the capital of the Company held by the Company or a subsidiary of the Company will not be excluded from voting rights, if the right of usufruct or pledge was created before the Company or such subsidiary of the Company held such share. The Company or a subsidiary of the Company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

8.8	In the determination of the number of votes exercised in a general meeting of shareholders, the extent to which shareholders are present or represented or the extent to which the share capital is present or is represented, the shares for which no votes may be cast pursuant to the above will not be taken into account.

9.	CAPITAL REDUCTION.

9.1	At the proposal of the board, the general meeting of shareholders may pass a resolution to reduce the issued capital:

(c)	by the cancellation of shares; or

(d)	by reducing the nominal value of the shares in an amendment of these articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in 2:67 DCC.

Such resolution shall specify the shares to which the resolution relates and the manner in which such reduction shall be implemented. Such resolution may only relate to ordinary shares if and to the extent all issued preference shares have been repaid in full.

9.2	A resolution for the cancellation of shares may only relate to shares held by the Company itself or of which it holds the depositary receipts or to all the shares of a class. If there are different classes of shares, a resolution to reduce the capital requires a prior or simultaneous resolution of approval by each group of shareholders of the same class whose rights are prejudiced. In case of cancellation of preference shares, payment on the preference shares concerned shall be made in the amount equal to:
(e)	the nominal amount paid up on the preference shares concerned; plus

(f)	the pro rata portion of the amount credited to the separate share premium reserve of the class of preference shares concerned; plus

(g)	an amount equal to the preference dividend accrued but not yet declared and paid and calculated over the period from the date of issue of the preference shares concerned up to and including the day of payment in accordance with article 26.1.

9.3	Reduction of the nominal value of the shares without repayment and without exemption from the liability for repayment shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.4	Partial repayment of the nominal value of shares or exemption from the liability for repayment will only be possible by way of implementation of a resolution for reduction of the nominal value of the shares. Such a repayment or exemption shall be made proportionately on all shares of the same class. The requirement of proportionality may be deviated from only with the consent of all shareholders of the class concerned.

9.5	A resolution of the general meeting of shareholders for a capital reduction as contemplated in article 9.1 requires a majority of at least two/thirds (2/3) of the votes cast, if less than one half (1/2) of the issued capital is represented at that general meeting of shareholders.

9.6	The convening notice for a meeting in which a resolution as contemplated in article 9.1 will be proposed, will state the objective of the capital reduction and the manner in which such reduction will be implemented. If the proposed capital reduction involves an amendment of these articles of association, those persons who have sent such a convening notice shall simultaneously deposit a copy of the proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder until the end of the meeting.

9.7	The Company shall deposit any resolutions referred to in article 9 at the office of the Dutch commercial register and will announce such deposit in a nationally distributed daily newspaper in The Netherlands.

9.8	At the proposal of the board, the general meeting of shareholders may resolve that a repayment of share capital will either fully or partly be made, not in cash but in any assets of the Company, including participations in a company in which the Company participates either directly or indirectly.

10.	GRANTING OF LOANS FOR THE PURPOSE OF THE SUBSCRIPTION OR ACQUISITION BY THIRD PARTIES OF SHARES.

10.1	The Company and its subsidiaries may not grant loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the Company or of depositary receipts issued therefor unless (i) the board resolves to make such loan, (ii) the general meeting of shareholders has granted its approval by means of a resolution adopted with a majority of ninety-five percent (95%) of the votes cast and (iii) the following conditions have been met:

(h)	the granting of the loan, including the interest which the Company receives and the collateral provided to the Company, shall be on fair market terms;

(i)	the net assets of the Company, less the amount of the loan, shall not be less than the sum of the paid and called up part of the capital and the reserves of the Company which must be maintained by law and these articles of association;

(j)	the creditworthiness of the third party or, if transactions involve more parties, of each other party involved has been carefully examined;

(k)	if the loan is granted for the purpose of the subscription of shares within the framework of an increase of the issued capital of the Company or for the purposes of the acquisition of shares held by the Company in its own capital, the price at which the shares are subscribed or acquired shall be fair.

10.2	The Company shall maintain a non-distributable reserve in the amount of the loans referred to in article 10.1.

10.3	Articles 10.1 and 10.2 do not apply in respect of any shares or depositary receipts for shares in the capital of the Company issued to or acquired by or for the account of any employee of the Company or any employee of any member of the group to which the Company belongs.

10.4	Notwithstanding anything to the contrary above, the Company shall not make any loans or extensions of credit to any of its directors or employees except as may comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002.

11.	BEARER SHARES AND REGISTERED SHARES. SHARE CERTIFICATES.

11.1	The shares will, at the discretion of the board, either be in bearer form or in registered form.

11.2	A shareholder may request that share certificates are issued for his registered shares.

11.3	Share certificates for registered shares will be available in such denominations as the board may determine.

11.4	All share certificates for registered shares shall be identified by numbers and/or letters in such manner as determined by the board.

11.5	The board may determine that in order to permit or facilitate trading of shares on a stock exchange, share certificates for registered shares may be issued in such form as the board may determine in order to comply with the requirements set by such stock exchange.

11.6	Any request to issue or cancel share certificates for registered shares must be sent to the Company at such address(es) as to be determined by the board.

11.7	Share certificates for bearer shares will either be available in denominations of one (1) share, five (5) shares, ten (10) shares, one hundred (100) shares and denominations of such higher numbers of shares as the board may determine or in the form of one (1) global certificate, as the board may determine. All share certificates for bearer shares shall be identified by numbers and/or letters.

11.8	At the discretion of the board, the holder of bearer shares may, after lodging his share certificate(s) for bearer shares with the Company, have registered shares of the same nominal value issued to it. At the discretion of the board, the holder of registered shares may have share certificate(s) for bearer shares of the same nominal value issued to it.

11.9	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number and/or letters, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of its title and in so far as applicable, the loss of his share certificates to the board, and further subject to such conditions as the board may deem appropriate.

11.10	The issuance of a new share certificate shall render the share certificate which its replaces invalid.

11.11	The issuance of new share certificates or duplicates for share certificates may in appropriate cases, at the discretion of the board, be published in one or more newspapers to be determined by the board.

11.12	All share certificates shall be signed by or on behalf of a member of the board; the signature may be effected by printed facsimile. In addition share certificates may be validly signed by one or more persons designated by the board for that purpose.

12.	SHAREHOLDERS’ REGISTER.

12.1	With due observance of the applicable statutory provisions in respect of registered shares, a shareholders’ register shall be kept by or on behalf of the Company, which shareholders’ register shall be regularly updated and, at the discretion of the board may, in whole or in part, be kept in more than one copy and at more than one address. At least one copy shall be kept at the office of the Company in The Netherlands. The preceding sentence shall not apply to that part of the register which is kept outside of the Netherlands in compliance with applicable legislation or pursuant to the rules of a foreign stock exchange.

12.2	Each name of each holder of registered shares, his address and such further information as is required by law and such other information as the board deems appropriate, whether at the request of a shareholder or not, shall be recorded in the shareholders’ register. Every entry in the shareholders’ register shall be signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.3	The form and the contents of the shareholders’ register shall be determined by the board with due observance of the provisions of articles 12.1 and 12.2.

12.4	Upon request, a holder of registered shares shall be provided with written evidence of the contents of the shareholders’ register with regard to the registered shares registered in its name free of charge, and the statement so issued may be validly signed on behalf of the Company by a member of the board or by a person to be designated for that purpose by the board.

12.5	The provisions of articles 12.1 through 12.4 hereof shall equally apply to persons who hold a right of usufruct or a right of pledge on one or more shares.

12.6

The board shall have power and authority to permit inspection of the shareholders’ register by and to provide information recorded therein, as well as any other information regarding the direct or indirect share holding of a holder of registered shares of which the Company has been notified by that shareholder, to the authorities entrusted with the supervision and/or implementation of the trading of securities on a foreign stock exchange on behalf of the Company and its shareholders, in order to comply with applicable foreign statutory provisions or applicable provisions set by such foreign stock exchange, if and to the extent such requirements apply to the Company and its shareholders as a result of the listing of shares in the share capital of the Company on such foreign stock exchange or the registration of such shares or the registration of an offering of such shares under applicable foreign securities laws.

CHAPTER V TRANSFER OF SHARES. RIGHTS IN REM.

13.	TRANSFER OF SHARES.

13.1	If registered shares are admitted to trading on a regulated market or a multilateral trading facility as referred to in article 2:86c DCC or if registered shares at the time of the transaction may reasonably be expected to be shortly admitted thereto, the transfer of registered shares shall be effected by means of an instrument intended for that purpose (a “Transfer Instrument”) and the written acknowledgement by the Company of the transfer or service of the Transfer Instrument or a true copy or extract on the Company, unless pursuant to article 13 paragraph 2 of the Dutch act of conflict law with respect to property law (Wet conflictenrecht goederenrecht) the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares. If the board has determined that the property laws of the State of New York, United States of America, shall apply to the registered shares, the property laws of the State of New York, United States of America, shall also apply to the withdrawal of the registered shares from a book-entry system.

13.2	If (i) no registered share is admitted to trading on a regulated market or a multilateral trading facility as referred to in 2:86c DCC (ii) no registered shares, at the time of the transaction, may reasonably be expected to be shortly admitted thereto and (iii) the property laws of the State of New York, United States of America, are not applicable to the transfer of a registered share pursuant to article 13.1, the transfer of a registered share shall be effected by means of a notarial deed of transfer, executed before a civil law notary in The Netherlands.

13.3	If share certificates for registered shares have been issued in respect of the shares that are to be transferred in accordance with the provisions of this article 13, the relevant share certificate(s) for registered shares must be submitted to the Company together with the corresponding Transfer Instrument duly signed by the transferor and, if the Company is a party thereto, by the Company.

13.4	If the Company is not a party to the Transfer Instrument in respect of a registered share for which a share certificate has been issued, the Company may acknowledge the transfer by making an annotation on such share certificate as proof of the acknowledgement or by replacing the issued certificate by a new share certificate registered in the name of the transferee.

13.5	The provisions of the preceding paragraphs of this article shall apply correspondingly to the transfer of shares in the event of a division of any share constituting joint property, the transfer of shares as a consequence of a writ of execution and the creation of limited rights on a share.

13.6	Without prejudice to articles 13.1, 13,2, 13.3, 13.4 and 13.5, the Company shall comply with applicable stock exchange regulations in respect of the transfer of shares.

14.	USUFRUCT AND PLEDGE.

14.1	A right of usufruct or a right of pledge may be created over shares.

14.2	Articles 13.1 and 13.2 are correspondingly applicable to the creation and delivery or release of the right of usufruct and to the creation or release of a right of pledge over a registered share.

14.3	The shareholder will retain the voting rights on the shares on which a right of usufruct or a right of pledge is created. However, the voting rights will accrue to the usufructuary or the pledgee if that is determined upon the creation of the right of usufruct or the right of pledge. The shareholder not holding the voting rights, and the usufructuary and the pledgee holding the voting rights, will hold the rights granted by law to the holders of depository receipts of shares issued with the cooperation of the Company.

14.4	The rights referred to in the last sentence of article 14.3 will not accrue to the usufructuary and the pledgee not holding the voting rights.

14.5	The pre-emption rights referred to in article 6 shall accrue to the usufructuary holding the voting rights, subject to the proviso that he shall compensate the value of said rights to the shareholder insofar the former has no claim to them by virtue of his right of usufruct.

15.	SHARES HELD IN UNDIVIDED OWNERSHIP.

15.1	Article 12.5 is correspondingly applicable to the apportionment of registered shares in case of a division of any shares held in undivided ownership.

15.2	If any shares or a right of usufruct or a right of pledge over any share is held by more than one person in undivided ownership, the Company may decide that the joint owners entitled to such shares, persons entitled to such usufruct or pledge may only exercise their rights ensuing from such shares, right of usufruct or a right of pledge vis-a-vis the Company by one person jointly designated by them in writing. In the absence of such a designation, all rights attaching to the share(s) shall be suspended, except the right to receive dividends. The Company can exempt from such decision in respect of shares which are kept in custody by a securities clearing or settlement institution acting as such in the ordinary course of its business.

CHAPTER VI BOARD OF THE COMPANY.

16.	APPOINTMENT. SUSPENSION. DISMISSAL. VACANCIES. REMUNERATION POLICY.

16.1	The Company shall be governed by the board. The board shall consist of one or more executive directors and one or more non-executive directors. Wherever in these articles of association reference is made to ‘directors’ or ‘members of the board’, this shall be understood to refer to executive directors as well as non-executive directors, unless it is explicitly stated otherwise.

16.2	The board shall determine the number of executive directors and the number of non-executive directors.

16.3	Members of the board are appointed by the general meeting of shareholders by an absolute majority of the votes cast and from a list of nominees to be drawn up by the board at its own discretion. The general meeting of shareholders may also appoint members of the board without the prior nomination by the board by way of a shareholders’ resolution adopted with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. If the quorum requirement of one half (1/2) of the issued capital is not met at that meeting, a second meeting may be called for the purpose of appointing members of the board without the prior nomination by the board, it being understood that at that second meeting, and any subsequent meeting for the same purpose, the same majority and quorum requirements shall still apply.

16.4	Only natural persons can be non-executive directors.

16.5	The board may appoint one of the executive directors as chief executive officer for such period as the board may decide. The board may appoint other executive directors to such positions and with such other titles as the board may decide.

16.6	The board shall appoint one of the non-executive directors as chairperson of the board for such a period as the board may decide. The board may appoint one of the non-executive directors as vice chairperson of the board for such a period as the board may decide. If the chairperson is absent, unable or unwilling to take the chair, the vice-chairperson shall be entrusted with the duties entrusted to the chairperson by these articles of association, the regulations of the board or such duties as the board may decide. If at the time there is no vice-chairperson appointed the board shall appoint one of its non-executive directors to such position for such purpose.

16.7	A resolution to appoint a director can only be validly taken by the general meeting of shareholders if the name of the nominee is included in the agenda of such general meeting of shareholders or in the notes thereto, as well as an indication of whether he is nominated as an executive or non-executive director.

16.8	Unless the general meeting of shareholders, on the proposal of the board, determines that a member of the board shall be appointed for a longer period, a member of the board will be appointed until the end of the first annual general meeting of shareholders following his appointment.

16.9	A director may be re-appointed (subject to the provisions of articles 16.1 through 16.8). There is no limit to the number of times a member of the board can be reappointed.

16.10	If a seat is vacant on the board (ontstentenis) or a member of the board is unable to perform his duties (belet), the remaining member or members of the board shall be temporarily entrusted with the governance of the Company and they may, in addition thereto, designate one or more persons, who in accordance with article 18.2 can be granted any title, including the title of ‘director’, to temporarily replace one or more members of the board who are unable to perform their duties or whose seats are vacant (such person a “Designated Director”). In making such designation, the remaining members of the board may determine that a Designated Director shall be granted all of the rights and entrusted with all of the obligations of a member of the board as if he were formally appointed thereto by the general meeting of shareholders, including but not limited to the right to be appointed to any committees of the board, the right to attend, speak and vote at board and committee meetings and the right to represent the Company in accordance with article 18.1.

16.11	If all seats are vacant on the board or all members of the board are unable to perform their duties, the governance of the Company shall be temporarily entrusted to the person designated for that purpose by the general meeting of shareholders. Such designation terminates upon appointment of one or more members of the board at the next following general meeting of shareholders.

16.12	The general meeting of shareholders may at any time suspend or dismiss a director. If a resolution to suspend or dismiss a director is proposed by the board, that resolution may be passed by an absolute majority of the votes cast. If a resolution to suspend or dismiss a director is not proposed by the board, then the general meeting of shareholders may only adopt that resolution to suspend or dismiss a member of the board with a majority of at least two/thirds (2/3) of the votes cast, representing more than one half (1/2) of the issued capital. It is not possible to hold a new meeting at which meeting the resolution can be adopted by the general meeting of shareholders, irrespective of the part of the capital present or represented at such meeting.

16.13	Any suspension by the general meeting of a director may be extended one or more times, but may not last longer than three (3) months in the aggregate. If, at the end of that period no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.14	A member of the board shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.

16.15	The general policy with regard to the remuneration of the directors shall be determined by the general meeting of shareholders, upon a proposal by the compensation committee of the board. Such remuneration policy shall at least cover the items in 2:383c through 2:383e DCC to the extent these relate to the members of the board.

16.16	On the basis of such general remuneration policy determined by the general meeting of shareholders, the board, upon the recommendation of the compensation committee, shall determine the remuneration (if any) of the directors.

17.	BOARD. DIVISION OF DUTIES. REGULATIONS. COMMITTEES.

17.1	Except for the limitations provided for in these articles of association, the board shall be charged with the governance of the Company.

17.2	The policy governing the general affairs of the Company shall be determined by the board. The executive directors shall be charged with the day-to-day affairs of the Company and the non-executive directors shall be charged with the supervision of (i) the day-to-day affairs of the Company and (ii) the preparation of proposals relating to the policy governing the general affairs of the Company.

17.3	The board may entrust the chief executive officer with the operational management of the Company and the business enterprise connected therewith. The board may also entrust the chief executive officer with the preparation of the decision making process of the board and the implementation of the decisions taken by the board, to the extent that the board has not instructed a committee to do so or has not decided otherwise. The chief executive officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other officers or other persons.

17.4	The board may draw up regulations governing the further division of duties between the members of the board and the internal organisation of the board. Such regulations may also contain an allocation of duties and delegation of powers to one or more directors or committees of directors, provided such rules do not violate the provisions of these articles of association. The board shall in any event have an audit committee, a nomination and corporate governance committee and a compensation committee. The board may in addition establish any other committee it deems appropriate.

17.5	Without prejudice to other provisions of these articles of association, resolutions of the board concerning a significant change to the identity or the nature of the Company or the business shall be subject to approval of the general meeting of shareholders, including in any case:

(l)	transfer of the enterprise of the Company, or substantially the entire enterprise of the Company, to a third party;

(m)	entering into or terminating any long-term co-operation by the Company or a subsidiary of the Company with another legal entity or company or as a fully liable partner in a limited partnership or a general partnership, if this co-operation or termination has far-reaching consequences for the Company; and

(n)	the acquisition or divestment by the Company or a subsidiary of the Company of a participation in the capital of another company worth at least one/third (1/3) of the Company’s gross assets according to its balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts or, if the Company prepares a consolidated balance sheet, according to its consolidated balance sheet with explanatory notes as included in the Company’s most recently adopted annual accounts.

The absence of approval by the general meeting of shareholders of a resolution as referred to in article 17.5 shall not affect the authority of the board or the executive directors to validly represent the Company.

18.	REPRESENTATION. CONFLICT OF INTERESTS.

18.1	The board is entitled to represent the Company. The chief executive officer, acting alone, is also entitled to represent the Company. The non-executive directors have no power to represent the Company.

18.2	The board may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The board will determine their title.

18.3	In the event of a conflict of interests between the Company and a member of the board, the provisions of article 18.1 shall continue to apply unimpaired in respect of such member of the board. In the event of a conflict of interests, between the Company and a member of the board in his/her private capacity, any resolution in relation to such matter shall be subject to the approval of the board, but the absence of such approval shall not affect the authority of the board or the executive directors to represent the Company. A member of the board shall not participate in the discussions and/or decision making process in respect of any matter or transaction in relation to which he/she has a personal conflict of interest.

19.	MEETINGS AND RESOLUTIONS OF THE BOARD.

19.1	Resolutions of the board shall be validly adopted, if adopted by a simple majority of votes.

19.2	Each member of the board has the right to cast one (1) vote.

19.3	In case of absence from a meeting a member of the board may issue a proxy for that meeting but only to another member of the board.

19.4	No executive director shall participate in the decision making of the board with respect to (i) the determination of the remuneration of executive directors, (ii) the supervision of the executive directors’ management of the day-to-day affairs of the Company or (iii) the preparation of proposals relating to the policy governing the general affairs of Company.

19.5	The board may adopt its resolutions in writing without holding a meeting, provided that the proposals for such resolutions have been communicated in writing to all members of the board and no member of the board has objected to this method of adoption of a resolution.

19.6	Meetings of the board may also be held by telephone conference communications, as well as by video conference communications, provided all participating directors can communicate with each other simultaneously.

19.7	A certificate signed by the chairperson or the Company secretary confirming that the board has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

19.8	The regulations of the board can include further provisions on the manner of convening board meetings, meetings of committees of the board and the internal procedure at such meetings of the board or committee meetings. If the board has adopted regulations governing its internal affairs, resolutions of the board or committee of the board shall be adopted in accordance with these articles of association and such regulations.

20.	INDEMNIFICATION.

20.1	To the fullest extent permitted by the law:

(o)

The Company hereby agrees to pay, protect hold harmless and indemnify each current or former director and each current or former officer of the Company, who in such capacity acts or has acted or omitted to act on behalf of the Company, or at the request of the Company, any other company, cooperation, joint venture, partnership, trust or other enterprise (the “Indemnitee”) if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity (the “Indemnification”).

(p)	The Indemnification shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.

(q)	The Company may enter into indemnity agreements with any current or former directors of the Company or its subsidiaries as well as with any current or former officers, representatives, agents or employees of the Company or any of its subsidiaries.

20.2	Advance Payment of Expenses

To the fullest extent permitted by the law, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time.

20.3	Procedure for Indemnification; Notification and Defense of Claim

20.3.1 Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this article 20, notify the Company in writing of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for Indemnification, will not relieve the Company from any liability that it may have to Indemnitee under this article 20, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain Indemnification, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to Indemnification.

20.3.2	With respect to any action, suit or proceeding of which the Company is so notified, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorised in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee or any other person entitled to a similar indemnity from the Company with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

20.3.3	To the fullest extent permitted by the law, the Company’s assumption of the defense of an action, suit or proceeding in accordance with article 20.3.2 will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under article 20.1.

20.3.4

The determination whether to grant the Indemnification request shall be made promptly and in any event within thirty (30) days following the Company’s receipt of a request for Indemnification in accordance with article 20.3.1. If the Company determines that Indemnitee is entitled to such Indemnification or, as contemplated by article 20.3.3, the Company has acknowledged such entitlement, the Company will make payment to Indemnitee of the indemnifiable amount within such thirty (30) day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant the Indemnification shall not have been made within such thirty (30) day period, the requisite determination of entitlement to Indemnification shall, subject to article 20.3.6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such Indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for Indemnification, or (ii) a prohibition of such Indemnification under the law.

20.3.5	In the event that (i) the Company determines in accordance with article 20.3 that Indemnitee is not entitled to Indemnification (ii) the Company denies a request for Indemnification, in whole or in part, or fails to respond or make a determination of entitlement to Indemnification within thirty (30) days following receipt of a request for Indemnification as described above, (iii) payment of Indemnification is not made within such thirty (30) day period, (iv) advancement of expenses is not timely made in accordance with article 20.2, or (v) the Company or any other person takes or threatens to take any action to declare the Indemnification void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such Indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to Indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the law.

20.3.6	Indemnitee shall be presumed to be entitled to Indemnification and advancement of expenses upon submission of a request therefor in accordance with article 20.2 or 20.3, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to Indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.

20.4	Limitation on Indemnification

Notwithstanding	any other provision in this article 20 to the contrary, the Company shall not be obligated:

(r)	Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to Indemnification or advancement of expenses and (ii) an action, suit or proceeding (or part thereof) was authorised or consented to by the board, it being understood and agreed that such authorisation or consent shall not be unreasonably withheld in connection with any compulsory or advisory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable.

(s)	Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this article 20, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to Indemnification or advancement of expenses hereunder (in which case such Indemnification or advancement shall be to the fullest extent permitted by the law), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to Indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this paragraph is intended to limit the Company’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret the Indemnification.

(t)	Disgorgement of profits. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the law.

(u)	Fraud, Wilful Recklessness or Serious Culpability. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to have been knowingly fraudulent (opzet) or constitute wilful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid).

(v)	Prohibited by Law. To indemnify Indemnitee in any circumstance where such Indemnification has been determined by a final judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing, to be prohibited by law.

20.5	Certain Settlement Provisions

The Company shall have no obligation to indemnify Indemnitee for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.

CHAPTER VII GENERAL MEETINGS OF SHAREHOLDERS.

21.	ANNUAL AND EXTRAORDINARY MEETINGS OF SHAREHOLDERS.

21.1	A general meeting of shareholders shall be held at least annually, at which inter alia the following items shall be considered:

(w)	the annual written report prepared by the board on the business of the Company and the board’s conduct of the affairs of the Company over the past financial year;

(x)	the adoption of the Annual Accounts;

(y)	other proposals raised for consideration by the board, such as the designation of the board as the body competent to issue shares and to restrict or exclude the pre-emptive right upon issues of new shares and the authorisation of the board to have the Company acquire and take in pledge shares in the capital of the Company or depository receipts thereof;

(z)	the discharge from liability of the members of the board for their governance and management in the last financial year;

(aa)	the appointment of directors;

(bb)	the appointment of the Company’s Accountant;

(cc)	each substantial change in the corporate governance structure of the Company; and

(dd)	other items placed on the agenda by shareholders in accordance with the provisions of article 21.6 and applicable law.

21.2	The annual general meeting of shareholders shall be held, at the latest, within six (6) months of the close of the Company’s financial year.

21.3	Other general meetings of shareholders shall be held whenever the board resolves to convene such a meeting.

21.4	The shareholders shall be called to attend a general meeting of shareholders by or on behalf of the board.

21.5	The convening notice for a general meeting of shareholders shall be published not later than on the day prescribed by applicable law prior to the date of the meeting.

21.6	The convening notice shall state the agenda of the subjects to be considered at the meeting, the time and place of the meeting, the record date and the procedure for participation in the meeting by means of written proxies or, in the event that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the fact that the shareholders may take cognizance of such matters at the office of the Company. This is without prejudice to the provisions in article 23.6 in respect of conditions for the use of electronic means of communication set by the board, article 23.8 in respect of depositing proof of rights to attend general meetings or article 27.3 in respect of a proposal for the amendment of these articles of association.

21.7	If and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the convening notice shall in addition to the items mentioned in article 21.6 also state the procedure for participation in the meeting and manner of exercise of voting rights by electronic means of communication set by the board in accordance with article 23.6 and the address of the Company’s website.

21.8	If and when the shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall no later than on the forty-second day prior to the date of the meeting publish and keep available for a period of at least one year thereafter on its website the following:

(ee)	the convening notice stating the time and place of the meeting, the agenda for the meeting and the right for shareholders to attend the meeting;

(ff)	to the extent applicable, documents that will be submitted to the general meeting of shareholders;

(gg)	proposals for resolutions to be taken or, if no proposals for resolutions will be submitted to the general meeting of shareholders, the explanatory notes to the items that will be considered at the meeting;

(hh)	to the extent applicable, proposals for resolutions in respect of items placed on the agenda by shareholders in accordance with the provisions of article 21.6 21.9;

(ii)	to the extent applicable, proxy forms and forms in respect of the exercise of voting rights by proxy; and

(jj)	the total number of issued shares and voting rights as per the date of the convening notice. If the total number of issued shares and voting rights at the record date as meant in article 23.7 is different, the Company shall on the first business day after the record date announce to its shareholders by means of publication on its website the total number of issued shares and voting rights as per the record date.

21.9	Shareholders who qualify to do so under applicable law or regulation can request the board in writing (excluding e-mail) to place a matter on the agenda for the general meeting of shareholders, provided that such request is accompanied by reasons and provided further that the Company receives such reasoned request or proposal for the resolution to be taken, at least sixty (60) days prior to the date of the general meeting of shareholders concerned. The board may decide not to place any such proposal on the agenda of a shareholders’ meeting if the request by the relevant shareholder(s) is, in the given circumstances, unacceptable pursuant to the standards of reasonableness and fairness (which may include circumstances where the board, acting reasonably, is of the opinion that putting such item on the agenda would be detrimental to a vital interest of the Company).

21.10	Without prejudice to article 21.9, the board, acting reasonably, may in the interests of good governance and the orderly conduct of the general meeting of shareholders, establish a policy, to be published on the Company’s website, regarding additional information which any shareholder seeking to place a matter on the agenda in accordance with article 21.9 shall be required to furnish to the Company in the reasoned written request referred to in article 21.9.

21.11	One or more shareholders, who jointly represent at least one-tenth (1/10) of the issued capital or such lesser amount as is provided in the articles, may, on their application, be authorised by the interim provisions judge of the district court to convene a general meeting of shareholders. The interim provisions judge shall disallow the application if it does not appear to him that the applicants have previously requested the board in writing (excluding e-mail), stating the exact matters to be considered, to convene a general meeting of shareholders and the board has taken the necessary steps so that the general meeting of shareholders could be held within six (6) weeks after the request.

21.12	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

21.13	The agenda may be obtained free of charge by the shareholders and the holders of depositary receipts issued with the cooperation of the Company at the office of the Company in The Netherlands.

21.14	The board shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the board invokes an overriding interest, it must give reasons therefor.

21.15	The board shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

22.	PLACE OF MEETING. CONVENING NOTICE.

22.1	The general meeting of shareholders will be held in Amsterdam, Rotterdam or Haarlemmermeer (Schiphol Airport).

22.2	All convening notices shall be published in a Dutch nationally distributed newspaper, and further in such manner as the board may determine. In addition, the holders of bearer shares may be given convening notices either by means of an announcement made via the internet which is directly and permanently accessible until the general meeting of shareholders, and the holders of registered shares shall be given convening notices either addressed to the addressee of those shareholders mentioned in the shareholders’ register or by e-mail to the address notified by him to the Company for this purpose. Each convening notice shall state the place and time of the meeting.

22.3	Notwithstanding the provisions of article 22.2, if and when shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) all convening notices shall be published by electronic means of communication which is directly and permanently accessible until the general meeting of shareholders.

23.	CHAIRPERSON. MINUTES. RIGHTS TO ATTEND MEETINGS. DECISION-TAKING PROCESS.

23.1	The chairperson of the board will act as chairperson of the general meeting of shareholders or, in case of his absence, the vice chairperson of the board or, in case of his absence, one of the other members of the board to be designated by the board. If no member of the board is present at the relevant meeting, the general meeting of shareholders itself will designate its chairperson.

23.2	Minutes of the meetings will be kept at each meeting by the secretary of the board or, in case of his absence, by the deputy secretary of the board (if one has been appointed), which minutes will be confirmed and signed by the chairperson of the relevant meeting and the minutes secretary unless, at the request of the parties having convened the meetings, an official record is to be drawn up by a civil law notary designated by them, in which case said official record need only be signed by the civil law notary.

23.3	The draft minutes of the general meeting of shareholders shall be made available by the board, on request, to shareholders as well as those entitled to attend general meetings by way of publication on the Company’s website no later than three (3) months after the end of the meeting. The minutes shall then be adopted in the manner as described in art. 23.2.

23.4	If an official notarial record has been drawn up, the official notarial record shall be made available to shareholders as well as those entitled to attend general meetings, on request, no later than three (3) months after the end of the general meeting of shareholders.

23.5	Every shareholder, every pledgee who holds voting rights on the relevant shares and every usufructuary who holds voting rights on the relevant shares is competent, either personally or through a proxy duly authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise such voting rights.

23.6	The board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries or their proxies authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The board may set conditions for the use of electronic means of communication as long as such conditions are reasonable and necessary to ensure proper identification of the shareholders and that such electronic means of communication are reliable and safe. If the board sets any such conditions same shall be announced in the convening notice of the relevant meeting.

23.7	The board may determine that the provisions of article 23.5 will be applicable to those who (i) are a shareholder, pledgee or usufructuary (provided such pledgee or usufructuary holds the voting rights on the relevant shares) on the date which is twenty eight (28) days prior to the date of the meeting, such date hereinafter in this article referred to as: the “record date”, and (ii) are registered in a register (or one or more parts thereof) designated thereto by the board, hereinafter in this article referred to as: the “register”, in as far as (iii) at the request of the relevant shareholder, pledgee or usufructuary, the holder of the register has notified the Company in writing prior to the general meeting of shareholders that the relevant shareholder, pledgee or usufructuary has the intention to attend the general meeting of shareholders, regardless who will be the shareholder, pledgee or usufructuary at the time of the general meeting of shareholders The notification will state the name and the number of shares for which the such shareholder, pledgee or usufructuary is entitled to attend the general meeting of shareholders. The provision above under (iii) on the notification to the Company will also apply to the proxy authorised in writing of an applicant.

23.8	In the event the board does not exercise its power referred to in article 23.7 and provided that no shares of the Company or depositary receipts issued for its shares with the cooperation of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the shareholders and pledgees and usufructuaries holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights to attend such meetings at the office of the Company or at a place designated for this purpose in the convening notice for the meeting not later than on the seventh day prior to the meeting.

23.9	Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as proxy, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

23.10	Those who have been authorised in writing shall present the relevant proxies at the general meeting of shareholders. The board may resolve that the proxies of holders of voting rights will be attached to the attendance list.

23.11	If the board has determined that attending and addressing the general meeting as well as participating in the deliberations and exercising voting rights may also take place by way of electronic means of communication as contemplated by article 23.6, the shareholders may inform the Company of their proxy by electronic means of communication.

23.12	Every share will carry the right to cast one (1) vote.

23.13	The chairperson shall determine the manner of voting.

23.14	All resolutions for which the law or these articles of association do not prescribe a larger majority, will be passed by an absolute majority of the votes cast. Except as otherwise provided by law or these articles of association there shall be no quorum requirement.

23.15	Abstentions will be regarded as votes not cast.

23.16	The opinion of the chairperson that a resolution has been passed by the general meeting of shareholders, is decisive. The same applies to the text of a resolution passed on the basis of an oral proposal. If the opinion of the chairperson on a resolution is challenged, a majority of the parties entitled to vote and present at the meeting may request a second ballot be held. If the votes in the original ballot were not cast in writing, any party entitled to vote and present at the meeting may request the new ballot. The results of the new ballot shall be legally binding.

23.17	A certificate signed by the chairperson and the secretary of the general meeting of shareholders confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

23.18	The board shall keep a record of resolutions adopted by the general meeting of shareholders. Such record shall be available at the office of the Company for inspection by the shareholders and the holders of depositary receipts issued for its shares with the cooperation of the Company. Each of them shall, upon request, be provided with a copy or extract from such record at no more than cost.

23.19	If and when shares of the Company are admitted to trading on a regulated market as referred to in Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht), the Company shall in respect of each resolution adopted by the general meeting of shareholders determine the total number of shares in respect of which valid votes have been cast, the percentage such number of shares represents of the total issued capital, the total number of validly cast voting rights and the number of voting rights cast in favour and against the adopted resolution and number of abstentions.

23.20	The Company shall publish the information as meant in article 23.18 or 23.19 on its website no later than fifteen days after the date of the meeting and keep the information available on its website for a period of at least one year thereafter.

CHAPTER VIII MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.	MEETING OF HOLDERS OF SHARES OF A SPECIFIC CLASS.

24.1	Meetings of holders of ordinary shares or preference shares will be convened by the board.

24.2	Without prejudice to the provisions laid down in articles 6.4, 9.5, 17.4 and 16.12 all resolutions of meetings of a class of shareholders will be passed by absolute majority of votes cast and except as otherwise required by law or these articles of association, there shall be no quorum requirement.

24.3	The provisions of articles 21.5 through 21.6 and articles 22 and 23 will be correspondingly applicable to the meeting of holders of ordinary shares or preference shares.

CHAPTER IX ANNUAL ACCOUNTS. PROFIT.

25.	FINANCIAL YEAR AND ANNUAL ACCOUNTS.

25.1	The financial year of the Company will coincide with the calendar year.

25.2	Annually, within four (4) months after the end of the financial year of the Company, the board will compile an annual account and annual report.

25.3	The Company shall grant an assignment to an Accountant to audit the Annual Accounts. The general meeting of shareholders is authorised to grant such assignment. If the general meeting of shareholders does not grant the assignment, the board is authorised to grant an Accountant the assignment to audit the Annual Accounts. The board acting upon recommendation of its audit committee, may make a proposal to the general meeting of shareholders as to which Accountant should be granted such assignment.

25.4	The general meeting of shareholders may adopt the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall be invited to attend and entitled to address this meeting.

25.5	The Annual Accounts will be signed by all members of the board. Should any signature(s) be absent from the Annual Accounts, the reason(s) therefor will be stated.

25.6	The Annual Accounts and the annual report supplemented with (i) the Accountant’s certificate or, if such Accountant’s certificate is absent, the reason(s) therefor, (ii) a summary of the provisions in these articles of association in respect of the appropriation of the profit, (iii) a statement of the appropriation of the profit or the treatment of the loss or, as long as the same is not established, the proposed appropriation or treatment, a statement of the number of profit sharing certificates and similar rights, mentioning the rights conferred thereby, (v) a statement of post-balance sheet date events which have material financial consequences for the legal person together with the companies included in its consolidated annual accounts mentioning the extent of such consequences and (vi) a statement of existing branches and the countries where such branches are located accompanied with the trade names of such branches if these trade names deviate from the name of the Company, will be deposited at the office of the Company, for perusal by the shareholders as of the date of the convening notice for the annual meeting. Said shareholders may peruse the documents there and obtain a copy thereof free of charge. Furthermore, anyone else may inspect the documents referred to in the first sentence of this article 25.6, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

25.7	The Annual Accounts shall be published within eight (8) days after having been adopted. They will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English at the office of the Dutch commercial register. The date of adoption shall be stated on the copy.

26.	APPROPRIATION OF PROFIT. DISTRIBUTIONS.

26.1

Each preference share shall be entitled to an annual dividend in an amount equal to a percentage calculated over the sum of (i) the nominal value of such preference share plus (ii) the pro rata portion of the balance of the share premium reserve attributable to such preference share which dividend shall be allocated each year to the share profit reserve of the class of preference shares concerned unless the board determines that such dividend shall be distributed. If preference shares are issued and outstanding only for part of the year or if the share premium reserve attributable to such preference shares has increased or decreased during the relevant year then such dividend will only be calculated over such portion of the year that such preference shares were issued and outstanding on the basis of actual days elapsed and a three hundred and sixty-five (365) day (or three hundred and sixty-six (366) days in case of a leap year) or such portion of the relevant share premium reserve, as the case may be. The percentage referred to in the previous sentence shall, for the preference shares A, be equal to the average of the EURIBOR interest rate charged for cash loans with a term of twelve months as set by the European Central Bank – weighted by the number of days to which this interest was applicable – during the financial year for which this distribution is made, increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board which margin may vary for each individual series of preference shares A and, for the preference shares B, shall be equal to a fixed rate with a minimum of four percent (4%) per annum increased by a maximum margin of up to 500 basis points to be fixed upon the issue of such shares by the board. If and to the extent that profits are not sufficient to pay the dividends on the preference shares in full, the shortfall shall be paid out of the reserves of the Company, with the exception of any reserves that were formed as share premium reserves upon the issue of any preference shares. If the profits of a year are not sufficient to make such dividend allocations on the preference shares referred to above and if the shortfall cannot be compensated in whole or in part from the reserves referred to above, the holders of preference shares shall first receive the backlog together with a further amount determined by multiplying the backlog by the percentage specified in this article 26 for the preference shares to which the backlog relates, compounding on each anniversary of the day on which the backlog arose at the expense of the profits of subsequent years before the provisions of the following paragraphs shall apply. The amount referred to in the previous paragraph shall be allocated to the share profit reserve of the class of preference shares concerned unless the board determines that such amount shall be distributed accordingly.

26.2	The board shall determine if and to what extent the profit remaining after application of article 26.1 shall be reserved it being understood that holders of preference shares are not entitled to any further distributions. The profits which are not reserved by the board shall be distributed to the holders of ordinary shares pro rata the number of shares held by each such shareholder.

26.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders Equity.

26.4	Distribution of profits shall take place after the adoption of the Annual Accounts from which it appears that the distribution is permitted.

26.5	Subject to any accrued preference dividends contemplated in article 26.1 having been paid the board may pass a resolution for the distribution of an interim dividend provided the requirement of article 26.3 is fulfilled as evidenced by an interim specification of equity.

26.6	Subject to article 26.3, the board may resolve to make distributions from share premium reserves, share profit reserves and any other distributable reserves, which may be interim distributions.

26.7	The board will decide at what places and as of what dates and in which currency dividends and other distribution on shares will be made payable and will announce this by means of an advertisement in a nationally distributed daily newspaper in The Netherlands and further in such manner as the board may deem desirable.

26.8	The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

26.9	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.

26.10	If the profit and loss account in any year shows any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

26.11	The board may pass a resolution for distributions of profit or other distributable reserves in cash or in other assets of whatever kind owned by the Company.

CHAPTER X AMENDMENT TO THE ARTICLES OF ASSOCIATION. LIQUIDATION.

27.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.

27.1	A resolution for the amendment of these articles of association or dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the board. A proposal to amend the articles of association whereby any change would be made in the rights of the holder of shares in a specific class in their capacity as such will require the prior approval of the meeting of holders of the shares in that specific class.

27.2	A resolution for the merger (juridische fusie) or demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders on the proposal of the board.

27.3	If a proposal for amendment of these articles of association or dissolution of the Company is made to the general meeting of shareholders, this shall, without exception, be stated in the actual convening notice for said meeting and – if it concerns an amendment of these articles of association – a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company in The Netherlands as well as at the office of the Company in each of those countries where the shares, on the application of the Company, have been admitted for official trading and further at such other places as the board may deem desirable for perusal by every shareholder until the end of the meeting.

28.	LIQUIDATION.

28.1	In case of dissolution of the Company by virtue of a resolution of the general meeting of shareholders, the board will be charged with the liquidation of the affairs of the Company. Upon dismissal by the district court of a liquidator, the Company can appoint one or more other liquidators. If there are no liquidators, the district court shall appoint one or more liquidators upon an application of any interested party or upon the requisition of the public prosecutor’s office. A liquidator appointed by the district court shall be entitled to a remuneration to be set by it.

28.2	During the liquidation, the provisions of these articles of association will, as much as possible, continue to be effective.

28.3	Out of the balance remaining after payment of all debts first, if possible, all holders of preference shares shall have returned to them the amount paid-up (being the nominal value and share premium (if any)) on their preference shares, increased with the accrued but unpaid dividend on the relevant preference shares at the time of liquidation calculated over the period up to and including the day on which the balance is made payable. The remainder shall be transferred to the holders of ordinary shares in proportion to the aggregate nominal value of their respective holding of ordinary shares

28.4	The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 DCC.

FINAL STATEMENTS

Finally,	the person appearing made the following statements:

(i)	The issued and paid up part of the capital of the Company is nineteen million three hundred ninety-one thousand two hundred fifty-one euro and seventy-four eurocent (EUR 19,391,251.74);

(ii)	An accountant as described in Article 393, Book 2 of the Dutch Civil Code has declared that on a day within five (5) months before the conversion of the Company the equity of the Company amounted to at least nineteen million three hundred ninety-one thousand two hundred fifty-one euro and seventy-four eurocent (EUR 19,391,251.74) as stated in a written declaration of Mazars Paardekooper Hoffman N.V. which has been attached to this deed as Schedule III;

(iii)	The ministerial declaration of no objection was granted on the eleventh day of January two thousand eleven, under number N.V. 1375081, as stated in the written declaration of the Ministry of Justice which has been attached to this deed as Schedule IV.

THIS DEED, was executed in Amsterdam on the date first above written.

The person appearing is known to me, civil law notary.

The essential contents of this deed were communicated and explained to the person appearing.

The person appearing then declared to have noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

SCHEDULE 4

Reserved

SCHEDULE 5

TNC SUPERVISORY BOARD RULES

CLIFFORD CHANCE LLP

NIELSEN HOLDINGS N.V

BOARD REGULATIONS

(BESTUURSREGLEMENT)

1.	INTRODUCTION

1.1	These Board Regulations are adopted by the Board as of 31 January 2011 pursuant to article 17.4 of the Articles and should be read together with the Corporate Governance Guidelines as attached to these Board Regulations as Schedule 1.

1.2	The Board and each of its members shall observe and comply with these Board Regulations.

1.3	For as long as shares of the Company are listed on the Stock Exchange, these Board Regulations, and any later changes, to them shall be published on the Company’s website.

1.4	The meaning of certain terms, whether or not capitalised, that are used in these Board Regulations shall be as defined in the glossary of terms included as Schedule 2.

2.	THE BOARD

2.1	Role and Responsibility of the Board

2.1.1	Without prejudice to any specific tasks and duties set out in the Articles, the corporate governance standards of the Stock Exchange, these Board Regulations, the Corporate Governance Guidelines or applicable law or regulation, the Board shall have the following tasks duties and responsibilities:

(a)	subject to section 5 hereof, the Executives and Non-Executives shall be collectively responsible for the management, general and financial affairs and policy and strategy of the Group;

(b)	the Executives are charged with the day-to-day affairs of the Company; and

(c)	the Non-Executives are charged with monitoring and overseeing (i) the day-to-day affairs of the Company, (ii) the policies of the Executives and (iii) the general affairs of the Company and its affiliated enterprise. The Non-Executives shall generally support the Executives and the Group’s senior management;

2.1.2	The Board shall be responsible for the quality of its own performance.

2.1.3	The Executives shall provide the Non-Executives and each Committee with all the information in the possession of the Company or its Subsidiaries that the Non-Executives reasonably require to carry out their duties properly. This information shall, to the extent reasonably possible, be provided in written form.

2.1.4	Each member of the Board shall have access to the books, records and offices of the Group as well as the management and employees of the Group in so far as this is necessary or helpful for carrying out his duties properly.

2.1.5	The Board is empowered to engage one or more external advisors of its own choice to support it or provide it with information in carrying out its duties, at a compensation to be determined by the Board, and to be payable by the Company.

2.2	Board, Composition, Structure and Profile

2.2.1	The Board shall consist of a number of Executives and Non-Executives determined in accordance with the Articles and the Corporate Governance Guidelines.

2.2.2	The Board shall draw up a profile regulating its size and indicating the desired composition of the group of Non-Executives, taking into account the nature of the business and activities of the Company and its Subsidiaries and the desired expertise and background of the Non-Executives (the “Board Profile”).

2.2.3	The Board shall aim for a diverse composition, to the extent practicable and appropriate under the circumstances, in line with the global nature and identity of the Company and its business, in terms of such factors as nationality, background, gender and age. At least one Non-Executive shall be a financial expert with relevant knowledge and experience of financial administration and accounting for listed companies or other legal entities.

2.2.4	The present Board Profile is included as Schedule 3. The Board Profile shall be made generally available on written request to the Company (for the attention of the Company Secretary) and for as long as the Company is listed on the Stock Exchange it will be posted on the Company’s website.

2.2.5	The Chairperson shall monitor that the Board is properly composed in accordance with the Board Profile and that the composition of the Board is such that it complies with the law and is able to carry out its duties properly.

2.3	(Re-)appointment, term of office, suspension / dismissal and retirement.

2.3.1	The Board shall be responsible for nominating candidates to be appointed to the Board on the basis of the recommendations made by the Nomination and Corporate Governance Committee.

2.3.2	A nomination by the Board or recommendation by the Nomination and Corporate Governance Committee for the appointment or reappointment of a member of the Board shall be in accordance with these Board Regulations including the Board Profile and the Corporate Governance Guidelines.

2.3.3	Unless the General Meeting, on the proposal of the Board, determines that a member of the Board shall be appointed for a longer period, a member of the Board will be appointed until the end of the first annual General Meeting of shareholders following his appointment.

2.3.4	A member of the Board shall retire early in the event of inadequate performance, structural incompatibility of interests or in other situations in which the Board determines early retirement is necessary.

2.4	Director Orientation and Continuing Education

2.4.1	The arrangements referred to in the Corporate Governance Guidelines shall apply.

2.4.2	In addition, the Non-Executives shall, periodically as appropriate, assess the areas in which Non-Executives require further training or education during their term of office.

2.4.3	The Company shall play a facilitating role in the training and educational programmes referred to above, and shall bear the costs of these programmes.

3.	BOARD MEETINGS

3.1	The Board shall - with due observance of the following Clauses and the Corporate Governance Guidelines - meet as often as it determines is necessary or appropriate.

3.2	Any member of the Board may request that the Chairperson call a meeting of the Board to discuss any matter requiring action or consideration by the Board and, upon receipt of any such request, together with a description of the matter(s) to be discussed at such meeting and any supporting materials necessary or appropriate for the members of the Board to prepare for such meeting, the Chairperson will call such meeting as soon as reasonably practicable, provided, however, that the Chairperson will not be required to call any such meeting if a meeting of the Board was held within four weeks prior to such request and such matter was raised at such meeting or if a meeting is scheduled to be held within four weeks after such request where such matter will be on the agenda.

3.3	Except in urgent cases, to be determined at the discretion of the Chairperson, the agenda for a meeting shall be sent to all members of the Board as soon as practicable prior to a meeting. Written explanation shall to the extent necessary be provided for each agenda item, and relevant documents appended.

3.4	Each member of the Board shall have the right to require a subject to be placed on the agenda for a meeting of the Board.

3.5	There shall be at least two days between the date on which notice is given to each of the Directors of any meeting of the Board and the date on which it is held, unless the Chairperson determines a shorter notice period or all members of the Board are either present or validly represented.

3.6	The Board may meet in person. In addition, the contemporaneous linking together by telephone conference or audio-visual communication facilities of the Directors, shall be deemed to constitute a meeting of the Board for the duration of the connection. Any Director taking part, shall be deemed present in person at the meeting and shall be entitled to vote or counted in quorum accordingly.

3.7	A member of the Board may be represented at meetings by another member of the Board by means of a proxy. The existence of such a proxy must be proved to the satisfaction of the chairman of the meeting.

3.8	If a member of the Board is regularly absent from meetings of the Board, he shall be called to account for his absence by the Chairperson.

3.9	Any member of the Board, with the consent of the Chairperson, the CEO or the majority of the Board, may invite persons other than members of the Board, such as the Company Secretary, advisors of the Company, Company employees, the External Auditor or others, to attend or speak at meetings of the Board. These persons shall be observers only and not have the right to vote at the meeting.

3.10	The Chairperson shall chair the meetings of the Board. If the Chairperson is absent, the meeting shall be presided over by one of the other Non-Executive members of the Board, who shall be appointed by majority vote of the members of the Board present or validly represented at the meeting.

4.	ADOPTION OF RESOLUTIONS BY THE BOARD

4.1	Resolutions of the Board require the absolute majority of votes cast at a meeting at which a quorum is present. Abstentions are considered votes not cast. In case of a tie of the votes, the proposal will be deemed to have been rejected unless the Chairperson decides to postpone the vote until the following meeting. If the votes are tied again at that second meeting, the proposal will be deemed to have been rejected.

4.2	In order to validly pass a resolution, a majority of the members of the Board must be present (in person or by telephone) or validly represented at that meeting (by proxy or power of attorney granted to another member of the Board).

4.3	Each member of the Board shall have one vote. The Chairperson shall not have a casting vote in the event of a deadlock.

4.4	Resolutions of the Board may be passed in a meeting or in writing outside of a meeting-including any electronic message and facsimile, or in the form of a message transmitted by any accepted means of communication and received or capable of being produced in writing - provided that all Directors were notified of the resolution being passed in writing and that the Chairperson has not, prior to passing of the resolution, been notified of any objections to this decision-making process and furthermore provided that the resolution is signed by all of the Directors.

4.5	The minutes of a meeting of the Board shall be approved in the same or in the next meeting of the Board or, in exceptional circumstances, in a subsequent meeting. Approved minutes of the matters dealt with at a meeting of the Board shall be sufficient evidence thereof and of the observance of all necessary formalities.

5.	TASKS, DUTIES AND RESPONSIBILITIES OF DIRECTORS

The Directors shall have the following specific tasks, duties and responsibilities:

5.1	Non-Executives

The Non-Executives shall not have responsibility for the day-to-day running of the Company. The Non-Executives shall have the following tasks duties and responsibilities:

5.1.1	to monitor and oversee performance of the Executives including, amongst other things, with respect to: (i) the achievement of the Company’s objectives; (ii) the Company’s strategy and risks inherent in its business activities; (iii) the design and effectiveness of the Company’s internal risk management and control systems; (iv) the financial reporting process; (v) compliance with the applicable legislation and regulations; (vi) the relationship with the Company’s stakeholders; and (vii) the relevant corporate social responsibility issues;

5.1.2	at least once a year, to discuss the Company’s strategy and the main risks inherent to the Company’s business, and the results of the assessment by the Executives of the structure and operation of the internal risk management and control systems, as well as any significant changes in these. Reference to these discussions shall be made in the annual report of the Non-Executives;

5.1.3	to assess the performance of the Executives;

5.1.4	to meet, at least once a year, without the Executives and the Group’s senior management being present but, if so desired, in the presence of external advisers, to discuss, among other things, (i) their own performance; (ii) the performance of the Executives; (iii) the performance of the Committees and of the Board as a whole, provided, however, that the Company may choose to forgo an annual evaluation of the Nomination and Corporate Governance Committee and the Compensation Committee pursuant to the exemptions provided under the rules of the Stock Exchange.; (iv) the performance of the individual members of the Group’s senior management and the Group’s senior management as a whole; (v) the profile, composition and competence of the Board; and (vi) the actions that need to be taken as a result;

5.1.5	to draw up a report that forms part of the annual report of the Company in which the Non-Executives report on their duties during the past year as well as certain specific tasks and statements;

5.1.6	to be responsible for obtaining from the Executives and/or the External Auditors all the information deemed relevant by the Non-Executives for the proper performance of their supervisory duties. If any Non-Executive considers it necessary, he may obtain information from senior management, officers and external advisors of the Company. The Company shall make available the necessary means for this purpose. The Non-Executives may require specific members of senior management, officers and external advisors to be present at their meetings;

5.1.7	to be responsible for the corporate governance structure of the Company and for compliance with the regulations in respect of the Stock Exchange and other applicable legislation and regulations; and

5.1.8	with respect to those Non-Executives who sit on the Committees, to fulfil those further tasks, duties and responsibilities as described in the relevant Committee’s charter.

The tasks and duties of the Non-Executives may be delegated to one or more Committees as per the relevant Committee charter and in respect of which the relevant Non-Executives who are appointed to such Committees may either make decisions and/or recommendations to the Board on any of such matters as per the relevant Committee charter.

In discharging their role, the Non-Executive Directors shall be guided by the interests of the Group, and shall, within the boundaries set by relevant Dutch corporate law, take into account the relevant interests of the Company’s stakeholders.

5.2	Executives / CEO

5.2.1	The Executives are primarily responsible for managing the operational running of the Group. In doing so, the Executives shall closely cooperate with the members of the Board and the Committees. The Executives shall be supervised and supported by the Non-Executive Directors.

5.2.2	All powers, authority and discretions that are vested in the Board are hereby delegated to the Executives, except in relation to the matters listed in Schedule 7 and those matters delegated to the Committees pursuant to these Board Regulations. Matters not expressly included in Schedule 7 or delegated to one or more of the Committees, shall be validly resolved upon by the Executives and no further resolutions, approvals, consents, consultations or other involvement of the Board shall be required and the Company shall have full and complete authority to engage in such matters.

6.	CHAIRPERSON

6.1	Selection, Appointment, Resignation and Dismissal of Chairperson of the Board

6.1.1	The Board shall appoint a chairperson (the “Chairperson”) in accordance with the Corporate Governance Guidelines. The Chairperson shall not be or have been an Executive in the last five years. If the Chairperson is absent or temporarily unable to act, the Board shall appoint one of its other members to temporarily fulfil the role of the Chairperson.

6.1.2	The Chairperson may submit his resignation as chairman to the Board or may be dismissed as chairman by the Board. The appointment shall further terminate if the Chairperson is dismissed or resigns as a Director.

6.2	Tasks and Responsibilities

6.2.1	The Chairperson holds primary responsibility for the monitoring of the performance of the Board and its Committees. The Chairperson shall be assisted by the Company Secretary.

6.2.2	Without prejudice to Clause 5.1 or the general intention of Clause 6.2.1, the Chairperson shall ensure that:

(a)	the members of the Board receive in good time all the information they need to perform their duties properly;

(b)	the Board and the Committees have sufficient time for consultation and decision-making;

(c)	the Board and the Committees are properly constituted and function properly;

(d)	the performance of the Executives, the Group’s senior management and the Board is assessed at least once a year;

(e)	the Board has proper contact with the Executives, the Group’s senior management and any other relevant stakeholders;

(f)	the members of the Board follow an induction programme after their first appointment, and subsequently, as required, educational or training programmes.

6.2.3	In addition, the Chairperson holds primary responsibility for:

(a)	presiding over meetings of the Board;

(b)	discussing performance of the individual members of the Board with such Board member; and

(c)	managing internal disputes and situations involving conflicts of interest relating to individual members of the Board; and

(d)	accepting any resignation of a member of the Board.

7.	COMPANY SECRETARY

7.1	The Board shall be supported by one or more Company Secretaries who shall be appointed and dismissed by the Board.

7.2	The Company Secretary shall monitor and supervise that the proper procedures are followed by the Board and that legislation, regulation and the provisions of the Articles applicable to the Board are complied with. The Company Secretary shall assist the Chairperson in the organisation of the affairs of the Board (for example information, agenda, minutes of meetings, evaluation, training programme etc.). The Company Secretary shall also act as the secretary of the Board.

7.3	The Company Secretary may delegate his duties or parts of them as described in these Board Regulations to a deputy appointed by him.

7.4	The Company Secretary shall: (a) cause minutes of all meetings of the shareholders and the Board and any committees thereof to be recorded and kept; (b) cause all notices required by these Board Regulations or otherwise to be given properly; (c) see that the minute books, shareholders’ registers, and other nonfinancial books, records and papers of the Company are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Company Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board.

8.	COMMITTEES OF THE BOARD

8.1	The Board shall establish and maintain at least three committees from among its members namely:

8.1.1	an Audit Committee;

8.1.2	a Compensation Committee; and

8.1.3	a Nomination and Corporate Governance Committee.

8.2	In addition to the Committees referred to under Clause 8.1, the Board may form one or more other standing or ad hoc committees from among its members as it deems fit.

8.3	The Board as a whole shall remain responsible for resolutions prepared by any of the Committees. A Committee shall be able to exercise only those powers which the Board has expressly assigned or delegated to it as set forth in that Committee’s charter, and shall not be able to exercise powers extending further than those of the Board as a whole. The delegation of certain tasks to a Committee does not negate the joint responsibility of all Board members. The Board may reverse a delegation at any time.

8.4	Each Committee shall advise the Board about the way in which it has made use of the powers delegated to it and about important developments in the area for which it is responsible. All members of the Board shall have access to all meetings and records of the Committees.

8.5	The Board shall receive a report of the deliberations and findings of each Committee.

8.6	The Board shall draw up the charters of each Committee and may change these at any time. The present charters of each Committee are set out in Schedule 4 through Schedule 6. These charters shall state the role and responsibilities of the Committee concerned, its composition and the way in which it is to carry out its duties. The charters of a specific Committee may contain further rules in relation to the composition of that Committee.

8.7	For as long as the Company is listed on the Stock Exchange, the Committees’ charters and the composition of the Committees shall be posted on the Company’s website.

8.8	The annual report of the Non-Executives shall state the composition of the Committees, the number of Committee meetings and the main items discussed.

9.	BOARD COMPENSATION

9.1	The compensation of the members of the Board shall be determined by the Board on the recommendation of the Compensation Committee within the scope of the compensation policy adopted by the General Meeting and on the basis of the Corporate Governance Guidelines.

9.2	The Compensation Committee shall report on a regular basis and upon request of the Non-Executives on all matters relating to compensation.

9.3	Apart from their compensation, the Non-Executives shall be reimbursed for all reasonable costs incurred in connection with their attendance of Board, Committee or other Company-related meetings.

10.	THE APPOINTMENT AND ASSESSMENT OF THE EXTERNAL AUDITORS

10.1	Requirements in respect of Dutch External Auditor.

10.1.1	The Board shall nominate a candidate for the position of Dutch External Auditor to the General Meeting, and may nominate a candidate for the replacement of the Dutch External Auditor, in each case based on the recommendation of the Audit Committee.

10.1.2	Based on the nomination(s) of the Board, the Dutch External Auditor shall be appointed by the General Meeting for a maximum term of four years on each occasion.

10.1.3	The compensation of the Dutch External Auditor and instructions to the Dutch External Auditor to provide non-audit services shall be approved by the Board based on proposals of the Audit Committee.

10.1.4	The Executives and the Audit Committee shall report annually, and where necessary also on an interim basis, to the Board on the developments in the relationship with the Dutch External Auditor, and in particular as regards its independence (including the desirability of rotating the responsible partners within the external audit firm, and the desirability of the same audit firm providing non-audit services to the Group). The Audit Committee and the Board shall take these reports into account in its recommendation to the Board and its nomination to the General Meeting for the appointment of a Dutch External Auditor.

10.1.5	The Audit Committee shall at least once every four years carry out a thorough assessment of the functioning of the Dutch External Auditor in the various entities and capacities in which the Dutch External Auditor acts. The most important conclusions of this assessment shall be communicated to the General Meeting for the purpose of assessing the nomination for the appointment of the Dutch External Auditor.

10.1.6	Questions relating to the independence of the Dutch External Auditor and any actual or potential conflicts of interest between the external accountant and the Company shall be dealt with in a manner to be determined by the Board on the proposal of the Audit Committee. The Board, as well as the Dutch External Auditor, shall advise the chairman of the Audit Committee about matters that may conflict with the required independence of the Dutch External Auditor or that may result in an actual or potential conflict of interest between the Dutch External Auditor and the Company, as soon as they are aware of any such situation.

10.2	Requirements in respect of U.S. GAAP Auditor.

10.2.1	The U.S. GAAP Auditor shall be appointed annually by the Audit Committee for a term of one year.

10.2.2	The Audit Committee shall pre-approve all auditing services and non-audit services (other than prohibited non-audit services) to be provided to the Company by the U.S. GAAP Auditor. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services; provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

10.2.3	The Executives and the Audit Committee shall report annually, and where necessary also on an interim basis, to the Board on the developments in the relationship with the U.S. GAAP Auditor, and in particular as regards its independence (including the desirability of rotating the responsible partners within the external audit firm, and the desirability of the same audit firm providing non-audit services to the Group).

10.2.4	On an annual basis, the Audit Committee shall carry out an assessment of the functioning of the U.S. GAAP Auditor in the various entities and capacities in which the U.S. GAAP Auditor acts. The most important conclusions of this assessment shall be communicated to the Board.

10.2.5	Questions relating to the independence of the U.S. GAAP Auditor and any actual or potential conflicts of interest between the external accountant and the Company shall be dealt with in a manner to be determined by the Audit Committee. The U.S. GAAP Auditor shall advise the chairman of the Audit Committee about matters that may conflict with the required independence of the U.S. GAAP Auditor or that may result in an actual or potential conflict of interest between the U.S. GAAP Auditor and the Company, as soon as they are aware of any such situation.

11.	SUPERVISION OF FINANCIAL REPORTING

11.1	The Audit Committee shall, in consultation with the External Auditors, the Executives and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

11.2	The External Auditors shall attend the meetings of the Board at which the annual financial statements are to be adopted or approved.

11.3	The External Auditors shall receive the financial information required for them to review or audit the quarterly and/or half-yearly results and other interim financial reports, and shall be given the opportunity to respond to all the information provided. The External Auditors shall report on their findings relating to the auditing of the annual financial statements to the Audit Committee and the Board.

11.4	The Audit Committee shall act as the principal point of contact for the External Auditors if they discover irregularities in the contents of the financial reports. The Audit Committee and the Executives shall regularly report all dealings with the External Auditor to the Board.

11.5	The Audit Committee shall monitor and supervise that recommendations made by the External Auditors are given careful consideration by the Executives, the Group’s senior management and the Board and, if accepted, actually implemented by the Executives and the Group’s senior management.

11.6	The Audit Committee shall report on all of the above to the Board.

12.	RELATIONSHIP WITH THE SHAREHOLDERS

12.1	The Executives shall participate in General Meetings. All other members of the Board may attend and participate in General Meetings. The CEO or one of the other Executives shall, as a general rule, chair General Meetings. The chairperson of the General Meeting shall, pursuant to the Articles, decide on the contents of resolutions. The ruling pronounced by the chairman of the General Meeting in respect of the outcome of a vote in a General Meeting shall be decisive, subject to the provisions of article 2:13 of the Dutch Civil Code.

12.2	The Board shall provide the General Meeting with any information it may require, unless important interests (zwaarwegende belangen) of the Company or any law, rules or regulations applicable to the Company prevent it from doing so. The Board shall specify the reasons for invoking such important interests.

12.3	The Board is responsible for the corporate governance structure of the Company and must give account to the General Meeting in relation to such structure. Each year the broad outline of the Company’s corporate governance structure shall be set forth in a separate chapter of the annual report. This chapter shall state where the best practices of the Dutch Corporate Governance Code were followed and if not, the reason for not doing so, and to which extent the Company deviates from these best practices. The Board shall monitor and supervise that any substantial change in the corporate governance structure of the Company or in the compliance with the Dutch Corporate Governance Code by the Company is placed before the General Meeting as a separate agenda item.

12.4	Any Board resolution which must be approved or authorised by the General Meeting shall be explained in writing. In its shareholder notice the Board shall explain all material facts and circumstances relevant to the approval or authorisation to be granted. For as long as the Company is listed on the Stock Exchange, the notes to the agenda shall be posted on the Company’s website.

12.5	The Board shall monitor and supervise compliance with the applicable legislation and regulations in relation to the rights of the General Meeting and the related rights of individual shareholders.

12.6

For as long as the Company is listed on the Stock Exchange, the Board shall endeavour to monitor and supervise that the minutes of the General Meeting are made available to shareholders of the Company not later than three months after the meeting by posting such minutes on the Company’s website, after which shareholders shall in the following three months have the opportunity to respond in writing to the minutes (for the attention of the Company Secretary). The relevant provisions of this Clause 12.6 may be disregarded if the proceedings of the General Meeting are recorded in an official report certified by a Dutch law civil notary. The confirmed report of the General Meeting (also if this is recorded in an official report certified by a Dutch law civil notary) shall be posted on the Company’s website as soon as possible after confirmation, in any case until after the next General Meeting. The resolutions taken by the General Meeting shall also be posted on the Company’s website as soon as possible after the General Meeting, in any case until after the next General Meeting.

12.7	The Board shall monitor and supervise that the responsible partner (certifying auditor) of the External Auditor engaged by the Company attends the General Meeting and is able to address the meeting. The General Meeting shall have the opportunity to put questions to the External Auditor in relation to his declaration about the accuracy of the annual financial statements.

13.	CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD

13.1	A Director shall not participate in the discussions and/or decision-taking process in respect of any matter or transaction in relation to which he has a conflict of interest with the Company within the meaning of Clause 13.2.

13.2	A Director shall in any event have a conflict of interests with the Company if:

13.2.1	he is a Related Person as defined in the Company’s Related Person Transaction Policy;

13.2.2	he is a member of the managing board, supervisory board or board of directors of, or holds similar office in, or is a partner or shareholder of or holds a similar position with, or is an advisor to or manager of, or is a director, partner or employee or holds similar position with any advisor to or manager of, any company, partnership, corporation, business trust, joint stock company, trust, unincorporated association joint venture or other legal person, enterprise, entity, fund or organisation (a “Controlled Entity”) which is, or is contemplating, pursuing directly or indirectly any acquisition, disposal, investment, joint venture or similar transaction that such Controlled Entity elects to pursue at any time (a “Corporate Opportunity”), if such Controlled Entity is directly or indirectly competing with the Company and/or one or more of its Subsidiaries in respect of such Corporate Opportunity;

13.2.3	under applicable law, including the rules of any exchange on which the Company’s shares are listed, such conflict of interests exists or is deemed to exist; or

13.2.4	the Board has ruled that such conflict of interests exists or is deemed to exist.

13.3

Each Director (other than the Chairperson) shall immediately report any actual or potential conflict of interests concerning a Director to the Chairperson. The Director with such actual or potential conflict of interests must provide the Chairperson with all information relevant to the actual or potential conflict of interests, including information relating to the persons with whom he has a relationship under family law. The Chairperson will determine whether a reported conflict of interests qualifies as a conflict of interests to which Clause 14.1 applies.

13.4	In case the Chairperson has an actual or potential conflict of interest, he shall immediately report same to the CEO. The Chairperson must provide the CEO with all information relevant to the actual or potential conflict of interests, including information relating to the persons with whom he has a relationship under family law. The Board will determine whether a reported conflict of interests qualifies as a conflict of interests to which Clause 14.1 applies.

13.5	Decisions to enter into transactions in which there are conflicts of interest with such persons that are of material significance to the Company and/or to such persons shall be subject to the Related Persons Transaction Policy. Such transactions shall be published in the annual report, together with a declaration that this Clause has been observed.

13.6	An External Auditor shall in any event have a conflict of interests with the Company, if:

13.6.1	the lead and concurrent review relevant partners in the relevant External Auditor’s firm has been in charge of the audit activities for the Company during a continuous period of five years without rotation;

13.6.2	under applicable law, including the rules of any exchange on which the Company’s shares are listed, such conflict of interests exists or is deemed to exist; or

13.6.3	the Audit Committee, in its sole discretion, after taking into account the opinions of management and the Company’s internal auditors has ruled that such conflict of interests exists or is deemed to exist.

13.7	The Audit Committee and each External Auditor, as well as each Director shall immediately report any actual or potential conflict concerning the relevant External Auditor to the Board. The Audit Committee will inform the Board as to whether a reported actual or potential conflict of interests qualifies as a conflict of interests pursuant to which the appointment of the relevant External Auditor will have to be reconsidered or other measures must be taken to resolve it. The Audit Committee shall procure that those measures will be mentioned in the Company’s annual report with reference to the conflict of interests and a declaration that this Clause 13.7 was complied with.

14.	HOLDING OF AND TRANSACTIONS IN SECURITIES

For as long as the Company is listed on the Stock Exchange, the Directors are bound by the Company’s Insider Trading Policy.

15.	CONFIDENTIALITY

Each member of the Board shall undertake neither during his membership of the Board nor afterwards to make any disclosure in any form whatsoever and to any person whomsoever of any information of a confidential nature in relation to the business of the Company and/or companies in which it holds an interest, of which the Board member became aware in the capacity of his work for the Company and which he knows or should know to be of a confidential nature, except when such disclosure is required by law. A member of the Board may disclose information as referred to above to other members of the Board, as well as to staff members of the Company and companies in which it holds an interest and their own advisors or advisors to the Company and others who are related to or affiliated with a member of the Board, who because of their work for the Company and companies in which it holds an interest need to be made aware of the information concerned. Such information may however only be disclosed if such recipients agree to maintain confidentiality thereof. A member of the Board shall not in any way whatsoever make use of the information referred to above for his own benefit.

16.	MISCELLANEOUS

16.1	Acceptance by members of the Board. Anyone who is appointed as a member of the Board shall on appointment give a written undertaking to the Company of his acceptance of and agreement to the contents of these Board Regulations, and shall give the Company his undertaking to comply with the provisions of these Board Regulations.

16.2	Indemnification. The Company may, from time to time, enter into indemnity agreements with current or former members of the Board as well as current or former officers, representatives or agents of the Company who in such capacity acts or has acted on behalf of the Company or, at the request of the Company, any other company, cooperation, joint venture, partnership, trust or other enterprise.

16.3	Occasional non-compliance. The Board may occasionally decide not to comply with these Board Regulations, subject to applicable legislation and regulations

16.4	Changes. These Board Regulations may be changed from time to time and without prior announcement by the Board.

16.5	Interpretation. In case of any lack of clarity or difference of opinion about the meaning of any provisions in these Board Regulations, the verdict of the Chairperson shall be binding.

16.6	Applicable law and jurisdiction. These Board Regulations shall be governed by the laws of the Netherlands. The courts of the Netherlands shall have sole jurisdiction to settle any disputes arising out of or in relation to these Board Regulations (including disputes relating to the existence, validity or termination of these Board Regulations).

16.7	Complementary nature to Dutch law and the Articles. These Board Regulations shall be complementary to the applicable provisions relating to the Board as contained in Dutch law, other applicable regulations and the Articles. In cases where these Board Regulations are inconsistent with Dutch law, other applicable regulations or the Articles, the latter shall prevail. In cases where these Board Regulations are consistent with the Articles but inconsistent with Dutch law or other applicable regulations, the latter shall prevail.

16.8	Partial invalidity. If one or more provisions of these Board Regulations are or become invalid, this shall not affect the validity of the remaining provisions. The Board may replace the invalid provisions by provisions which are valid and of which the effects, taking into account the contents and purpose of these Board Regulations, are as far as possible identical to those of the invalid provisions.

SCHEDULE 1

CORPORATE GOVERNANCE GUIDELINES

SCHEDULE 2

GLOSSARY OF TERMS

1.	In these Board Regulations, the following terms shall have the meanings as shown below:

Annual financial statements means the annual financial statements of the Company within the meaning of article 2:101 of the Dutch Civil Code.

Annual report means the annual report of the Company drawn up by the Board within the meaning of article 2:101 of the Dutch Civil Code.

Articles means the articles of association of the Company as amended from time to time.

Audit Committee means the committee as referred to as such in Clause 8 of these Board Regulations.

Board means the board of directors of the Company including, for the avoidance of doubt, Executives and Non-Executives.

Board Profile means the outline profile of the size and composition of the Board as referred to in Clause 2.1 of these Board Regulations.

Board Regulations means these regulations of the Board governing its internal affairs, including all schedules thereto.

CEO means the chief executive officer of the Company;

Chairperson means the chairman of the Board of the Company appointed in accordance with Clause 6.1.1 of these Board Regulations;

Committee means any committee of the Board as referred to in these Board Regulations.

Company Secretary means the secretary (or secretaries, including assistant secretaries as the case may be) of the Company as referred to in Clause 7 of these Board Regulations.

Company means Nielsen Holdings N.V., and where applicable the subsidiaries and any other group companies of the Company whose financial data is included in the consolidated financial statements of the Company.

Compensation Committee means the Committee referred to as such in Clause 8 of these Board Regulations.

Compensation report means the compensation report of the Board in relation to the compensation policy of the Company as drawn up by the Compensation Committee.

Corporate Governance Guidelines means the corporate governance guidelines adopted by Board on or around the date of these Board Regulations and as set out in Schedule 1.

Dutch Corporate Governance Code means shall mean the code of conduct designated from time to time pursuant to Section 2:391 paragraph 5 of the Dutch Civil Code.;

Dutch External Auditor means the firm of auditors charged with the auditing of the Company’s annual financial statements as referred to in article 2:393 of the Dutch Civil Code.

Executive means an executive member of the Board.

External Auditors means the Dutch External Auditor and the U.S. GAAP Auditor together.

General Meeting means the general meeting of shareholders of the Company.

Group means the Company and its Subsidiaries.

Group company has the meaning as defined in article 2:24b of the Dutch Civil Code.

Nomination and Corporate Governance Committee means the Committee referred to as such in Clause 8 of these Board Regulations.

Insider Trading Policy means the Company’s insider trading policy as established by the Board.

Non-Executive means a non-executive member of the Board.

Related Persons Transaction Policy means the related persons transaction policy adopted by the board from time to time.

Stock Exchange means the New York Stock Exchange.

Subsidiary means a subsidiary of the Company within the meaning of article 2:24a of the Dutch Civil Code.

U.S. GAAP Auditor means the firm of auditors charged with the auditing of the Company’s annual financial statements in accordance with U.S. generally accepted accounting practice.

Written or in writing means by letter, fax or e-mail, or by means of a message which is transmitted by other currently used means of communication and can be received in written form.

2.	Except where the context indicates otherwise, in the Board Regulations:

(a)	terms and expressions stated in the singular form also include the plural form and vice versa;

(b)	words and terms stated in the masculine form also include the feminine form; and

(c)	a reference to a statutory provision also includes all changes, additions and replacement legislation that may from time to time become applicable.

3.	Headings of clauses and other headings in the Board Regulations are included only for ease of reference and do not form part of the Board Regulations for the purpose of interpretation.

SCHEDULE 3

BOARD PROFILE

The members of the Board have determined that the profile of the Non-Executives should be as follows.

The Non-Executives have the task of supervising the strategy and policy of the Executives and the general activities of the Company and its related business. The Non-Executives advise the Executives. In the execution of their task, the Non-Executives are guided by the interests of the Company and its related business.

Individuals to be put forward for appointment must in the terms of the law be ‘suitable’ to fulfil their tasks.

To meet this requirement, the Non-Executives must as a group be able to adequately perform the following tasks:

1.	assessment of the functioning of the Executives and determination of the compensation of the Executives;

2.	assessment of the strategy of the Company and of the policy in general;

3.	assessment of and supervision of the continuity of the Company;

4.	assessment of (the development of) the financial position of the Company, as well as of the financing of the Company and the risks to which it is exposed; and

5.	assessment of the organization and the management of the Company.

Each individual Non-Executive must be regarded as being able to make a significant contribution to the fulfilment of the above tasks.

The Board must have an appropriate composition. This means, among other requirements, that the Board in total must satisfy the following criteria:

1.	a spread of specific expertise in relation to one or more aspects of Company policy;

2.	a spread of social experience;

3.	an awareness of developments in the community at large;

The following competences should be considered within the group of Non-Executives: commercial / marketing /entrepreneurial, financial-economic, research, politics / government and international and management experience. In addition, each Non-Executive must have knowledge and executive experience in strategic and financial matters.

SCHEDULE 4

THE CHARTER OF THE AUDIT COMMITTEE

SCHEDULE 5

THE CHARTER OF THE NOMINATION AND CORPORATE GOVERNANCE

COMMITTEE

SCHEDULE 6

THE CHARTER OF THE COMPENSATION COMMITTEE

SCHEDULE 7

NON-DELEGATED BOARD MATTERS

Set forth below is a list of matters in respect of which the authority of the Board is not delegated to the Executives in accordance with Clause 5.2.2:

1.	Approval of any business plan for the Group or any material business segment of the Group or any material change thereto;

2.	Approval of the Nielsen Group’s budget (the “Budget”) or any material change thereto;

3.	Any member of the Group materially altering existing lines of business, except in accordance with the Budget or other policies established by the Board;

4.	Initiating any bankruptcy, dissolution, liquidation or winding up proceedings, moratorium or suspension of payments (or any similar proceedings in the relevant jurisdiction) with respect to any member of the Group;

5.	Any member of the Group declaring or paying any dividends or other distributions to shareholders (other than to a member of the Group) or repurchasing or redeeming securities or indebtedness of any member of the Group (other than if held by a member of the Group);

6.	Issuing any equity or debt securities to any person (other than a member of the Group), including in an IPO of any member of the Group, selecting any underwriter or initial purchaser with respect to any issuance of debt or equity securities, or listing of any securities of any member of the Group and, in connection with any IPO, any related registration rights and/or listing agreements and/or any stockholders agreements, or making any material modification to the terms and conditions of any material debt documents;

7.	Entering into or undertaking any merger, de-merger, consolidation, reconstitution, recapitalization, reorganization (including any Reorganization Transaction), acquisition or other business combination transaction involving any significant Subsidiary, or any sale of all or substantially all of the assets of any significant Subsidiaries;

8.	Hiring, appointing or dismissing, or changing the compensation of, or agreeing any severance package for the chief executive officer or any other Executive;

9.	Changing the auditors or any material accounting policies of the Group;

10.	Materially amending any constitutional documents, or the rules and regulations of any board or committee of a member of the Group, or the terms and conditions of any equity or debt securities, of a member of the Group;

11.	Creating any committees of the board of the Company, changing the size of any committee of such board or changing the composition thereof;

12.	The Company establishing any management equity incentive plan or providing any other incentive plan for management, or making any material amendment, waiving any material right or exercising any material right, including any call option, in each case, under or in respect of any such plan or under or in respect of any agreement entered into in connection with any such plan;

13.	Any member of the Group undertaking any debt tender offer or taking any action with respect to a debt tender offer;

14.	Approving any Related Persons Transaction pursuant to the Related Persons Transaction Policy;

15.	Approving any audit or non-audit services to be provided by the Company’s independent auditor, which is reserved to the Audit Committee pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy.

16.	Approving any matter which is reserved to any committee of the Board pursuant to that Committee’s charter.

17.	Approval of the quarterly and annual financial statements of the Company and the other relevant members of the Group to the extent prepared on either a consolidated or unconsolidated basis;

18.	Any member of the Group entering into any material derivatives, foreign exchange contracts, swaps, options or similar financial instruments, except in accordance with the Budget or other policies established by the Board;

19.	Any member of the Group granting any material pledge, lien, security interest or other encumbrance on any material asset or property of the Group, except in accordance with the Budget or other policies established by the Board;

20.	Enter into any material transaction or agreement (or series of related transactions or agreements) that is outside the ordinary course of business, or terminate or amend in any material respect any such transaction or agreement (or series of related transactions or agreements), except, in each case, in accordance with the Budget;

21.	Any member of the Group authorizing or implementing any restructuring involving terminating the employment of a significant number of employees of any member of the Group;

22.	Any member of the Group settling or compromising any tax liability in excess of US$10 million or, making or changing any material tax election; and

23.	Any member of the Group commencing or settling any litigation, arbitration, proceeding or other claim with any person if either (x) the amount involved exceeds US$10 million or (y) the remedy sought is an injunction or any other equitable remedy.

In addition to the above, the table below sets out the thresholds in respect of certain categories of agreement, above which the Board has not delegated its authority to the Executives:

Approval Required	CapEx	M&A	Divestitures Disposals	Indebtedness Guarantee	Vendor Agreements (except capex and consultancy)	Consultancy Agreements

Any CEO Direct Reports	< $1 million**	N/A	N/A	N/A	< $5 million	< $ 250,000

CEO or CFO	> $1 million but < $5 million***	N/A	N/A	N/A	> $5 million but < $10 million	> $ 250,000 but < $2 million*****

CEO and CFO	> $5 million ****	All	All	All	> $10 million	> $2 million******

Board*	> $25 million	> $10 million	> $10 million	> $50 million	> $25 million	> $10 million

*	or the appropriate Board committee
**	over $5 mil. in aggregate to be approved by CEO; over $25 mil. aggregate to be approved by Board
***	over $10 mil. aggregate to be approved by CEO; over $25 mil. aggregate to be approved by Board
****	over $25 mil. aggregate to be approved by Board
*****	Board to be notified of agreements > $1 mil.
******	Board to be notified of agreements > $1 mil.

Definitions:

•	CapEx: All property, plant, equipment, software and lease commitments

•	M&A: All mergers, acquisitions, joint ventures, partnerships and similar transactions

•	Divestitures/Disposals: All stock or asset sales including, but not limited to, subsidiary shares or assets and real estate

•	Indebtedness/Guarantees: Including loans and guarantees of any kind and sale/leaseback transactions

•	Vendor Agreements: All agreements with suppliers and service providers of any kind (except Capex and consultancy agreements)

•	Consultancy Agreements: Including all consultants and advisors

SCHEDULE 8

RELATED PERSONS TRANSACTION POLICY

SCHEDULE 6

POLICIES

PART A

INSIDER TRADING POLICY

Nielsen Holdings N.V.

Insider Trading Policy

I.	Purpose and Scope

II.	General Restrictions

III.	Trading Windows for Directors and Key Personnel

IV.	Additional Restrictions and Reporting Requirements for Directors and Corporate Officers of the Company

V.	Rule 10b5-1 Insider Selling Plans

VI.	Compliance and Interpretation

VII.	Initial and Annual Certification

EXHIBIT A	Key Personnel

EXHIBIT B	Request for Approval to Trade Nielsen Holdings N.V. Securities

EXHIBIT C	Initial and Annual Certification

Nielsen Holdings N.V.

Insider Trading Policy

I.	Purpose and Scope

The purpose of this policy is to establish when trading in the capital stock or other securities, such as bonds, options, derivative instruments, etc. (the “Securities”), of Nielsen Holdings N.V. (together with its subsidiaries, the “Company”) by directors and employees and their immediate family or other personal household members is permitted or appropriate so as to further the Company’s policy that each director and employee of the Company complies with all federal and state securities laws and regulations applicable to the purchase and sale of the Company’s Securities. This policy applies to all transactions in Company Securities. This policy applies to all directors and employees of the Company and is subject to change without prior notification.

II.	General Restrictions

1.	No director or employee shall purchase or sell Securities of the Company, or direct others to purchase or sell the Company’s Securities, if the person is in possession of material information that has not been publicly disclosed.

“Material information” has no precise definition; for purposes of this policy, a broad view of the term should be taken. Generally, “material information” includes any information, positive or negative, that a reasonable person would consider important in determining whether to buy, sell or hold the Company’s Securities or that is likely to have a significant effect on the market price of the Company’s Securities. Examples include potential business acquisitions or sales of substantial assets; changes to or reports of earnings or earnings estimates; major new products or services; significant new contracts or loss of business; significant shifts in operating or financial circumstances, such as changes in debt ratings, major write-offs and liquidity problems; significant litigation or investigations by governmental bodies; extraordinary management developments; and the possibility of a public offering of Company Securities.

Information is publicly disclosed if it has been widely disseminated, such as filed with the SEC, published in a press release or in the newspapers and/or carried by a national television news service, and the public has had sufficient time to process and absorb it. As a general rule, it would be appropriate to refrain from trading for at least two full trading days after the initial release of material information to the public.

2.	No director or employee shall purchase or sell, or direct others to purchase or sell, the securities of another corporation if such person is in possession of material information concerning such other corporation that has not been publicly disclosed and that has been obtained as a result of such person’s employment or relationship with the Company.

3.	Directors and employees shall take appropriate measures to restrict access to and disclosure of material non-public information. No director or employee shall communicate material non-public information concerning the Company or its Securities to anyone outside the Company (including family members) or otherwise engage in tipping information to others unless such communication is lawful and appropriate under the circumstances, has been properly authorized in accordance with Company policies and procedures then in effect, and the person receiving the information has agreed to keep such information confidential.

No director or employee shall permit any member of his or her immediate family or other personal household member to engage in any of the actions described in the above paragraphs. In the event a director or employee becomes aware of a possible insider trading violation by any persons subject to this policy, he or she should immediately contact the Company’s Chief Legal Officer.

4.	Consistent with the foregoing, directors and employees should not discuss any significant internal matters or developments with anyone outside of the Company (including family members), except as required in the performance of his or her regular duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Unless an individual is expressly authorized to respond to inquiries of this nature, such inquiries should be forwarded to the Company’s Investor Relations Officer or, in his or her absence, the Company’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer.

5.	Even though trading may otherwise be allowed, the Chief Legal Officer (or in his/her absence, the Chief Financial Officer) may announce at any time an immediate prohibition on trading by all or certain personnel at any time (a “Blackout Period”) during which time trading in Company Securities is not allowed. Directors and employees shall not disclose to any outside third party that a Blackout Period has been designated, except as may be required by legal or regulatory requirements.

6.	Upon request, a director or employee must report to the Company’s Chief Legal Officer all of his or her transactions in Company Securities and certify that all such transactions have been conducted in compliance with the provisions of this policy.

7.	Directors and employees shall not engage in any transaction involving a put, call or other option (other than an option granted by the Company) or other derivative on Company Securities, except as may be pre-approved by the Chief Legal Officer (or in his/her absence, the Chief Financial Officer) in a particular instance. Specifically, directors and employees shall not sell any Company Securities he/she does not own; i.e., he/she may not “sell short,” and shall not engage in short-term investment activities or “day-trading” in the Company’s Securities.

8.	Any actions in violation of this policy may be grounds for appropriate disciplinary action, including termination of employment, and may expose the director or employee to civil and/or criminal liability.

III.	Trading Windows for Directors and Key Personnel

1.	Directors and employees that are Key Personnel of the Company may purchase, sell or otherwise transfer Company Securities only during the trading period beginning after the second full trading day on the New York Stock Exchange after the Company’s public dissemination of its earnings for that quarter and ending 30 calendar days thereafter in the event of earnings for the first, second or third quarters and 15 calendar days thereafter for earnings for the fourth quarter and full fiscal year (a “Trading Window”).

As used herein, “Key Personnel” means those employees listed on Exhibit A attached hereto at any particular point in time. This list reflects the people management has determined have access to, or are likely to have access to, material non-public information. The designation of Key Personnel may be updated from time to time by the Chief Legal Officer, merely by substitution of the listing on Exhibit A. The Chief Legal Officer shall promptly notify each person upon his/her inclusion in, or exclusion from, the list of Key Personnel.

2.	Directors and Key Personnel may not trade in Company Securities outside of the applicable Trading Windows or during any Blackout Periods designated by the Chief Legal Officer. If a Blackout Period has been instituted, directors and Key Personnel may not trade in Company Securities even during a Trading Window.

3.	The prohibitions against trading while aware of, or tipping, material, non-public information and short-term trading apply even during a Trading Window.

4.	The purchase of Company Securities by way of an exercise of an option granted under the Company’s stock option plan, or the withholding of shares for the payment of withholding taxes on an exercise or vesting event, is permitted outside of a Trading Window, but the sale, or simultaneous purchase and sale, including a so-called “cashless exercise,” of such Securities on the open market is prohibited.

5.	The Chief Legal Officer may, in his or her discretion, after consultation with the Chief Executive Officer or the Chief Financial Officer, authorize trading in Company Securities by Directors and Key Personnel outside of the applicable Trading Windows (but not during Blackout Periods) due to significant or other hardships.

IV.	Additional Restrictions and Reporting Requirements for Directors and Corporate Officers of the Company

1.	Directors and corporate officers of the Company who are subject to reporting requirements (“Reporting Officers”) pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall submit a request for prior clearance from the Company’s Chief Legal Officer or, in his or her absence, the Chief Financial Officer of the Company, at least a week before making any purchases or sales of Company Securities by completing the “Request for Approval” attached hereto as Exhibit B. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal or state securities laws and regulations. The Company will separately notify each employee of his or her status as a Reporting Officer.

2.	Requests for approval may only be submitted, and approval for trades and gifts of the Company Securities will generally be granted, only during a Trading Window, and an approved transaction may only be performed during the Trading Window in which the approval was granted.

3.	This policy shall apply during the period when a person is a director or a Reporting Officer and for the first six months after the person is no longer a director or Reporting Officer. It also applies to all transactions, including, but not limited to, purchases and sales, during the same period by a director’s or Reporting Officer’s spouse, minor children and any other family members having the same home as them, as well as any other account for which they make or influence investment decisions, such as an account for a member of their family who consults with them about investment decisions or a trust account or other account as to which they have investment authority.

4.	Section 16 requires directors and Reporting Officers to file certain reports regarding their ownership of Company Securities with the Securities and Exchange Commission (“SEC”). These reports include: (i) within 10 days of election or appointment, a Form 3 stating the insider’s beneficial ownership of Company Securities; (ii) within 2 business days after the date of the transaction which changes his or her beneficial ownership, an insider must file a Form 4 unless the transaction qualifies for deferred reporting on a Form 5, and (iii) within 45 days after the close of the Company’s fiscal year, an insider must file a Form 5 to cover any transactions in Company Securities which were eligible for deferred reporting (and not earlier reported on Form 4).

5.	The Company’s Chief Legal Officer will file the proper report within the time period required by the SEC on behalf of directors and Reporting Officers who obtain preclearance of transactions in Company Securities and who subsequently notify the Chief Legal Officer of the completion of the transaction by no later than the end of the day of the transaction. While the Company has decided to assist insiders with their Section 16 compliance obligations, the ultimate responsibility to ensure that filings are made timely and correctly rests with the insiders.

V.	Rule 10b5-1 Insider Selling Plans

1.	Notwithstanding anything in this policy to the contrary, trading in the Company’s Securities pursuant to a pre-existing written plan or program established in accordance with Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Trading Plan”) and authorized by the Company’s Chief Legal Officer shall not be deemed a violation of this policy. However, trades in Company Securities effected by a director or Reporting Officer pursuant to a Rule 10b5-1 Trading Plan must be reported to the Chief Legal Officer by no later than the end of the day of the transaction, so that the transaction may be timely reported to the SEC in compliance with Section 16 of the Exchange Act.

2.	Any Company directors or employees who wish to implement or amend a Rule 10b5-1 Trading Plan must first pre-clear the plan or the amendment with the Company’s Chief Legal Officer. As required by Rule 10b5-1, a director or employee of the Company may enter into, or make material modifications to, a trading plan only when they are not in possession of material non-public information. In addition, no director or employee of the Company may enter into or amend a Rule 10b5-1 Trading Plan during a Blackout Period.

VI.	Compliance and Interpretation

1.	This policy is intended to protect the Company and its directors and employees from insider trading violations. However, the matters set forth in this policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading.

2.	Any questions regarding the interpretation, scope and application of the policy set forth herein shall be directed to and reviewed with the Company’s Chief Legal Officer.

VII.	Initial and Annual Certification

1.	All directors, executive officers and Key Personnel must certify on the form attached hereto as Exhibit C initially and annually thereafter that they have read and understand this policy and that they recognize that they are subject to the provisions of this policy.

EXHIBIT A

KEY PERSONNEL

The following individuals will be considered Key Personnel under the Nielsen Holdings N.V. Insider Trading Policy:

EXHIBIT B

REQUEST FOR APPROVAL TO TRADE

NIELSEN HOLDINGS N.V. SECURITIES

Type of Security [check all applicable boxes]

☐	Common stock

☐	Restricted stock

☐	Stock Option

Number of Shares

Proposed Date of Transaction

Type of Transaction

☐	Stock option exercise – Exercise Price $ /share Exercise Price paid as follows:

☐	Broker’s cashless exchange

☐	cash

☐	pledge

☐	other

☐	Withholding tax paid as follows:

☐	Broker’s cashless exchange

☐	cash

☐	other

☐	Purchase

☐	Sale

☐	Gift

Broker Contact Information

Company Name

Contact Name

Telephone

Fax

Account Number

Social Security or other Tax Identification Number

Status (check all applicable boxes)

☐	Executive Officer

☐	Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4

☐	Is a Form 144 Necessary?

Date of filing of last Form 144

I am not currently in possession of any material non-public information relating to Nielsen Holdings N.V. and its subsidiaries (“Nielsen”). I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Nielsen arises and, in the reasonable judgment of Nielsen, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature	Date

Print Name

Telephone Number Where You May Be Reached

☐	Request Approved (transaction must be completed during the Trading Window (as defined in Section III.1 of Nielsen Holdings N.V. Insider Trading Policy) in which this approval was granted).

☐	Request Denied

☐	Request Approved with the following modification

Signature	Date

EXHIBIT C

INITIAL AND ANNUAL CERTIFICATION

Date:

To:    Office of the Chief Legal Officer

I have received a copy of Nielsen Holdings N.V. Insider Trading Policy (the “Policy”). I have read and understand the Policy, and I will comply with it at all times.

By:

Name:
Title/Position:

PART B

RELATED PARTY TRANSACTIONS POLICY

NIELSEN HOLDINGS N.V.

RELATED PERSON TRANSACTION POLICY

Transactions between Nielsen Holdings N.V. (the “Company”) or one of its subsidiaries and one or more Related Persons may present risks of conflicts of interest or the appearance of conflicts of interest. As a result, the Board of Directors (the “Board”) of the Company hereby adopts a policy that requires:

•

that each Related Person Transaction, and any material amendment or modification to a Related Person Transaction, be reviewed and approved or ratified by any committee of the Board composed solely of independent directors who are disinterested (the “Committee”) or by the disinterested members of the Board; and

•

that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board for its approval.

This policy is intended to supplement, and not to supersede, our other policies that may be applicable to or involve transactions with Related Persons, such as our Articles of Association, our policies for determining director independence, our Board Regulations, our Corporate Governance Guidelines and our Code of Business Conduct.

In connection with the review and approval or ratification of a Related Person Transaction:

•

management must disclose to the Committee or disinterested directors, as applicable, the name of the Related Person and the basis on which the person is a Related Person, the material terms of the Related Person Transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction;

•

management must advise the Committee or disinterested directors, as applicable, as to whether the Related Person Transaction complies with the terms of the Company’s agreements governing its material outstanding indebtedness that limit or restrict the Company’s ability to enter into a Related Person Transaction;

•

management must advise the Committee or disinterested directors, as applicable, as to whether the Related Person Transaction will be required to be disclosed in the Company’s applicable filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules, and, to the extent required to be disclosed, management must ensure that the Related Person Transaction is disclosed in accordance with such Acts and related rules; and

•

management must advise the Committee or disinterested directors, as applicable, as to whether the Related Person Transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, in connection with any approval or ratification of a Related Person Transaction involving a non-executive director or a person nominated to be a director on behalf of a shareholder or a group of shareholders (a “director nominee”), the Committee or disinterested directors, as applicable, should consider whether such transaction would compromise such director’s status as: (1) an independent director under the New York Stock Exchange Listing Standards or the Company’s categorical independence standards included in its Corporate Governance Guidelines, (2) an “outside director” under Section 162 (m) of the Internal Revenue Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board.

For purposes of this policy, the following definitions apply:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404 (a)”) as follows:

•	an executive officer, a director or a director nominee of the Company;

•	a security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; and

•

a person who is an immediate family member of any of the foregoing persons (the term “immediate family” shall include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons).

•

“Related Person Transaction” means any transaction that would be required to be disclosed pursuant to Item 404(a) in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any Related Person had or will have a direct or indirect material interest. A “transaction” includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangement or relationships.

Notwithstanding the foregoing, entering into any indemnification agreement, or the performance by the Company of its obligations thereunder, including the making of payments pursuant to the Company’s Articles of Association or pursuant to any agreement or instrument, shall not be deemed to be Related Person Transactions for purposes of this policy.

The Board shall review this policy from time to time and make changes as appropriate.

2

SCHEDULE 7

NIELSEN HOLDINGS INDEMNITY AGREEMENT

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is dated as of January 31, 2011 (this “Agreement”) and is between Nielsen Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (together with its successors, the “Company”), and                                          (“Indemnitee”).

Background

The Company believes that, in order to attract and retain highly competent persons to serve as directors or in other capacities, including as officers, it must provide such persons with adequate protection through indemnification against the risks of claims and actions against them arising out of their services to and activities on behalf of the Company.

The Company desires and has requested Indemnitee to serve as a director of the Company and, in order to induce the Indemnitee to serve as a director of the Company, the Company is willing to grant the Indemnitee the indemnification provided for herein. Indemnitee is willing to so serve on the basis that such indemnification be provided.

Pursuant to the terms of that certain Amended and Restated Shareholders’ Agreement (the “Nielsen Shareholders’ Agreement”) by and among the Company, Valcon Acquisition Holding (Luxembourg) S.à r.l. (“Luxco”), Valcon Acquisition B.V., The Nielsen Company B.V. and the investors a party thereto (each, a “Sponsor”), the parties by this Agreement desire to set forth their agreement regarding indemnification and the advancement of expenses.

In consideration of Indemnitee’s service to the Company and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

Section 1. Indemnification.

To the fullest extent permitted by each of Dutch law and the laws of the State of New York (together the “Law”):

(a) The Company hereby agrees to pay, protect hold harmless and indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity.

(b) The indemnification provided by this Section 1 shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals.

Section 2. Advance Payment of Expenses. To the fullest extent permitted by the Law, expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action as contemplated by Section 3(e) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time. The Indemnitee hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled under this Agreement to be indemnified by the Company in respect thereof. No other form of undertaking shall be required of Indemnitee other than the execution of this Agreement. This Section 2 shall be subject to Section 3(b) and shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 6.

Section 3. Procedure for Indemnification; Notification and Defense of Claim.

(a) Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to indemnification.

(b) With respect to any action, suit or proceeding of which the Company is so notified as provided in this Agreement, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorized in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee or any other person entitled to a similar indemnity from the Company with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

(c) To the fullest extent permitted by the Law, the Company’s assumption of the defense of an action, suit or proceeding in accordance with paragraph (b) above will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under Section 1 of this Agreement.

(d) The determination whether to grant Indemnitee’s indemnification request shall be made promptly and in any event within 30 days following the Company’s receipt of a request for indemnification in accordance with Section 3(a). If the Company determines that Indemnitee is entitled to such indemnification or, as contemplated by paragraph (c) above, the Company has acknowledged such entitlement, the Company will make payment to Indemnitee of the indemnifiable amount within such 30 day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant Indemnitee’s indemnification request shall not have been made within such 30 day period, the requisite determination of entitlement to indemnification shall, subject to Section 6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under the Law.

(e) In the event that (i) the Company determines in accordance with this Section 3 that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within 30 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 30 day period, (iv) advancement of expenses is not timely made in accordance with Section 2, or (v) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the Law.

(f) Indemnitee shall be presumed to be entitled to indemnification and advancement of expenses under this Agreement upon submission of a request therefor in accordance with Section 2 or Section 3 of this Agreement, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.

Section 4. Insurance and Subrogation.

(a) The Company shall use its reasonable best efforts to purchase and maintain a policy or policies of insurance with reputable insurance companies providing Indemnitee with coverage for any liability asserted against, and incurred by, Indemnitee or on Indemnitee’s behalf by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or arising out of Indemnitee’s status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement. Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any other director or officer of the Company. If the Company has such insurance in effect at the time the Company receives from Indemnitee any notice of the commencement of an action, suit or proceeding, the Company shall give prompt notice of the commencement of such action, suit or proceeding to the insurers in accordance with the procedures set forth in the policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

(b) Subject to Section 9(b), in the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy or other rights of recovery. Indemnitee shall execute all papers required and take all reasonable action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy or other rights of recovery. The Company shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(c) Subject to Section 9(b) and Section 21, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and ERISA excise taxes or penalties) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

Section 5. Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, arbitration, alternative dispute mechanism or proceeding, whether civil, criminal, administrative or investigative.

(b) The term “by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c) The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Company or any third party), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of an action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder.

(d) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

Section 6. Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:

(a) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement (which shall be governed by the provisions of Section 6(b) of this Agreement) and (ii) an action, suit or proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company, it being understood and agreed that such authorization or consent shall not be unreasonably withheld in connection with any compulsory or advisory counterclaim brought by Indemnitee in response to an action, suit or proceeding otherwise indemnifiable under this agreement.

(b) Action for Indemnification. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in such action, suit or proceeding in establishing Indemnitee’s right, in whole or in part, to indemnification or advancement of expenses hereunder (in which case such indemnification or advancement shall be to the fullest extent permitted by the Law), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish their right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 6(b) is intended to limit the Company’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 2 hereof.

(c) Section 16(b) Matters. To indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(d) Fraud, Wilful Recklessness or Serious Culpability. To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have been knowingly fraudulent (opzet) or constitute wilful recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid).

(e) Prohibited by Law. To indemnify Indemnitee in any circumstance where such indemnification has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to be prohibited by law.

Section 7. Certain Settlement Provisions. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any criminal fine, sanction or similar obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay his, her, its or their consent to any proposed settlement.

Section 8. Savings Clause. If any provision or provisions (or portion thereof) of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding, including any appeals, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated.

Section 9. Contribution/Jointly Indemnifiable Claims.

(a) Subject to Section 21, in order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by Law, contribute to the payment of all of Indemnitee’s loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of Indemnitee in connection with any action, suit or proceeding, including any appeals, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Section 4(c), 6 or 7 hereof.

(b) Given that certain jointly indemnifiable claims may arise due to the service of the Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-related entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. The Company and Indemnitee agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 9(b), entitled to enforce this Section 9(b) as though each such Indemnitee-related entity were a party to this Agreement. For purposes of this Section 9(b), the following terms shall have the following meanings:

(i) The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(ii) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Company pursuant to the Law, any agreement or the certificate of incorporation, bylaws, articles of association, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnitee-related entities, as applicable.

Section 10. Form and Delivery of Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, upon receipt by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier, one day after deposit with such courier and with written verification of receipt or (d) sent by email or facsimile transmission, with receipt of oral confirmation that such transmission has been received. Notice to the Company shall be directed to Nielsen Holdings N.V., 770 Broadway, New York, New York 10003, Attention: General Counsel. Notice to Indemnitee shall be directed to the address listed on the signature pages hereto.

Section 11. Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of Law or any other applicable law or under the articles of association of the Company, in any court in which a proceeding is brought, other agreements or otherwise, and Indemnitee’s rights hereunder shall inure to the benefit of the heirs, executors and administrators of Indemnitee. No amendment or alteration of the Company’s articles of association or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

Section 12. No Construction as Employment Agreement. Nothing contained herein shall be construed as giving Indemnitee any right to be retained as a director of the Company or in the employ of the Company. For the avoidance of doubt, the indemnification and advancement of expenses provided under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a director, officer, employee or agent of the Company.

Section 13. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by the Law.

Section 14. Entire Agreement. This Agreement and the documents expressly referred to herein (including the Nielsen Shareholders’ Agreement) constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

Section 15. Modification and Waiver. No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. For the avoidance of doubt, this Agreement may not be terminated by the Company without Indemnitee’s prior written consent.

Section 16. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 17. Service of Process and Venue. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the State of New York (the “Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Court has been brought in an improper or inconvenient forum.

Section 18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any country, state or territory other than New York shall govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 20. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 21. Priority and Reimbursement to Sponsors. The Company acknowledges and agrees that the obligation of the Company under this Agreement for the matters covered by this Agreement shall be the primary source of indemnification and advancement of the Indemnitee in connection therewith and any obligation on the part of Luxco or any Sponsor under any indemnification arrangement between the Sponsor and the Indemnitee to indemnify or advance expenses to such Indemnitee shall be secondary to the indemnification under this Agreement and shall be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and Luxco or any Sponsor makes any payment to such Indemnitee in respect of indemnification or advancement of expenses under any agreement between the Indemnitee and Luxco or a Sponsor on account of such Unpaid Indemnity Amounts (as defined in the Nielsen Shareholders’ Agreement), Luxco or such Sponsor shall be subrogated to the rights of such Indemnitee under this Agreement in respect of such Unpaid Indemnity Amounts.

The Company hereby agrees that, to the fullest extent permitted by Law, its obligations to indemnify the Indemnitee under this Agreement shall include any amounts expended by Luxco or any Sponsor under any indemnification arrangement between Luxco or such Sponsor and any Indemnitee in respect of indemnification or advancement of expenses to any Indemnitee in connection with litigation or other proceedings involving his or her services as a Representative (as defined in the Nielsen Shareholders’ Agreement) of a member of the Group (as defined in the Nielsen Shareholders’ Agreement) to the extent such amounts expended by Luxco or such Sponsor are on account of any Unpaid Indemnity Amounts.

This Indemnification Agreement has been duly executed and delivered to be effective as of the date stated above.

NIELSEN HOLDINGS N.V.

By

Name:

Title:

[Signature Page – Indemnification Agreement]

INDEMNITEE:

Name:

Address for Notices:

[Signature Page – Indemnification Agreement]

SCHEDULE 8

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT is made on [    ] 20[    ] BETWEEN:

1.	[ ], a company incorporated under the laws of [ ] having its [registered] office at [ ] (the “Transferor”);

2.	[ ], a company incorporated under the laws of [ ] having its [registered] office at [ ] (“New Investor”); and

3.	Nielsen Holdings N.V., a public company with limited liability (naamloze vennootschap), incorporated under the laws of The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands and registered with the Chamber of Commerce for Amsterdam under file number 3424 8449 (“Nielsen Holdings”).

WHEREAS:

(A)	The Transferor is a party to the Shareholders Agreement dated as of January 31, 2011 between Luxco and the other parties named therein (the “Shareholders Agreement”) by which the Investors, Nielsen Holdings and Valcon Acquisition Holding (Luxembourg) Sàrl provide for certain matters relating to their direct and indirect ownership of interests in, and the governance of, Nielsen Holdings and its subsidiaries.

(B)	The Transferor wishes to Transfer to the New Investor the Listed Shares described in the Schedule (the “Transferred Shares”) and the New Investor has agreed to purchase the Transferred Shares subject to and in accordance with the terms and conditions of an agreement dated [date of Transfer Agreement] between the Transferor and the New Investor (the “Transfer Agreement”).

NOW IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Accession Agreement (including the Recitals and Schedule hereto), unless the subject or context otherwise requires, words defined in the Shareholders Agreement shall have the same meanings when used herein and the following terms shall have the following meanings:

“Completion” means the completion of the sale and Transfer of the Transferred Shares.

“Transfer Date” has the meaning ascribed thereto in Clause 3.1 hereunder.

1.2	Interpretation

The provisions of Article 1.2 of the Shareholders Agreement shall apply to this Accession Agreement mutatis mutandis.

1.3	Headings

Headings shall be ignored in the construction of this Accession Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The New Investor represents and warrants to each of the Investors and Nielsen Holdings as of the date hereof and as of the Transfer Date, as follows:

(a)	Organization. The New Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)	Authority. The New Investor has full power and authority to enter into, execute and deliver this Accession Agreement. The execution and delivery of this Accession Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the New Investor and no other proceedings by or on behalf of the New Investor will be necessary to authorize this Accession Agreement or the consummation of the transactions contemplated hereby. This Accession Agreement constitutes the valid and binding obligations of the New Investor enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)	No Legal Bar. The execution, delivery and performance of this Accession Agreement by the New Investor and the consummation of the transactions contemplated hereby will not (i) violate (x) the organizational documents of the New Investor or (y) any law, treaty, rule or regulation applicable to or binding upon the New Investor or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Investor is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(y) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

(d)	Litigation. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of the New Investor threatened, against the New Investor, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of the New Investor to perform its obligations hereunder.

(e)

Information. The New Investor has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the transactions contemplated hereby and (ii) obtain additional information which the New Investor and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Accession Agreement and consummating the transactions contemplated hereby. The New Investor has not relied upon any statement, printed material or other information given or made by or on behalf of Nielsen Holdings that is contrary to information contained in this Accession Agreement.

(f)	Securities Not Registered. The New Investor is acquiring securities of Nielsen Holdings solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under the Securities Act and the rules and regulations promulgated thereunder. The New Investor is (i) an investor with such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the transactions contemplated hereby, (ii) able to bear the economic risk of an investment in Nielsen Holdings and its subsidiaries and (iii) able to bear the risk of loss of its entire investment in Nielsen Holdings and its subsidiaries.

3.	UNDERTAKINGS OF THE NEW INVESTOR

3.1	Assumption of Obligations

In consideration of the agreement of the Transferor to Transfer the Transferred Shares to the New Investor, the New Investor undertakes, to each Investor, Nielsen Holdings and each other Party to the Shareholders Agreement subject to Clause 3.2 hereunder, that it will, with effect from the date of Transfer by the Transferor to the New Investor of the Transferred Shares (the “Transfer Date”) and without prejudice to any liability of the Transferor in respect of any breach by it of obligations under the Shareholders Agreement prior to the Transfer Date, assume, perform and comply with each of the obligations of the Transferor in respect of the Transferred Shares under the Shareholders Agreement as if it had been a party to the Shareholders Agreement at the date of execution thereof.

3.2	Release

In consideration of the undertakings given by the New Investor under this clause, the parties hereby acknowledge and agree that the obligations of the Transferor under the Shareholders Agreement (except as set out in Article 11.2.3 thereof) shall, cease with effect from the Transfer Date, only with respect to the Transferred Shares, provided that the Transferor shall remain liable with respect to any breach by it of obligations under the Shareholders Agreement prior to the Transfer Date.

3.3	Transfer of Rights

The Transferor assigns and Transfers to the New Investor, with effect from the Transfer Date, all the rights of the Transferor with respect to the Transferred Shares (excluding, however, those rights that may not be assigned or Transferred without approval or consent of any Person or group of Persons, which approval or consent has not been obtained on or prior to the Transfer Date) as if the New Investor had been a party to the Shareholders Agreement at the date of execution thereof and, with effect from the Transfer Date, the Transferor shall cease to be entitled to those rights.

3.4	Notices

The notice details for the New Investor for the purposes of Article 11.3 of the Shareholders Agreement are:

Address:

Attention:

Tel:

Fax:

Email:

3.5	Assignment and Transfer

The parties hereto hereby acknowledge and agree that, save as provided in Article 11.7 of the Shareholders Agreement, no party shall have any right to assign, Transfer or in any way dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this Accession Agreement without the prior written consent of the other parties.

3.6	Third Party Beneficiaries

The Investors and the other Parties to the Shareholders Agreement shall be entitled to enforce this Accession Agreement as third party beneficiaries.

IN WITNESS whereof this Accession Agreement has been entered into the day and year first before written.

SCHEDULE 9

ADDRESSES AND FAX NUMBERS FOR NOTICES

If to AlpInvest:

C/o AlpInvest Partners N.V.

For the attention of Evert Vink and Patrick de van der Schueren

Jachthavenweg 118

1081 KJ Amsterdam

The Netherlands

Fax:    +31 20 540 7500

With a copy to:

AlpInvest Partners, Inc.

For the attention of Iain Leigh, Dennis Ever and Evert Vink

28th Floor

630 Fifth Avenue

New York, NY 10111

United States of America

Fax:     +1 212 332 6241

If to Blackstone:

The Blackstone Group

For the attention of Michael Chae and Robert Reid

345 Park Avenue

New York , NY 10154

United States of America

Fax:    +1 212 583 5712

If to Carlyle:

The Carlyle Group

For the attention of James Attwood and Eliot Merrill

42nd Floor

520 Madison Avenue

New York, NY 10022

United States of America

Fax:    +1 212 381 4901

If to Centerview:

Centerview Capital, L.P.

For the attention of David Hopper

16 School Street

Rye, NY 10580

Fax:    +1 914 921 4816

If to Hellman & Friedman:

Hellman & Friedman LLC

For the attention of Arrie Park

12th Floor

One Maritime Plaza

San Francisco, CA 94111

United States of America

Fax:    +1 415 788 0176

With a copy to:

Hellman & Friedman LLP

For the attention of Patrick Healy and Zita Saurel

30th Floor, Millbank Tower

21-24 Millbank

London SW1P 4QP

Fax:    + 44 20 7839 5711

If to KKR:

Kohlberg Kravis Roberts & Co.

For the attention of Alex Navab and Simon Brown

9 West 57th Street

Suite 4200

New York, NY 10019

United States of America

Fax:    +1 212 750 0003

If to Thomas H. Lee Partners:

Thomas H. Lee Partners, LP

For the attention of Scott Schoen

35th Floor

100 Federal Street

Boston, MA 02110

United States of America

Fax:    +1 617 227 3514

If to Luxco:

Valcon Acquisition Holding (Luxembourg) S.à r.l.

59, rue de Rollingergrund

L-2440 Luxembourg

Luxembourg

With a copy to:

c/o TNC, Inc.

For the attention of James W. Cuminale

770 Broadway

New York, NY 10003

United States of America

Fax:    +1 646 654 5001

and a copy to:

Clifford Chance LLP

For the attention of Gregory Crookes

Droogbak 1A

1013 GE Amsterdam

The Netherlands

Fax:    +31 20 711 9999

If to Nielsen Holdings or Bidco:

C/o TNC, Inc.

For the attention of James W. Cuminale

770 Broadway

New York, NY 10003

United States of America

Fax:    +1 646 654 5001

With a copy to:

Clifford Chance LLP

For the attention of Gregory Crookes

Droogbak 1A

1013 GE Amsterdam

The Netherlands

Fax:    +31 20 711 9999

SCHEDULE 10

NAMED COMPETITORS

1.	GfK Group

2.	Ipsos SA

3.	IMS Health Incorporated

4.	Arbitron Inc.

5.	Reed Elsevier Group plc

6.	Thomson Reuters

7.	Symphony Technology Group, LLC

8.	WPP Group plc and its market research subsidiaries

9.	SymphonyIRI Group